UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☐	Soliciting Material Pursuant to §240.14a-12
DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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[ ], 2015

Dear Shareholders:

On behalf of your Board of Directors, it is our pleasure to invite you to attend the 2015 Annual Meeting of Shareholders of Darden Restaurants, Inc. We will hold the Annual Meeting on Thursday, September 17, 2015, at 10:00 a.m., Eastern Time, at Rosen Shingle Creek, 9939 Universal Blvd, Orlando, FL 328197. All holders of our outstanding common shares as of the close of business on July 24, 2015, are entitled to vote at the meeting.

We will furnish proxy materials to shareholders via the Internet, which allows us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

The notice of meeting and Proxy Statement contain details about the business to be conducted at the Annual Meeting. Please read these documents carefully. We will set aside time at the meeting for discussion of each item of business and provide you with the opportunity to ask questions. If you will need special assistance at the meeting because of a disability, please contact Anthony G. Morrow, Corporate Secretary, Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, Florida 32837, phone (407) 245-5005.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Please refer to the proxy card or Notice of Availability of Proxy Materials for more information on how to vote your shares at the meeting.

Your vote is important. Thank you for your support.

Sincerely,

Jeffrey C. Smith
Chairman of the Board of Directors

DARDEN RESTAURANTS, INC.
1000 Darden Center Drive
Orlando, Florida 32837
_________________________

NOTICE OF
2015 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 17, 2015

Time:	10:00 a.m., Eastern Time, on Thursday, September 17, 2015

Place:	Rosen Shingle Creek, 9939 Universal Blvd, Orlando, FL 32819

Items of Business:
1. To elect a full Board of 12 directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2. To obtain advisory approval of the Company’s executive compensation;

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 29, 2016;

4. To amend the Company’s Articles of Incorporation (the “Charter”) to reduce the percentage of shares required to call a special meeting of shareholders;

5. To amend the Charter to eliminate the supermajority voting requirement for shareholder amendments to provisions of the Charter;

6. To amend the Charter to eliminate the supermajority voting requirement for shareholders to remove directors for cause;

7. To amend the Charter to eliminate the supermajority voting requirement for certain business combinations with interested shareholders;

8. To ratify the provision of the Company’s Bylaws designating Orange County, Florida as the exclusive forum for certain shareholder litigation;

9. To approve the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan;

10. To vote on a shareholder proposal described in the accompanying proxy statement, if properly presented at the meeting; and

11. To transact such other business, if any, as may properly come before the meeting and any adjournment.

Who Can Vote:	You can vote at the Annual Meeting and any adjournment if you were a holder of record of our common stock at the close of business on July 24, 2015.

Website:
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on September 17, 2015:  The accompanying Proxy Statement and our 2015 Annual Report to Shareholders are available at www.darden.com. In addition, you may access these materials at www.proxyvote.com. Instructions for requesting a paper copy of these materials are set forth on the Notice of Availability of Proxy Materials sent to our shareholders of record as of [ ], 2015.

Date of Mailing:	This Notice of the Annual Meeting of Shareholders and the Proxy Statement are first being distributed or otherwise furnished to shareholders on or about [ ], 2015.

By Order of the Board of Directors

Anthony G. Morrow
Corporate Secretary

DARDEN RESTAURANTS, INC.
PROXY STATEMENT

Page
PROXY STATEMENT INTRODUCTION	1
CORPORATE GOVERNANCE AND BOARD ADMINISTRATION	1
Corporate Governance Guidelines	2
Director Independence	3
Related Party Transactions	4
Director Election Governance Practices	4
Board Leadership Structure	5
Succession Planning	5
Director Education	6
Board Role in Oversight of Risk Management	6
Compliance & Ethics Office and Codes of Business Conduct and Ethics	6
Diversity	7
PROPOSALS TO BE VOTED ON	8
PROPOSAL 1 — ELECTION OF TWELVE DIRECTORS FROM THE NAMED DIRECTOR NOMINEES	8
PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION	13
PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	14
PROPOSAL 4 — APPROVAL OF AMENDMENT TO THE COMPANY’S CHARTER TO REDUCE THE PERCENTAGE OF SHARES REQUIRED TO CALL A SPECIAL MEETING OF SHAREHOLDERS	16
PROPOSAL 5 — ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR SHAREHOLDER AMENDMENTS TO PROVISIONS OF THE CHARTER	17
PROPOSAL 6 — ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR SHAREHOLDERS TO REMOVE DIRECTORS FOR CAUSE	18
PROPOSAL 7 — ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR CERTAIN BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS	19
PROPOSAL 8 — RATIFICATION OF THE PROVISION OF THE COMPANY’S BYLAWS DESIGNATING ORANGE COUNTY, FLORIDA AS THE EXCLUSIVE FORUM FOR SHAREHOLDER LITIGATION	24
PROPOSAL 9 — APPROVAL OF THE DARDEN RESTAURANTS, INC. 2015 OMNIBUS INCENTIVE PLAN	25
PROPOSAL 10 — SHAREHOLDER PROPOSAL REGARDING LOBBYING DISCLOSURE	35
MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES	38
Board of Directors	38
Board Committees and Their Functions	39
DIRECTOR COMPENSATION	43
Compensation of Non-Employee Directors	43
Fiscal 2015 Compensation of Non-Employee Directors	45
STOCK OWNERSHIP OF MANAGEMENT	47
STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS	50
LETTER FROM THE COMPENSATION COMMITTEE	51
COMPENSATION DISCUSSION AND ANALYSIS	53
Overview	53
Key Leadership Changes During Fiscal 2015	53
Process For Determining Fiscal 2015 Executive Compensation	54

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DARDEN RESTAURANTS, INC.
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 17, 2015
____________________________

The Board of Directors (the “Board”) of Darden Restaurants, Inc. (“Darden,” the “Company,” “we,” “us” or “our”) is soliciting your proxy for use at the Annual Meeting of Shareholders to be held on September 17, 2015. This Proxy Statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote at the meeting. This Proxy Statement and the proxy card are first being distributed or otherwise furnished to shareholders on or about [ ], 2015.

CORPORATE GOVERNANCE AND BOARD ADMINISTRATION

Our Board is Committed to the Highest Standards of Corporate Governance and Ethical Business Conduct

During fiscal 2015, the Company made great strides in implementing a number of corporate governance changes designed to ensure that the Company’s policies are aligned with shareholder interests and corporate governance best practices. The process began in October 2014 upon the election of a new Board of Directors at our annual shareholders meeting (the “2014 Annual Meeting”). In the first 30 days after the 2014 Annual Meeting, the Board worked diligently to identify areas where the Company could start to improve its corporate governance practices to increase transparency, improve accountability and enhance shareholder engagement. On November 11, 2014, the Company implemented the following changes to our corporate governance structure:

•	Termination of the Company’s Shareholder Rights Plan (“Poison Pill”): The Board eliminated the Poison Pill by amending the Rights Agreement to expire on November 28, 2014 rather than May 25, 2015.

•	Majority Voting Standard for Election of Directors: The Board adopted a majority voting standard in uncontested elections.

•
Repeal of Advance Notice Bylaw Amendments: The Board repealed the March 2014 amendments related to the holding and adjournment of shareholder meetings and the disclosures required for shareholders to propose director nominations or business to be considered at a meeting.

•
Approval of Anti-Hedging and Anti-Pledging Policy: The Board adopted an amendment to the Company’s Insider Trading Policy to prohibit executive officers, directors and employees from engaging in hedging transactions or pledging the Company’s securities as collateral for loans.

•
Enhanced Political Contributions and Lobbying Report: The Board amended its political engagement and disclosure policy to provide additional disclosure of its political contributions and lobbying efforts.

•
Changes to Shareholder Communication and Interaction: The Board adopted an amendment to the Policy Statement on Dissemination of Company Information (the “Policy Statement”) to bring the Policy Statement in line with best practices.

•
Director Compensation: Upon the recommendation of the Nominating and Governance Committee and the Compensation Committee’s independent compensation consultant, the Board changed and approved the compensation levels for the directors for fiscal 2015 as further described in the section entitled “Director Compensation.”

•	Elimination of Requirement to Constitute an Executive Committee: The Board eliminated the requirement for an Executive Committee of the Board, as well as the Executive Committee itself.

•
Enhance Duties of Lead Director and Independent Chairman: The Board amended the Corporate Governance Guidelines to (i) list the authority to call the meetings of independent directors as a duty of the Lead Director and (ii) provide that the independent Chairman have all of the duties of the Lead Director as listed in the Corporate Governance Guidelines.

In June 2015, the Board approved amendments to the Company’s Audit Committee Charter, Compensation Committee Charter, Finance and Real Estate Committee Charter and Nominating and Governance Committee Charter, as well as the Company’s Corporate Governance Guidelines.  The amendments to each charter and the guidelines were designed to further clarify the duties and responsibilities of each committee and in most circumstances, to enhance the risk oversight duties of each committee as further described in the section “Meetings of the Board of Directors and its Committees.”

In addition to the Company’s governance initiatives implemented in fiscal 2015, the Board is fulfilling its commitment to seek shareholder approval of the following amendments to the Company’s charter at the Annual Meeting, as further described in the section entitled “Proposals to be Voted On”:

•
Allow Shareholders to Call a Special Meeting at 10% Threshold: If approved by the requisite vote of shareholders, the amendment would provide that holders of not less than 10% of all the votes entitled to be cast may call a special meeting of shareholders, instead of requiring a voting threshold of 50% of all of the votes entitled to be cast.

•
Eliminate Supermajority Voting Standards for Certain Charter Amendments: If approved by the requisite vote of shareholders, the amendment would replace the supermajority voting requirement for any actions of shareholders to amend provisions of the Charter with a simple majority of the votes cast to the extent permitted under Florida law.

•
Eliminate Supermajority Voting Standard For the Removal of Directors by Shareholders for Cause: If approved by the requisite vote of shareholders, the amendment would replace the supermajority voting requirement for the ability of shareholders to remove directors for cause with a simple majority of the votes cast to the extent permitted under Florida law.

•
Eliminate Supermajority Vote for Certain Business Combinations with Interested Shareholders/ Fair Price Provision: If approved by the requisite vote of shareholders, the amendment would delete the provision on business combinations with interested shareholders from the Charter and, instead, leaving only the requirements of Section 607.0901 of the Florida Business Corporation Act to apply.

•
Ratification of Exclusive Forum Selection Provision in the Company’s Bylaws: At the Annual Meeting, the Board is also fulfilling its commitment to seek shareholder ratification of the Company’s designation of Orange County, Florida, as the exclusive forum for certain shareholder litigation.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that specifically address the Company’s key governance practices and policies. The Nominating and Governance Committee of the Board oversees governance issues and recommends changes to the Company’s governance guidelines, policies and practices as appropriate. Our Corporate Governance Guidelines cover many important topics, including:

•	Director responsibilities;

•	Director qualification standards;

•	Director independence;

•	Director access to senior management and independent advisors;

•	Director compensation;

•	Director orientation and continuing education;

•	Code of Business Conduct and Ethics;

•	Risk oversight;

•	Related party transactions;

•	Approval of CEO and senior management succession plans;

•	Annual compensation review of CEO and senior management;

•	An annual evaluation in executive session of the CEO by the independent directors, led by the Chairman of the Nominating and Governance Committee; and

•
An annual performance evaluation of the Board and each of the Board committees, and an even more in-depth performance evaluation of the Board led by an outside consultant no less often than every two years.

The Corporate Governance Guidelines also include policies on certain specific subjects, including those that:

•	Require meetings at least four times annually of the non-employee directors in executive session without our CEO or other members of management present;

•	Require a letter of resignation from directors upon a significant change in their personal circumstances, including a change in or termination of their principal job responsibilities;

•Limit the number of other boards that directors may serve on;

•	Provide that no member of the Audit Committee may serve on the audit committee of more than three public companies, including the Company's; and

•	Provide a mandatory retirement age for directors.

The Corporate Governance Guidelines are available at www.darden.com under Investors — Corporate Governance.

Director Independence

Our Corporate Governance Guidelines require that at least two-thirds of the Board be independent directors, as defined under the rules of the New York Stock Exchange (“NYSE”). Our Corporate Governance Guidelines include categorical standards of independence to assist the Board in making determinations regarding the independence of our directors. The NYSE rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) include the additional requirement that members of the Audit Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation. The Corporate Governance Guidelines also provide that when determining the independence of members of the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to the director’s ability to be independent from management in connection with Compensation Committee duties, including, but not limited to, consideration of the sources of compensation of Compensation Committee members, including any consulting, advisory or other compensatory fees paid by the Company, and whether any Compensation Committee member is affiliated with the Company or any of its subsidiaries or affiliates. Compliance by Audit Committee members and Compensation Committee members with these requirements is separately assessed by the Board.

The Board has reviewed, considered and discussed each current director’s and each director nominee’s relationships, both direct and indirect, with the Company in order to determine whether such current director or director nominee meets the independence requirements of the applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”). The Board has affirmatively determined that, other than Mr. Lee, who is employed by the Company, 13 of the 14 current directors and 11 of the 12 nominees for election as directors at the Annual Meeting (Mses. M. Atkins, Birch and Jamison and Messrs. Blum, Fogarty, Lenehan, Nowell, Simon, Smith, Sonsteby and Stillman) have no direct or indirect material relationship with us (other than, their service as directors) and qualify as independent under the NYSE Rules.

In making the respective independence determinations for members of the Board, the Board has concluded that although certain of our directors are affiliated with Starboard, a large shareholder of the Company, a relationship with a shareholder of the Company in and of itself does not impair such director’s independent judgment in connection with his duties and responsibilities as a director of the Company.  Accordingly, the Board has determined that the directors affiliated with Starboard, Messrs. Feld and Smith, are independent.

The Board has also determined that while in the ordinary course of business, transactions may occur between the Company, including its subsidiaries, and entities with which some of our directors are or have been affiliated, the Board has concluded that any such transactions were immaterial in fiscal 2015.  In making its affirmative determination that Mr. Simon is independent, the Board considered the fact that we have routine commercial relationships with Mr. Simon’s former employer, Wal-Mart Stores, Inc., and its subsidiaries and affiliates, including Sam’s Club. These relationships include the sale of restaurant gift cards and certain consumer packaged goods, such as Olive Garden salad dressing, which were facilitated through third party service providers. During fiscal 2015, the aggregate face dollar value of our gift cards sold by Wal-Mart and Sam’s Club through the third party service provider was approximately $153 million, and the royalties we earned on the sale of consumer packaged goods were approximately $3 million. The Board determined that the relationships with Wal-Mart Stores, Inc. and Sam’s Club, were immaterial and that our categorical standards of independence were met.

Related Party Transactions

Pursuant to the Company’s Corporate Governance Guidelines, the Company has adopted a policy pertaining to Related Party Transactions in which Interested Transactions with a Related Party, as those terms are defined below, are prohibited without prior approval of the Board. The Board will review the material facts of the proposed transaction and will either approve or disapprove of the transaction. In making its determination, the Board considers whether the Interested Transaction is consistent with the best interests of the Company and its shareholders and whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the Related Party’s interest in the transaction. Directors may not participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except to provide all material information as requested. If an Interested Transaction will be ongoing, the Board may establish guidelines for the Company’s management to follow in its dealings with the Related Party.

An “Interested Transaction” as defined in the policy is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which (i) the amount involved exceeds $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity), but does not include any salary or compensation paid by the Company to a director or for the employment of an executive officer that is required to be reported in the Company’s proxy statement.

A “Related Party” as defined in the policy is any (i) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of the Company, (ii) beneficial owner of more than five percent of the Company’s common stock, or (iii) immediate family member of any of the foregoing.

An “immediate family member” as defined in the policy is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person in question and any person (other than a tenant or employee) sharing the household of the person in question.

In fiscal 2015, the Board authorized reimbursement to Starboard, a 8.8% shareholder of our Company, of its reasonable and documented out-of-pocket expenses (including legal expenses) in connection with the 2014 Annual Meeting.  The Company reimbursed Starboard $5,000,000 for its documented out of pocket expenses.

Director Election Governance Practices

We do not have a “classified board,” or other system where directors’ terms are staggered; instead our full Board is elected annually. As noted in the section, “— Our Board is Committed to the Highest Standards of Corporate Governance and Ethical Business Conduct,” the Board amended the Company’s Bylaws in November 2014 to modify the governance practices for director elections. The Company’s Bylaws now provide that in an uncontested election, each director will be elected by a majority of the votes cast; provided that, if the election is contested, the directors will be elected by a plurality of the votes cast. In an uncontested election, if a nominee for director who is a director at the time of election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board and remain a director until the Board appoints an individual to fill the office held by such director.

The Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation or whether other action should be taken. The Board is required to act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision and the rationale within 90 days from the date of certification of the election results. If a director’s resignation is not accepted by the Board, such director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill the vacancy or decrease the size of the Board. To be eligible to be a nominee for election or reelection as a director of the Company, a person must deliver to our Corporate Secretary a written agreement that he or she will abide by these requirements.

Under our Bylaws, the Board will consist of not less than three nor more than fifteen members as determined from time to time by resolution of the Board. The size of the Board is currently fourteen members. Effective after the Annual Meeting, as further discussed in the section entitled, “— Proposal 1-Election of Twelve Directors From The Named Director Nominees,” the Board, upon the recommendation of the Nominating and Governance Committee has determined to reduce its size from 14 to 12 members.

Board Leadership Structure

In July 2014, the Company announced that Clarence Otis, Jr. would be stepping down as Chairman of the Board as well as, upon the earlier of the appointment of his successor or December 31, 2014, as CEO. In connection with Mr. Otis’s resignation, the Board appointed former Independent Lead Director, Charles A. Ledsinger, Jr., as Independent Non-Executive Chairman of the Board. Upon the appointment of Mr. Ledsinger as Independent Non-Executive Chairman of the Board, the Board amended the Company’s corporate governance policies to provide for the separation of the Chairman and CEO roles. The Company’s current Independent Non-Executive Chairman of the Board, Jeffrey C. Smith, was appointed in October 2014 and in February 2015, after having served as the Company’s President and Interim CEO since October 2014, the Board appointed Eugene I. Lee, Jr. as CEO and a director of the Company.

The Company’s Corporate Governance Guidelines provide that the positions of Chairman of the Board and CEO be held by separate persons and that the position of Chairman be held by an independent director. The Board believes that separating the roles of Chairman and CEO allows for better alignment of corporate governance with shareholder interests and aids in the Board’s oversight of management and the Board’s ability to carry out its roles and responsibilities on behalf of the shareholders. The Board also believes that the separation of the roles of Chairman and CEO allows the CEO to focus more of his time and energy on operating and managing the Company and leverages the Chairman’s experience. The Company’s Chairman, Mr. Smith, along with the other independent non-employee directors, brings experience, oversight and expertise from outside the Company and industry, while our CEO, Mr. Lee, brings company and industry-specific experience and expertise.

In the event the Chairman is not independent, the independent directors will designate one independent director to serve as the Lead Director until an independent Chairman is appointed. The Lead Director, if any, will preside at all meetings of the Board at which the non-independent Chairman of the Board is not present, including the Board’s executive sessions of independent directors, and serve as liaison between a non-independent Chairman of the Board and the independent directors. The independent Chairman or if the Chairman is not independent, the Lead Director, will approve Board meeting agendas, including approving meeting schedules to assure that there is sufficient time for discussion of all agenda items, and other information sent to the Board, advise the committee chairs with respect to agendas and information needs relating to committee meetings, and perform other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities. The Lead Director, if any, will serve for a term as the Board determines but not less than one year. The independent directors may meet without management present at any other times as determined by the independent Chairman or Lead Director, as applicable.

Succession Planning

After the 2014 Annual Meeting, the Board initiated a search to identify Mr. Otis’s successor as CEO. Internal and external candidates were considered and the search process was led by Mr. Smith, the Company’s Non-Executive Chairman and the Board’s Nominating and Governance Committee, which consists solely of independent directors, with the assistance of an executive search firm. In February 2015, the Board appointed Mr. Lee as CEO and a director of the Company due to his significant contributions to the Company while serving as the Company’s President and Interim CEO, beginning in October 2014, and his previous experience as the Company’s President and COO from September 2013 to October 2014.

The Board is actively engaged and involved in talent management. The Board reviews the Company’s people strategy in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level. Annually, the CEO provides the Board with an assessment of senior executives and their potential to succeed him, and an assessment of persons considered successors to senior executives.

The Nominating and Governance Committee also recommends policies regarding succession in the event of an emergency impacting the CEO or retirement of the CEO. Strong potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

Director Education

To foster our value of always learning, always teaching, the Corporate Governance Guidelines encourage director education. The Board also receives regular updates regarding new developments in corporate governance.

Board Role in Oversight of Risk Management

The ultimate responsibility for risk oversight rests with the Board. The Board assesses major risks facing the Company and reviews options for their mitigation. Each Committee of the Board reviews the policies and practices developed and implemented by management to assess and manage risks relevant to the Committee’s responsibilities, and reports to the Board about its deliberations.

The Compensation Committee (i) provides oversight of the risks associated with the Committee responsibilities in its charter; (ii) reviews our incentive and other compensation arrangements to confirm that compensation does not encourage unnecessary or excessive risk taking and review and discuss, at least annually, the relationship between risk management policies and practices, corporate strategy and executive compensation; (iii) participates at least annually in a joint meeting with the Audit Committee to oversee management’s risk assessment of the Company’s compensation policies and practices; and (iv) discusses with the Company’s management any disclosures required by Item 402(s) of Regulation S-K relating to the Company’s compensation risk management.

The Nominating and Governance Committee oversees risks related to the Company’s corporate governance; director succession planning; political and charitable contributions; insider trading and reputational risk to the extent such risk arises from the topics under discussion.

The Finance and Real Estate Committee oversees the Company’s major financial risk exposures and management’s monitoring, mitigation activities and policies in connection with financial risk, including, capital structure; investment portfolio, including employee benefit plan investments; financing arrangements, credit and liquidity; proposed major transactions, such as mergers, acquisitions, reorganizations and divestitures; share repurchase programs; hedging or use of derivatives; commodity risk management; cash investment; liquidity management; short term borrowing programs; interest rate risk; foreign exchange risk; off balance sheet arrangements, if any; proposed material financially-related amendments to the Company’s indentures, bank borrowings and other instruments; and reputational risk to the extent such risk arises from the topics under discussion, as well insurance coverage on the Company’s assets.

The charter for the Audit Committee requires, among other responsibilities, that it review the integrity of the Company’s financial reporting processes and internal controls, including the process for assessing risk of fraudulent financial reporting and significant financial risk exposures, and the steps management has taken to monitor and report those exposures. Accordingly, in addition to its other duties, the Audit Committee periodically reviews risk assessment and management, including legal compliance and internal auditing and financial controls. The Audit Committee also oversees the Company’s enterprise risk management (“ERM”) process and the comprehensive assessment of key financial, operational and regulatory risks identified by management. The Audit Committee discusses ERM with the full Board, which is ultimately responsible for oversight of this process.

Compliance & Ethics Office and Codes of Business Conduct and Ethics

Our Compliance & Ethics Office (“Compliance Office”), with the support of our management and Board, aims to ensure that all of our employees, business partners, franchisees and suppliers adhere to high ethical business standards, and is currently under the direction of our Senior Vice President, Division General Counsel. At the core of the Compliance Office is our Code of Business Conduct and Ethics that applies to all Company employees (“Employee Code of Conduct”). It addresses many topics and highlights specific responsibilities of our CEO and senior financial officers. We also have a Code of Business Conduct and Ethics for the members of your Board. A major objective of the Compliance Office is to educate and raise awareness of our Employee Code of Conduct, applicable regulations, and related policies. Our Employee Code of Conduct is posted on our website at www.darden.com under Investors — Corporate Governance. We require all of our officers, director level employees, and certain other employees to complete an annual questionnaire and certification regarding compliance with the Employee Code of Conduct and other Company policies.

We promote ethical behavior by all employees and encourage our employees to talk to supervisors or other personnel when in doubt about the best course of action in a particular situation. To encourage employees to report violations of laws or our Employee Code of Conduct, we will not allow retaliation for reports made in good faith. We are also committed to promoting compliance and ethical behavior by the third parties with whom we conduct business, and have implemented Third Party Codes of Business Conduct and Ethics with our franchisees and certain suppliers. Moreover, we are committed to ethical behavior in the communities we serve and our industry generally. The Darden Restaurants Foundation Diversity and Business Ethics Endowment, the first comprehensive diversity and business ethics endowment in the hospitality industry, was created by the University of Florida’s Warrington College of Business with financial support from the Darden Restaurants, Inc. Foundation.

Diversity

The foundation for shareholder value creation at Darden remains the Company’s culture. With approximately 150,000 employees, we are recognized for having a winning culture that emphasizes caring for and responding to people. It is a culture that is defined by diversity and inclusiveness, that values our team members and that is deeply committed to sustainability.

•	Close to half of our restaurant team members are minority and more than half are female.

•	We believe we are competitively superior to our restaurant industry peers in the diversity of our operations leadership teams.

•	At the vice president and above level, more than 20 percent of our leaders are minorities and approximately 30 percent are female.

•	At least one-third of Darden Board members are minorities and/or female.

•
Internal promotions account for more than 50 percent of our restaurant managers, 98 percent of our general managers and directors of operations and 75 percent of our leaders at the vice president and above level.

•
We scored 100 out of 100 on the Human Rights Campaign (HRC) 2015 Corporate Equality Index (CEI) for our inclusive business practices and policies, being recognized as a “Best Places to Work for LGBT Equality.”

•	Hispanic Business Magazine named us one of its “2014 Best Companies for Diversity” and LATINA Style Magazine ranked us among the 50 best companies on its “2014 LATINA Style 50 Report.”

•
The Company’s “People, Planet & Plate” framework encompasses culture and community involvement, resource conservation, food safety, animal welfare, and thoughtful consideration of the nutritional content of the meals we serve.

•
Black Enterprise selected us as one of the “2014 Top 40 Companies for Diversity” and Working Mother Media ranked us as one of the “Best Companies for Multi-cultural Women” for the second year in a row.

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We received the Minority Corporate Counsel Association’s “2015 Employer of Choice Award” for the South Region in recognition of our commitment to create and maintain an inclusive legal department and for our contributions in furtherance of diversity and inclusion in the legal profession.

PROPOSALS TO BE VOTED ON

PROPOSAL 1 — ELECTION OF TWELVE DIRECTORS FROM THE NAMED
DIRECTOR NOMINEES

As the Board looks beyond its first year of oversight after all new members were elected in October 2014, the Board, upon the recommendation of the Nominating and Governance Committee, has determined to reduce its size from 14 to 12 members effective after the 2015 Annual Meeting. Upon their own recommendations as members of the Nominating and Governance Committee, directors Betsy S. Atkins and Peter A. Feld are not standing for reelection.

The Nominating and Governance Committee believes that a 12 person Board of Directors is currently appropriate for Darden. However, the Board will continue to seek a diversity of talent and experience to draw upon and to ensure its ability to appropriately staff committees of the Board.  The Board also will continue to self-evaluate and to consider various matters as to its size.  As appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate.

The following 12 directors are standing for election this year to hold office until the 2016 Annual Meeting of Shareholders or until their successors are elected and qualified. All were nominated by our Nominating and Governance Committee and have previously served on the Board. The Board has determined, based on his significant restaurant experience and expertise, particularly as an entrepreneur and innovator, that notwithstanding the provision in the Company’s Corporate Governance Guidelines stating that directors will not be nominated for election to the Board after their 73rd birthday, special circumstances exist to warrant the renomination of Mr. Stillman. Each of the director nominees has consented to being named in this Proxy Statement and to serve as a director if elected. If a director nominee is not able to serve, proxies may be voted for a substitute nominated by the Board. However, we do not expect this to occur.

Your Board recommends that you vote FOR each of the nominees to the Board.

Board Nominees

The following information is as of the date of this Proxy Statement. Included is information provided by each director, such as his or her age, all positions currently held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the specific information presented below regarding the experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a director, we also believe that each of our director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Darden’s core purpose is to nourish and delight everyone we serve, as supported by our core values of integrity and fairness, respect and caring, diversity, always learning–always teaching, being “of service,” teamwork and excellence. As noted in our Corporate Governance Guidelines, our directors should reflect these core values, possess the highest personal and professional ethics, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

MARGARET SHÂN ATKINS
Director since 2014.

Ms. M. Shân Atkins (no relation to Betsy Atkins), age 58, is a Co-Founder and Managing Director of Chetrum Capital LLC, a private investment firm, a position she has held since 2001. Prior to founding Chetrum, she spent most of her executive career in the consumer/retail sector, including various positions with Sears, Roebuck & Co., a major North American retailer, from 1996 to 2001 where she was promoted to Executive Vice President in 1999. Prior to joining Sears, Ms. Atkins spent fourteen years with Bain & Company, the international management consultancy, as a leader in the consumer and retail practice. She began her career as a public accountant at what is now PriceWaterhouseCoopers LLP, a major accounting firm, and holds designations as a Chartered Professional Accountant and Chartered Accountant (Ontario) and as a Certified Public Accountant (Illinois). Ms. Atkins currently serves on the board of directors of SpartanNash Company, a national grocery wholesaler/retailer and distributor of food products to the worldwide U.S. military commissary system and SunOpta, Inc., a North American manufacturer of natural and organic food products. She previously served on the boards of directors of The Pep Boys — Manny, Moe & Jack (2004 – 2015), an operator of automotive parts and service stores, Tim Hortons (2007 – 2014), a leading North American quick-serve restaurant chain, Shoppers Drug Mart Corporation (2005 – 2012), a Canadian drugstore chain, and Chapters, Inc. (1999 – 2001), a Canadian bookstore chain.

The Nominating and Governance Committee concluded that Ms. Atkins is qualified and should serve, in part, because of her retail industry, operations, strategic planning and financial expertise, public-company director experience.

JEAN M. BIRCH
Director since 2014.

Ms. Birch, age 55, is currently CEO and President of Birch Company, LLC, a specialized strategy and leadership consulting firm focused on the hospitality industry. From June 2009 to August 2012, she was President of IHOP Restaurants, one of the largest full service restaurant companies and a division of DineEquity, Inc. From 2007 to 2009, Ms. Birch was an independent restaurant and hospitality consultant at Birch Company, LLC. From January 2005 to August 2007, she was president of Romano’s Macaroni Grill, a casual dining restaurant chain specializing in Italian-American cuisine, and from August 2003 until January 2005, President of Corner Bakery Café, a casual dining restaurant company, both divisions of Brinker International, Inc. From 1991 to 2003, Ms. Birch held various roles with YUM! Brands, global quick service restaurant company, including V. P. Operations for Taco Bell. Since November 2013, she has served on the board of directors of Cosi Inc., a national fast casual restaurant chain, and since April 2015, she has served as a director of Papa Murphy’s Holdings, Inc., the fifth largest pizza company in the United States. She has also served on the board of directors of the Children’s Miracle Network Hospitals since 2013. Previously, Ms. Birch served on the boards of directors of Meals on Wheels Association of America Foundation, Women’s Foodservice Forum, Centralized Supply Chain Services, the California Council for Economic Education and E La Carte.

The Nominating and Governance Committee concluded that Ms. Birch is qualified and should serve, in part, because of her more than 23 years of restaurant operations and executive leadership experience with several major brands, along with a broad-based background in and extensive knowledge of operations, marketing, and brand strategy development.

BRADLEY D. BLUM
Director since 2014.

Mr. Blum, age 61, has served as CEO for several major brands and companies in the restaurant industry. Since September 2005, Mr. Blum has served as Founder and CEO of BLUM Enterprises, LLC, a restaurant company focused on restaurant strategy, concept development, and investing. In July 2013, Mr. Blum was appointed to the Supervisory Board of AmRest Holdings SE, a publicly traded global fast-food and casual dining operator with six different restaurant brands. In May 2012, Mr. Blum co-founded FIVE TO SEVEN, a transatlantic partnership, whose mission is to provide Good Food for the Planet™. In January 2012, Mr. Blum became board director, strategic partner and investor at LEON Restaurants, a restaurant group specializing in seasonal, naturally fast food. Prior to that, Mr. Blum served as CEO of Romano's Macaroni Grill, a U.S. casual dining restaurant chain specializing in Italian cuisine, from December 2008 through July 2010. Mr. Blum served as CEO of the global fast food enterprise, Burger King Corporation, from December 2002 through July 2004. Mr. Blum served as President of the Company's restaurant chain, Olive Garden, from December 1994 through March 2002, after which he served as Vice Chairman of the Company through December 2002. While at the Company, Mr. Blum served on its board of directors from September 1997 through December 2002. Mr. Blum helped launch Cereal Partners Worldwide, a 50/50 global joint venture between Nestlé and General Mills specializing in breakfast cereals, serving from 1990 through 1994 as Senior Vice President of Marketing and having operating responsibilities for various countries in Western Europe. Prior to that, Mr. Blum progressed through various marketing and brand management executive positions in the U.S. from 1978 through 1990 for General Mills, Inc., an American multinational manufacturer and marketer of branded consumer goods.

The Nominating and Governance Committee concluded that Mr. Blum is qualified and should serve, in part, because of his extensive executive leadership experience in the restaurant industry and his operating, branding and turnaround expertise, including his success and familiarity with our Company during his previous tenure on the board.

JAMES P. FOGARTY
Director since 2014

Mr. Fogarty, age 47, has been the CEO and a Director of Orchard Brands, a multi-channel marketer of apparel and home products, since November 2011. Prior to that, Mr. Fogarty was a private investor from November 2010 to November 2011. From April 2009 until November 2010, Mr. Fogarty was President, CEO and Director of Charming Shoppes, Inc., a multi-brand, specialty apparel retailer. Other prior executive positions held by Mr. Fogarty include Managing Director of Alvarez & Marsal, an independent global professional services firm, from August 1994 until April 2009, President and COO of Lehman Brothers Holdings (subsequent to its Chapter 11 bankruptcy filing) from September 2008 until

April 2009, President and CEO of American Italian Pasta Company, the largest producer of dry pasta in North America from September 2005 through February 2008, CFO of Levi Strauss & Co., a brand-name apparel company from 2003 until 2005, and from December 2001 through September 2003, he served as Senior Vice President and CFO and for a period as a Director of The Warnaco Group, a global apparel maker. Since October 2011, Mr. Fogarty has served as a director of Regis Corporation, which owns, operates and franchises hair and retail product salons.

The Nominating and Governance Committee concluded that Mr. Fogarty is qualified and should serve, in part, because of his operational and turnaround experience, and his significant executive officer and director experience at a variety of public and private companies.

CYNTHIA T. JAMISON
Director since 2014.

Ms. Jamison, age 55, was the CFO of AquaSpy, Inc., an Australian environmentally responsible irrigation company from 2009 to 2012, when she retired. From 1999 to 2009, she was a partner with Tatum, LLC, an executive services firm focused exclusively on providing CFO support to public and private companies. Prior to joining Tatum, she served as CFO of Chart House Enterprises (now AM-CH, Inc.), a publicly traded restaurant company, from May 1998 until June 1999 and previously held various CFO or COO positions at Allied Domecq Retailing USA, a spirits, wine and quick-service restaurant operator, Kraft General Foods, a food and beverage company, and Arthur Andersen LLP, a major accounting firm. Since 2002, Ms. Jamison has served as a member of the board of directors for Tractor Supply Company, an operator of retail farm and ranch stores, where she currently serves as Non-Executive Chairman. Ms. Jamison also serves as a director of Office Depot, Inc., a global supplier of office products and services, since August 2013, and BigLots, Inc., a discount retailer, since May 2015. Ms. Jamison’s experience includes her service, from 2004 until 2015, as a director of B&G Foods, Inc., a manufacturer, seller and distributor of high quality, shelf-stable food and household products.

The Nominating and Governance Committee concluded that Ms. Jamison is qualified and should serve, in part, because of her status as a Financial Expert and experienced Audit Committee member and Chair, senior management, leadership, financial and strategic planning, corporate governance and public company executive compensation experience.

EUGENE I. (GENE) LEE, JR.
Director since 2015.

Mr. Lee, age 54, has been our CEO since February 2015. Prior to that, Mr. Lee served as President and Interim CEO since October 2014, and as President and COO of the Company from September 2013 to October 2014. He served as President of our Specialty Restaurant Group since our acquisition of RARE on October 1, 2007. Prior to the acquisition, he served as RARE's President and COO from January 2001 to October 2007. From January 1999 until January 2001, he served as RARE's Executive Vice President and COO.

The Nominating and Governance Committee concluded that Mr. Lee is qualified and should serve, in part, because of his extensive senior management and leadership experience with our Company.

WILLIAM H. LENEHAN
Director since 2014.

Mr. Lenehan, age 39, is an independent real estate industry professional with significant experience in net leased properties and public company corporate governance matters. From June 2012 until its sale in late 2014, Mr. Lenehan served as a special advisor to the Board of Directors of EVOQ Properties, Inc., the owner of a substantial portfolio of development assets in downtown Los Angeles, California. Previously, Mr. Lenehan was the Interim Chief Executive Officer of MI Developments, Inc., a real estate operating company with a global net lease portfolio, from June 2011 to December 2011. From August 2001 to February 2011, Mr. Lenehan was an investment professional at Farallon Capital Management, LLC, a global institutional asset management firm. Mr. Lenehan has served as a director of Gramercy Property Trust Inc., a commercial real estate investment company focused on acquiring and managing net leased office and industrial assets, since January 2012. From May 2012 until May 2015, Mr. Lenehan served on the Board of Directors of Stratus Properties Inc., a real estate development company.

The Nominating and Governance Committee concluded that Mr. Lenehan is qualified and should serve, in part, because of his extensive real estate experience and public company director experience.

LIONEL L. NOWELL, III
Director since 2014.

Mr. Nowell, age 60, served as the Senior Vice President and Treasurer of PepsiCo, Inc., one of the world’s largest food and beverage companies, from August 2001 to May 2009, where he was responsible for PepsiCo’s worldwide corporate treasury function, including worldwide financial activities, capital markets strategies, foreign exchange, cash forecasting and planning. Prior to that, Mr. Nowell served as CFO and Senior Vice President for The Pepsi Bottling Group, a position he assumed in 2000 after serving as Controller for PepsiCo since July 1999. He was Senior Vice President, Strategy and Business Development from January 1998 to July 1999 at RJR Nabisco, Inc., an American conglomerate selling tobacco and food products. Prior to that, Mr. Nowell served as CFO of Pillsbury North America from 1991 to 1998, then owned by Diageo PLC, a multinational alcoholic beverages company. Mr. Nowell currently serves as a director of American Electric Power Company, Inc., one of the largest electric utilities in the United States, a position he has held since 2004. He has also served on the boards of directors of Reynolds American Inc., a holding company of some of the largest tobacco companies in the United States, since September 2007 and Bank of America Corporation, one of the world’s largest financial institutions, since January 2013.

The Nominating and Governance Committee concluded that Mr. Nowell is qualified and should serve, in part, because of his capital markets, accounting, financial reporting, and risk management skills and experience as a public company director.

WILLIAM S. SIMON
Director since 2014.

Mr. Simon, age 55, served as Executive Vice President of Wal-Mart Stores, Inc., a global retailer, and as President and CEO, Walmart U.S., the largest division of Wal-Mart Stores, Inc., which consists of retail department stores, from July 2010 to August 2014. Previously, he served as Executive Vice President and COO of Walmart U.S. from March 2007 to June 2010 and Executive Vice President of Professional Services and New Business Development from March 2006 to March 2007. Prior to joining Walmart, Mr. Simon held senior executive positions at Brinker International, Inc., a casual dining restaurant company, Diageo North America, Inc., a multinational alcoholic beverages company, and Cadbury Schweppes plc, a multinational confectionery company.  Mr. Simon also served as Secretary of the Florida Department of Management Services and served 25 years in the U.S. Navy and Naval Reserves. Mr. Simon previously served on Darden’s Board of Directors from 2012 until 2014 and rejoined the Board of Directors in October 2014.

The Nominating and Governance Committee concluded that Mr. Simon is qualified and should serve, in part, because of his senior level executive experience in large, complex, retailing and global brand management companies and his extensive experience in retail operations, food service and restaurants, as well as consumer packaged goods.

JEFFREY C. SMITH
Director since 2014.

Mr. Smith, age 43, is currently the Chairman of our Board. He is a Managing Member, CEO, and Chief Investment Officer of Starboard Value LP, a New York-based investment adviser that invests in publicly traded U.S. companies, a position he has held since April 2011. Prior to founding Starboard, he was a Partner Managing Director of Ramuis LLC, an investment adviser, and the Chief Investment Officer of the Ramius Value and Opportunity Master Fund Ltd., a private investment fund. Prior to joining Ramius in January 1998, he served as Vice President of Strategic Development and a member of the board of directors of The Fresh Juice Company, Inc., a company engaged in the production, marketing, and sale of fresh and frozen fresh-squeezed fruit juices and other non-carbonated beverages to both food service and retail customers. Previously, he served on the boards of directors of Quantum Corporation, a global expert in data protection and big data management, from May 2013 to May 2015, Office Depot, Inc., an office supply company, from August 2013 to September 2014, Regis Corporation, which owns, operates and franchises hair and retail product salons, from October 2011 to October 2013, Surmodics, Inc., a provider of drug delivery and surface modification technologies to the healthcare industry, from January 2011 to August 2012, Zoran Corporation, a provider of digital solutions in the digital entertainment and digital imaging market from March 2011 until its merger that same year with CSR plc, Phoenix Technologies Ltd., a provider of core systems software products, services, and embedded technologies, from November 2009 until its sale in November 2010, Actel Corporation, a provider of power management solutions, from March 2009 until its sale in October 2010, S1 Corporation, a provider of customer interaction software for financial and payment services, from May 2006 to September 2008, and Kensey Nash Corporation, a medical technology company, from December 2007 to February 2009. Mr. Smith began his career in the Mergers and Acquisitions department at Societe Generale.

The Nominating and Governance Committee concluded that Mr. Smith is qualified and should serve, in part, because of his executive and board experience and his financial and management expertise.

CHARLES (CHUCK) M. SONSTEBY
Director since 2014.

Mr. Sonsteby, age 61, has served as the CFO and Chief Administrative Officer of The Michaels Companies, Inc., the largest arts and crafts specialty retailer in North America, and Michaels Stores, Inc., which became an indirect wholly-owned subsidiary of Michaels as part of a reorganization in July 2013, since October 2010. Prior to that, Mr. Sonsteby served as the CFO and Executive Vice President of Brinker International, Inc., a casual dining restaurant company, from May 2001 to October 2010. He joined Brinker in 1990 as Director of the Tax, Treasury and Risk Management departments and thereafter served in various capacities, including as Senior Vice President of Finance from 1997 to 2001 and as Vice President and Treasurer from 1994 to 1997. Mr. Sonsteby also previously served on the board of directors of Zale Corporation, a specialty retailer of diamond and other jewelry products in North America, from November 2006 to February 2011.

The Nominating and Governance Committee concluded that Mr. Sonsteby is qualified and should serve, in part, because of his restaurant operations and executive leadership experience with several major brands, and his experience as a public company director.

ALAN N. STILLMAN
Director since 2014.

Mr. Stillman, age 77, has served as the CEO and a Director of The Smith & Wollensky Restaurant Group, Inc., which develops and operates high-end, high-volume restaurants in major cities across the United States, since 1997. Mr. Stillman served as President of Smith & Wollensky from 1977 to 1997 and also served as Chairman of the board. Prior to that, Mr. Stillman developed and founded his first restaurant, T.G.I. Fridays, an American restaurant chain focused on casual dining, in 1965. Mr. Stillman also developed a series of restaurant concepts in Manhattan, including Manhattan Ocean Club, Maloney & Porcelli, and The Post House. Mr. Stillman has also served as a director of Meals on Wheels USA for over 20 years.

The Nominating and Governance Committee concluded that Mr. Stillman is qualified and should serve, in part, because of his significant restaurant experience and expertise, particularly as an entrepreneur and innovator, coupled with his extensive experience serving in senior executive positions and as a director of both public and private companies.

PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with SEC rules, the Board asks shareholders for advisory approval of the Company’s executive compensation on an annual basis. Accordingly, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our NEOs, as we have described it in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, beginning on pages [ ] and [ ], respectively.

As described in detail in the “Compensation Discussion and Analysis” section beginning on page [ ], the Compensation Committee oversees the executive compensation program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect Darden’s circumstances and to promote the main objectives of the program. These objectives include: to help us attract, motivate, reward and retain superior leaders who are capable of creating sustained value for our shareholders, and to promote a performance-based culture that is intended to align the interests of our executives with those of our shareholders.

We are asking our shareholders to indicate their support for our NEO compensation. We believe that the information we have provided in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and procedures described in this Proxy Statement.

Resolved, that the compensation awarded to Darden’s NEOs for fiscal 2015, as disclosed in this Proxy Statement pursuant to SEC rules, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

While this vote is advisory and not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

Your Board recommends that you vote FOR approval of the foregoing resolution.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 29, 2016. KPMG LLP has served as our independent registered public accounting firm since 1995. Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions by shareholders.

Your Board recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 29, 2016.

Independent Registered Public Accounting Firm Fees and Services

Fees

The following table sets forth the aggregate fees billed or estimated to be billed to us by KPMG LLP for fiscal 2015 and fiscal 2014:

	Fiscal 2015	Fiscal 2014
Audit Fees	$2,362,500	$3,661,000
Audit-Related Fees	137,000	114,000
Tax Fees	1,020,000	2,122,000
All Other Fees	1,650	308,850
Total Fees	$3,521,150	$6,205,850

Audit Fees consisted of fees paid to KPMG LLP for the audit of our annual financial statements included in the Annual Report on Form 10-K, review of our interim financial statements included in our Quarterly Reports on Form 10-Q, and services normally provided by our accountants in connection with statutory and regulatory filings or engagements. Fiscal 2015 audit fees were lower than the prior year, reflecting the additional services performed in connection with the separation of the Red Lobster business in fiscal 2014.

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees. The services provided consisted of audits of our employee benefit plans and the Darden Restaurants, Inc. Foundation.

Tax Fees in fiscal 2015 consisted of fees for tax compliance, and in fiscal 2014 consisted of fees for tax compliance of $1,022,000 and tax consulting services of $1,100,000. Fiscal 2015 tax fees were lower than the prior year, reflecting the additional tax consulting services performed in connection with the separation of the Red Lobster business in fiscal 2014.

All Other Fees consisted of fees other than the services reported above. The services provided in fiscal 2015 consisted of a subscription to an accounting website and in fiscal 2014 consisted of technical accounting advisory services associated with the separation of the Red Lobster business and a subscription to an accounting website.

Pre-Approval Policy

Pursuant to our policy on Pre-Approval of Audit and Non-Audit Services, we discourage the retention of our independent registered public accounting firm for non-audit services. We will not retain our independent registered public accounting firm for non-audit work unless:

•	In the opinion of senior management, the independent registered public accounting firm possesses unique knowledge or technical expertise that is superior to that of other potential providers;

•	The approvals of the Chair of the Audit Committee and the CFO are obtained prior to the retention; and

•	The retention will not affect the status of the independent registered public accounting firm as “independent accountants” under the applicable rules of the SEC, Independence Standards Board and NYSE.

The details regarding any engagement of the independent registered public accounting firm for non-audit services are provided promptly to the full Audit Committee. During fiscal 2015 and fiscal 2014, all of the services provided by KPMG LLP for the services described above related to Audit-Related Fees, Tax Fees, and All Other Fees were pre-approved using the above procedures and none were provided pursuant to any waiver of the pre-approval requirement.

PROPOSAL 4 — APPROVAL OF AMENDMENT TO THE COMPANY’S CHARTER TO REDUCE THE PERCENTAGE OF SHARES REQUIRED TO CALL A SPECIAL MEETING OF SHAREHOLDERS

We are seeking approval of a proposed amendment to our Articles of Incorporation (also referred to as the Charter) to reduce the percentage of shares required to call a special meeting of shareholders.

Your Board recommends that you vote FOR approval of the Charter amendment, to reduce the percentage of shares required to call a special meeting of shareholders from 50% to 10%.

Background

Article XI of the Charter states that a special meeting of the shareholders may be called by shareholders if the holders of not less than 50% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Secretary one or more written demands for the meeting. Pursuant to the terms of a Memorandum of Understanding(“MOU”) between the Company and Teamsters Local 443 Health Services & Insurance Plan in November 2014, on its behalf and on behalf of a putative class of shareholders, pursuant to which the parties have agreed to settle the outstanding derivative litigation brought against the Company (the “Settlement”), it is requested that the Company permit its shareholders at the 2015 Annual Meeting to approve a proposal to amend the Charter to reduce the percentage of outstanding shares necessary to call a special meeting from 50% to 10%.

On November 11, 2014, the Board adopted resolutions approving and authorizing the proposed Charter amendment and directing that the amendment be submitted to a vote of the stockholders at the 2015 Annual Meeting. The Board determined that it is in the best interests of the Company and its shareholders to amend Article XI of the Charter to provide for a lower threshold of 10% substantially in the form provided below. This amendment empowers shareholders with greater accessibility to call a meeting and aligns the Company’s policy with recognized corporate governance best practices.

Amendment

If approved, the amendment would amend Article XI of the Charter as follows:

ARTICLE XI

A special meeting of shareholders of the Corporation shall be held

(a)	on call of its Board of Directors or the person or persons authorized to do so by the bylaws, or

(b)
if the holders of not less than ~~50~~10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Notwithstanding the foregoing, whenever holders of one or more series of Preferred Shares shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article III, special meetings of holders of such Preferred Shares.

The Proposed Articles of Incorporation of Darden Restaurants, Inc., reflecting all amendments to the Charter being proposed at the Annual Meeting and assuming all such amendments are approved, is attached to this Proxy Statement as Appendix A.

PROPOSAL 5 — ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR SHAREHOLDER AMENDMENTS TO PROVISIONS OF THE CHARTER

We are seeking approval of a proposed amendment to our Charter to eliminate the supermajority voting requirement for shareholder amendments to provisions of the Charter.

Your Board recommends that you vote FOR approval of the Charter amendment, to eliminate the supermajority voting requirement for shareholder amendments to provisions of the Charter.

Background

Article XIII of the Charter currently requires the affirmative vote of not less than 66 2/3% of all outstanding common shares of the Company to amend provisions of the Charter. Pursuant to the terms of the MOU, it is requested that the Company permit its shareholders at the 2015 Annual Meeting to approve a proposal to amend the Charter to remove the supermajority voting standards for any actions of shareholders to amend provisions of the Charter.

On November 11, 2014, the Board adopted resolutions approving and authorizing the proposed Charter amendment and directing that the amendment be submitted to a vote of the stockholders at the 2015 Annual Meeting. The Board determined that it is in the best interests of the Company and its shareholders to amend Article XIII of the Charter to apply a simple majority voting standard to amend provisions of the Charter, substantially in the form provided below. This amendment empowers a majority of the Company’s shareholders to have greater influence over the Company’s governance and aligns the Company’s policy with recognized corporate governance best practices.

Amendment

If approved, the amendment would amend Article XIII of the Charter as follows:
ARTICLE XIII
~~(1)~~ Any action required or permitted to be taken by shareholders of the Corporation may be taken only upon the vote of shareholders at an annual or special meeting of shareholders duly noticed and called in accordance with Florida Law, and no such action may be taken without a meeting by written consent of shareholders.

~~(2) No amendment to the Articles of Incorporation shall amend, alter, change or repeal any of the provisions of Article IV, X, XI or this Article XIII hereof unless such amendment shall receive the affirmative vote of not less than 66 2/3% of the Voting Securities, excluding the Voting Securities of any Related Person, as defined in Article IV.~~

The Proposed Articles of Incorporation of Darden Restaurants, Inc., reflecting all amendments to the Charter being proposed at the Annual Meeting and assuming all such amendments are approved, is attached to this Proxy Statement as Appendix A.

PROPOSAL 6 — ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR SHAREHOLDERS TO REMOVE DIRECTORS FOR CAUSE

We are seeking approval of a proposed amendment to our Charter to eliminate the supermajority voting requirement for shareholders to remove directors for cause.

Your Board recommends that you vote FOR approval of the Charter amendment, eliminating the supermajority voting requirement to remove directors for cause.

Background

Article X of the Charter currently requires the affirmative vote of not less than 66 2/3% of all outstanding common shares of the Company to remove a director for cause. Pursuant to the terms of the MOU, it is requested that the Company permit its shareholders at the 2015 Annual Meeting to approve a proposal to amend the Charter to remove the supermajority voting standards for any actions of shareholders to remove directors for cause.

On November 11, 2014, the Board adopted resolutions approving and authorizing the proposed Charter amendment and directing that the amendment be submitted to a vote of the stockholders at the 2015 Annual Meeting. The Board determined that it is in the best interests of the Company and its shareholders to amend Article X of the Charter to apply a simple majority voting standard to the removal of directors by shareholders for cause, substantially in the form provided below. This amendment removes an unnecessary burden for shareholders to act in the case of cause.

Amendment

If approved, the amendment would amend Article X of the Charter as follows:
ARTICLE X
No director of the Corporation may be removed from office by the shareholders except

(i)	for cause and

(ii)
by the affirmative vote, at a special meeting of shareholders held for that purpose, of not less than ~~66 2/3%~~ a majority of the shareholders entitled to vote for the election of directors (or, if a director is elected by a voting group of shareholders, ~~66 2/3%~~ a majority of the shareholders entitled to vote for the election of such director). Upon any such removal, the term of the director who shall have been so removed shall forthwith terminate and there shall be a vacancy in the Board of Directors to be filled in such manner as shall be provided herein and by the bylaws of the Corporation.

The Proposed Articles of Incorporation of Darden Restaurants, Inc., reflecting all amendments to the Charter being proposed at the Annual Meeting and assuming all such amendments are approved, is attached to this Proxy Statement as Appendix A.

PROPOSAL 7 — ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR CERTAIN BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

We are seeking approval of a proposed amendment to our Charter to eliminate the supermajority voting requirement for certain business combinations with interested shareholders.

Your Board recommends that you vote FOR approval of the Charter amendment, eliminating the supermajority voting requirement for certain business combinations with interested shareholders.

Background

Article IV of the Charter provides that the affirmative vote of not less than 66 2/3% of the outstanding common shares of the Company, excluding the voting securities beneficially owned by any shareholder who is party to the business combination, shall be required for approval or authorization of certain business combinations with interested shareholders, and Article VIII, Section 3 of the Charter provides that the Company has elected not to be governed by Section 607.0901 of the Florida Business Corporation Act (collectively, the “Fair Price Provision”).

On November 11, 2014, the Board adopted resolutions approving and authorizing the proposed Charter amendment and directing that the amendment be submitted to a vote of the stockholders at the 2015 Annual Meeting. The Board determined that it is in the best interests of the Company and its shareholders to delete the Fair Price Provision from the Charter, substantially in the form provided below ~~.~~ , and allow shareholders to rely on the protections provided under Florida law. If approved by shareholders, t his amendment ~~eliminates~~ would eliminate another Charter provision that would have required a supermajority vote of the Company’s shareholders , leaving the requirements of Florida’s statutory Fair Price Provision to apply to the approval of this type of business combination .

Amendment

If approved, the amendment would amend ~~Article~~ Articles IV and VIII of the Charter as follows:

ARTICLE IV

~~(1)~~

~~(a) In addition to any affirmative vote required by law or otherwise, and except as expressly provided in this Article IV, the affirmative vote of not less than 66 2/3% of the Voting Securities, excluding the Voting Securities beneficially owned by a Related Person who is party to the Business Combination, shall be required for the approval or authorization of any Business Combination. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, in these Articles of Incorporation or in any agreement with any national securities exchange or otherwise.~~

~~(b) The provisions of subsection (1)(a) of this Article IV shall not apply to any Business Combination involving only (x) the acquisition or issuance by the Corporation or a Subsidiary of securities of the Corporation in a transaction in which all holders of securities of the same class or series (other than a Related Person) are entitled to participate on identical terms and the Related Person is entitled to participate, if at all, on terms not more favorable than the terms upon which the other holders of securities of the same class or series are entitled to participate; provided that any such acquisitions or issuance is not made pursuant to an agreement or understanding with the Related Person; or (y) the acquisition of goods or services by or from the Corporation or a Subsidiary on terms no less favorable to the Corporation or such Subsidiary, as the case may be, than the terms on which such goods or services may be acquired in the ordinary course of business by or from a Person unaffiliated with the Corporation.~~

~~(c) The provisions of subsection (1)(a) of this Article IV shall not apply to any Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or otherwise, if such~~

~~Business Combination shall have been approved by a majority (whether such approval is made prior or subsequent to the acquisition of beneficial ownership of the Voting Securities that caused the Related Person to become a Related Person) of the Disinterested Directors.~~

~~(d) The provisions of subsection (1)(a) of this Article IV shall not apply to any Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or otherwise, if all of the following conditions are met:~~

~~(i) The Business Combination shall provide for consideration to be received by all holders of Common Shares in exchange for all their Common Shares, and the aggregate amount of cash and the Fair Market Value as of the date of consummation of the Business Combination of consideration other than cash, to be received per share by holders of Common Shares in such Business Combination shall be at least equal to the higher of the amounts determined under clauses (A) and (B) below (subject to appropriate adjustment for any recapitalization, stock dividend, stock split, combination of shares or similar event):~~

~~(A) if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Related Person for any Common Shares within the two-year period immediately prior to the Announcement Date; and~~

~~(B) the Fair Market Value per share of the Common Shares on the Announcement Date or on the Determination Date, whichever is higher;~~

~~(ii) If the Business Combination provides for consideration to be received by holders of any class or series of Voting Securities other than Common Shares, whether or not the Related Person has previously acquired any shares of such class or series, the aggregate amount of cash and the Fair Market Value as of the date of consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of such class or series shall be at least equal to the higher of the amount determined under clauses (A) and (B) below (subject to appropriate adjustment for any recapitalization, stock split, stock dividend, combination of shares or similar event):~~

~~(A) if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Related Person for any share of such class or series in connection with the acquisition by the Related Person of beneficial ownership of shares of such class or series within the two-year period immediately prior to the Announcement Date; and~~

~~(B) the Fair Market Value per share of such class or series on the Announcement Date or on the Determination Date, whichever is higher;~~

~~(iii) The consideration to be received by holders of a particular class or series of outstanding Voting Securities (including Common Shares) shall be in cash or in the same form as previously has been paid by or on behalf of the Related Person in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Voting Securities. If the consideration so paid for shares of any class or series of Voting Securities varied as to form, the form of consideration for such class or series of Voting Securities shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of stock previously acquired by the Related Person; and~~

~~(iv) After such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.~~

~~(2) If any vote of holders of Voting Securities is required for the adoption or approval of any Business Combination, a proxy or information statement describing the Business Combination and complying with the requirements of the 1934 Act shall be mailed at a date determined by the Disinterested Directors to all shareholders of the Corporation whether or not such statement is required under the 1934 Act. The statement shall contain any recommendations as to the advisability of the Business Combination which the Disinterested Directors, or any of them, may choose to state and, if deemed advisable by the Disinterested Directors, an opinion of an investment banking firm as to the fairness of the terms of such Business Combination. Such firm shall be selected by the Disinterested Directors and paid a fee for its services by the Corporation as approved by the Disinterested Directors.~~

~~(3) For purposes of this Article IV:~~

~~(a) “Affiliate” and “beneficial owner” are used herein as defined in Rule 12b-2 and Rule 13d-3, respectively, under the Securities Exchange Act of 1934 as in effect on the date of adoption of this Article IV by the shareholders of the Corporation (the “1934 Act”). The term “Affiliate” as used herein shall exclude the Corporation, but shall include the definition of “Associate” as contained in Rule 12b¬2.~~
~~2.~~
~~(b) “Announcement Date”, with respect to any Business Combination, is the first public announcement of the proposed Business Combination.~~

~~(c) A “Business Combination” is~~

~~(i) a merger or consolidation of the Corporation or any of its subsidiaries with a Related Person;~~

~~(ii) the sale, lease, exchange, pledge, transfer or other disposition~~

~~(A) by the Corporation or any of its subsidiaries of all or a Substantial Part of the Corporation's Assets to a Related Person, or~~

~~(B) by a Related Person of any of its assets, except in the ordinary course of business, to the Corporation or any of its subsidiaries;~~

~~(iii) the issuance of shares or other securities of the Corporation or any of its subsidiaries to a Related Person, other than on a pro rata basis to all holders of Voting Securities of the same class held by the Related Person pursuant to a share split, share dividend or distribution of warrants or rights; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person; (v) any reclassification of securities, recapitalization, merger or consolidation or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any Voting Securities beneficially owned by a Related Person; or (vi) any agreement, contract or other arrangement providing for any of the foregoing transactions.~~

[Reserved]

~~(d) “Determination Date”, with respect to any Related Person, is the date on which the Related Person became a Related Person.~~

~~(e) A “Disinterested Director” is a member of the Board of Directors of the Corporation (other than the Related Person) who was a director prior to the time the Related Person became a Related Person, or any director who was recommended for election by the Disinterested Directors. Any action to be taken by the Disinterested Directors shall require the affirmative vote of a majority of the Disinterested Directors.~~

~~(f) “Fair Market Value” is (a) in the case of shares, the highest closing sale price per share during the 30-day period immediately preceding the date in question of such shares on the principal United States securities exchange registered under the Exchange Act on which such shares are listed; or, if such shares are not listed on any such exchange, the highest closing bid quotation per share with respect to such shares during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use; or if no such quotations are available, the fair market value per share on the date in question of such shares as determined by at least two-thirds of the Disinterested Directors in good faith; and (b) in the case of property other than shares, the fair market value of such property on the date in question as determined in good faith by at least two-thirds of the Disinterested Directors.~~

~~(g) A “Person” is a natural person or a legal entity of any kind, together with any Affiliate of such person or entity, or any person or entity with whom such person, entity or an Affiliate has any agreement or understanding relating to acquiring, voting or holding Voting Securities.~~

~~(h) A “Related Person” is (i) any Person which, together with its Affiliates, is the beneficial owner of an aggregate of 10% or more of the Common Shares or of the total voting power of all outstanding Voting Securities, (ii) any officer, director or employee of a Related Person, (iii) any Person which, together with its Affiliates, shall become, in a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, the beneficial owner of Voting Securities of which a Related Person was the beneficial owner at any time during the two years prior to the time such Person or Affiliate became such beneficial owner and (iv) any Affiliate of any such Person, provided, that the term “Related Person” shall not include the Corporation; any savings, employee stock ownership or other employee benefit plan of the Corporation or any trustee or fiduciary when acting in such capacity with respect to any such employee benefit plan of the Corporation; or any subsidiary all the capital stock of or equity interest in which is owned by the Corporation, by one or more such subsidiaries or by the Corporation and one or more such subsidiaries.~~

~~(i) A “Substantial Part of the Corporation's Assets” shall mean assets of the Corporation or any of its subsidiaries in an amount equal to 20% or more of the fair market value, as determined by the Disinterested Directors, of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is made.~~

~~(J) “Voting Securities” means all outstanding Common Shares and all other outstanding securities of the Corporation, if any, which are then entitled to vote generally in the election of directors or which have been designated as Voting Securities by a majority of the Disinterested Directors.~~

ARTICLE VIII

The following provisions are inserted for the regulation and conduct of the affairs of the Corporation, but it is expressly provided that the same are intended to be and shall be construed to be in furtherance and not in limitation or exclusion of the powers conferred by law:

(1) Subject always to such bylaws as may be adopted from time to time by the shareholders, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the bylaws of the Corporation, but any bylaw adopted by the Board of Directors may be altered, amended or repealed by the shareholders. The bylaws or any particular bylaw may fix a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by the Florida Law.

(2) All corporate powers of the Corporation shall be managed by or under the authority of, and its business and affairs shall be managed under the direction of, its Board of Directors. Directors need not be shareholders. The bylaws may prescribe the number of directors, not less than three; may provide for the increase or reduction thereof but not less than three; and may prescribe the number necessary to constitute a quorum, which number may be less than a majority of the whole Board of Directors, but not less than the number required by law. Whenever a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, it may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors.

(3) The Corporation hereby elects not to be governed ~~by Section 607.0901 (relating to affiliated transactions) or~~ by Section 607.0902 (relating to control share acquisitions) of the Florida Law, and the provisions of such ~~statutes~~ statute shall not apply to the Corporation.

The Amendment to the Articles of Incorporation of Darden Restaurants, Inc. is attached to this Proxy Statement as Appendix A.

PROPOSAL 8 — RATIFICATION OF THE PROVISION OF THE COMPANY’S BYLAWS DESIGNATING ORANGE COUNTY, FLORIDA AS THE EXCLUSIVE FORUM FOR SHAREHOLDER LITIGATION

We are seeking ratification of the provision of the Company’s Bylaws designating Orange County, Florida as the exclusive forum for shareholder litigation.

Your Board recommends that you vote FOR ratification of the provision of the Company’s Bylaws designating Orange County, Florida as the exclusive forum for shareholder litigation.

Background and Considerations of the Board

On March 19, 2014, the prior Board approved an amendment to Article VI, Section 7 of the Bylaws to provide for the designation of Orange County, Florida, as the exclusive forum for certain stockholder litigation such as derivative claims, breach of fiduciary duty claims, claims pursuant to the Florida Business Corporation Act or the Charter or Bylaws and claims governed by the internal affairs doctrine (the “Exclusive Forum Provision”). In order to promote corporate governance best practices, in November 2014 the new Board adopted a resolution to have the Exclusive Forum Provision ratified by our shareholders. We believe the shareholders should ratify the provision because it is an important issue and is in the best interests of the Company.
The Exclusive Forum Provision is intended to avoid subjecting the Company to multiple lawsuits in multiple jurisdictions on matters relating to the corporate law in Florida, the Company’s state of incorporation. Because the Company’s restaurants are located throughout the country, there is a heightened risk that we will encounter such duplicative litigation. The ability to require such actions to be brought in a single forum provides numerous benefits to the Company and its stockholders.

The Exclusive Forum Provision addresses plaintiff forum shopping and the related, well-documented phenomenon of plaintiffs’ attorneys filing parallel lawsuits in multiple jurisdictions, primarily to obtain additional attorneys’ fees. The Board approved the Exclusive Forum Provision as a good governance measure in light of the incidence of such frivolous “strike” suits and multi-forum litigation. The Board believes that the Exclusive Forum Provision will reduce the risk of the Company’s involvement in duplicative litigation with the associated duplication of litigation expenses, the potential for inconsistent outcomes of cases brought in multiple forums and the possibility that courts in other states will misconstrue Florida law. The Board believes that, by ensuring that lawsuits relating to intra-corporate disputes are heard in a state or federal court located in Florida, an exclusive forum provision furthers the Company’s goal of fair, predictable and cost-effective outcomes. The Exclusive Forum Provision also gives the Board the discretion to consent to an alternative forum when appropriate under specific facts and circumstances.

Although exclusive jurisdiction provisions such as the one the Board has adopted are becoming increasingly common, and the Board knows of no reason a court in another state would not be willing to enforce its terms, the Board cannot be sure that all state courts would enforce the provision and transfer any covered proceeding to the Florida courts.

The Board has determined that the Exclusive Forum Provision is in the best interests of the Company and its shareholders and recommends that it be ratified by the shareholders.

The Exclusive Forum Provision to our Bylaws is attached to this Proxy Statement as Appendix B.

PROPOSAL 9 — APPROVAL OF DARDEN RESTAURANTS, INC. 2015 OMNIBUS INCENTIVE PLAN

We are seeking approval of our Darden Restaurants, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan”). The Board believes that the adoption of the 2015 Plan is in the best interests of our shareholders and the Company because equity-based awards help to attract, motivate, and retain talented employees, directors and other service providers, align employee and shareholder interests, link employee compensation with performance, and maintain a culture based on employee share ownership.

Shareholder approval of the 2015 Plan is necessary in order for the Company to (1) meet the NYSE shareholder approval requirements; (2) meet the shareholder approval requirements for the grant of stock options which qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); and (3) take tax deductions for certain compensation resulting from awards granted thereunder intended to qualify as performance-based compensation under Section 162(m) of the Code. Approval of the 2015 Plan will constitute approval of the material terms of the 2015 Plan pursuant to the shareholder approval requirements of Section 162(m) of the Code.

Your Board recommends that you vote FOR approval of the 2015 Plan.

Background

On July 15, 2015, the Board of Directors adopted the 2015 Plan, a copy of which is attached as Appendix D to this Proxy Statement. The 2015 Plan will become effective on September 17, 2015 (the “Effective Date”), subject to approval by the Company’s shareholders. The 2015 Plan is intended to replace the Company’s existing equity compensation plan, the 2002 Stock Incentive Plan (the “2002 Plan”). If the Company’s shareholders approve the 2015 Plan, no additional awards will be granted under the 2002 Plan after the date of such approval. Outstanding awards under the 2002 Plan, however, will continue to be governed by the 2002 Plan and the agreements under which they were granted.

The 2015 Plan is intended to (a) provide eligible individuals with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability and that will benefit its shareholders and other important stakeholders, including its employees and customers, and (b) provide a means of recruiting, rewarding, and retaining key personnel. The 2015 Plan provides for the grant of awards of options (nonqualified stock options or incentive stock options), stock appreciation rights, restricted stock, restricted stock units, deferred stock units, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards, and cash bonus awards (each, an “Award” and collectively, the “Awards”). Subject to adjustment as provided in the 2015 Plan, the maximum number of shares of stock reserved for issuance under the 2015 Plan will be equal to the sum of (i) nine hundred thousand (900,000) shares of stock, plus (ii) the number of shares of stock available for future awards under the 2002 Plan as of the Effective Date, plus (iii) the number of shares of stock related to awards outstanding under the 2002 Plan as of the Effective Date that thereafter terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares of Stock. We are seeking to include additional shares of our common stock under the 2015 Plan beyond the shares of stock that remain available for future awards under the 2002 Plan in order to provide us with flexibility in structuring our compensation arrangements going forward and to enable us to grant equity compensation at a level that allows us to continue to attract and retain employees in the competitive labor markets in which we compete.
The following summary of the 2015 Plan is qualified in its entirety by reference to the full text of the 2015 Plan.
Description of the 2015 Plan

Purpose

The Board believes that our success depends in large measure on our ability to attract and retain highly qualified officers, employees and non-employee directors who are motivated to put forth maximum effort on our behalf and on behalf of our shareholders. Compensation based on common stock encourages these persons to align their interest with that of shareholders. The Board believes that stock-based compensation programs are essential in attracting, retaining and motivating these individuals to enhance the growth of Darden and our subsidiaries, and the 2015 Plan allows for the use of stock-based compensation.

Eligibility and Term

Any employee, director, or consultant of the Company or an affiliate, as the Committee (as defined below) determines and designates from time to time, and any other individual whose participation in the 2015 Plan is determined to be in the best interests of the Company by the Committee, is eligible to receive Awards under the 2015 Plan. The 2015 Plan will become effective as of the Effective Date and will terminate on the first to occur of (a) the tenth (10th) anniversary of the Effective Date,

(b) the date determined in accordance with the Board’s authority to amend, suspend, or terminate the 2015 Plan; and (c) the date determined in accordance with a Change in Control (as defined below). Upon such termination of the 2015 Plan, all outstanding Awards will continue to have full force and effect in accordance with the provisions of the terminated 2015 Plan and the applicable award agreement (or other documents evidencing such Awards).

Administration

The 2015 Plan is administered by a Committee, which is composed of not fewer than two (2) directors of the Company designated by the Board to administer the 2015 Plan (the “Committee”). Each member of the Committee will be (a) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) an “outside director” within the meaning of Section 162(m) of the Code and (c) an independent director in accordance with the rules of any stock exchange on which the Company’s stock is listed.

The Committee may (subject to express limitations in the 2015 Plan):

•	Designate persons eligible for Awards under the 2015 Plan;

•	Determine the type of Award and number of shares covered by each Award;

•	Determine the terms and conditions of any Award;

•	Prescribe the form of each award agreement evidencing an Award;

•	Amend, modify or supplement the terms of any outstanding Award; and

•	Interpret and administer the 2015 Plan and any award agreement.

The Committee may also determine whether an Award may be canceled, forfeited or suspended, and may amend or waive the terms and conditions of an outstanding Award, but may not, except in connection with a corporate transaction involving the Company, (a) amend the terms of outstanding options or SARs to reduce the option price or SAR price, as applicable, of such outstanding options or SARs; (b) cancel outstanding options or SARs in exchange for or substitution of options or SARs with an option price or SAR price, as applicable, that is less than the option price or SAR price, as applicable, of the original options or SARs; or (c) cancel outstanding options or SARs with an option price or SAR price, as applicable, above the current fair market value in exchange for cash or other securities, in each case, unless such action is subject to and approved by the Company’s shareholders. To the extent permitted by applicable laws, the Committee may delegate some or all of its authority with respect to the 2015 Plan and Awards to the Chief Executive Officer of the Company and/or any other officer of the Company designated by the Committee, provided that the Committee may not delegate its authority (a) to make Awards to directors of the Company, (b) to make Awards to any employee who (i) is an “officer” within the meaning of Rule 16a-1(f) of the Exchange Act, (ii) is or could become a “covered employee” within the meaning of Section 162(m)(3) of the Code, or (iii) is an officer of the Company who is delegated authority by the Committee as discussed above, or (c) to interpret the 2015 Plan, any Award, or any award agreement.

Minimum Vesting Period. Except with respect to a maximum of five percent (5%) of the Share Limit, as may be adjusted pursuant to the terms of the 2015 Plan, and except in connection with a Change in Control, no Award will provide for vesting which is any more rapid than vesting on the one (1) year anniversary of the grant date or, with respect to Awards that vest upon the attainment of performance goals, a performance period that is less than twelve (12) months.
Shares Available for Issuance

Subject to adjustment as provided in the 2015 Plan, the maximum number of shares of stock reserved for issuance under the 2015 Plan will be equal to the sum of (i) nine hundred thousand (900,000) shares of stock, plus (ii) the number of shares of stock available for future awards under the 2002 Plan as of the Effective Date, plus (iii) the number of shares of stock related to awards outstanding under the 2002 Plan as of the Effective Date that thereafter terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares of Stock (the “Share Limit”). Any of the shares of common stock reserved and available for issuance under the 2015 Plan may be used for any type of Award under the 2015 Plan, and any or all of the shares of common stock reserved for issuance under the 2015 Plan will be available for issuance pursuant to the incentive stock options.

In connection with stock splits, distributions, recapitalizations, spin-offs, stock dividends and certain other events, the Committee will make proportionate adjustments that it deems appropriate in the aggregate number and kind of shares of stock that may be issued under the 2015 Plan and the number and kind of shares of stock that are subject to outstanding awards. The Committee will have the right to cause the Company to assume awards previously granted under a compensatory plan of another business entity that is a party to such transaction and to grant substitute awards under the 2015 Plan for such awards. The Share Limit will be increased by the number of shares of common stock subject to any such assumed awards and substitute awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the 2015 Plan and will not reduce the number of shares of stock otherwise available for issuance under the 2015 Plan, subject to applicable rules of any stock exchange or securities market on which the stock is listed or publicly traded.

Shares of stock covered by an Award will be counted as used as of the grant date for purposes of calculating the number of shares of stock available for issuance. Any shares of stock that are subject to Awards, including shares of stock acquired through dividend reinvestment pursuant, will be counted against the Share Limit as one (1) share of stock for every one (1) share of stock subject to an Award. The number of shares of stock subject to an Award of SARs will be counted against the Share Limit as one (1) share of stock for every one (1) share of stock subject to such Award regardless of the number of shares of stock actually issued to settle such SARs upon the exercise of the SARs. The target number of shares issuable under a performance share grant will be counted against the Share Limit as of the grant date, but such number will be adjusted to equal the actual number of shares issued upon settlement of the performance shares to the extent different from such target number of shares. Awards that do not entitle a participant to receive or purchase shares of stock and Awards that are settled in cash will not be counted against the Share Limit.

If any shares of stock covered by an Award are not purchased or are forfeited or expire or if an Award otherwise terminates without delivery of any stock subject thereto or is settled in cash in lieu of shares, then the number of shares of stock counted against the Share Limit with respect to such Award will, to the extent of any such forfeiture, termination, expiration, or settlement, again be available for making Awards under the 2015 Plan.

The number of shares of stock available for issuance under the 2015 Plan will not be increased by the number of shares of stock (i) tendered, withheld, or subject to an Award granted under the 2015 Plan surrendered in connection with the purchase of shares of stock upon exercise of an option, (ii) that were not issued upon the net settlement or net exercise of a stock-settled SAR granted under the 2015 Plan, (iii) deducted or delivered from payment of an Award granted under the 2015 Plan in connection with the Company’s tax withholding obligations, or (iv) purchased by the Company with proceeds from option exercises.

The maximum number of shares of stock subject to options or SARs that can be granted under the 2015 Plan in any one fiscal year to any person, other than a non-employee director, is one million (1,000,000). The maximum number of shares of stock subject to Awards other than options or SARs that can be granted under the 2015 Plan in any one fiscal year to any person, other than a non-employee director, is two hundred thousand (200,000). The maximum fair market value of shares of stock that may be granted under the 2015 Plan in any one fiscal year to any non-employee director is five hundred thousand dollars ($500,000). The maximum amount that may be paid as a cash-denominated performance-based award (whether or not cash-settled) for a performance period to any person is ten million dollars ($10,000,000).

Types of Awards

Under the 2015 Plan, the Committee may award options (including nonqualified stock options or incentive stock options), stock appreciation rights, restricted stock, restricted stock units, deferred stock units, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards, and cash bonus awards. Any of the Awards may, but need not, be made as performance incentives to reward the holders of such Awards for the achievement of performance goals in accordance with the terms of the 2015 Plan. Each Award granted pursuant to the 2015 Plan will be evidenced by an award agreement containing the terms and conditions of the Award.

Options. The holder of an option will be entitled to purchase a number of shares of our common stock at a specified option price during a specified time period, all as determined by the Committee. The option price of each option will be fixed by the Committee and stated in the award agreement evidencing such option. Except in the case of substitute awards, the option price of each option will be at least the fair market value of one (1) share of stock on the grant date; provided that, in the event that a participant is a ten percent (10%) stockholder, the option price of an option granted to such participant that is intended to be an incentive stock option will be not less than one hundred ten percent (110%) of the fair market value of one (1) share of stock on the grant date. In no case will the option price of any option be less than the par value of one (1) share of stock. Subject to certain limitations set forth in the 2015 Plan, each option granted under the 2015 Plan will become vested and/or exercisable at such times and under such conditions as determined by the Committee and stated in the award agreement, in another agreement with the participant or otherwise in writing. Each Option granted under the 2015 Plan will terminate, and all rights to purchase shares of stock thereunder will cease, on the tenth (10th) anniversary of the grant date of such option, or under such circumstances and on such date prior thereto as is set forth in the 2015 Plan or as may be fixed by the Committee and stated in the award agreement relating to such option, subject to certain limitations as set forth in the 2015 Plan.

Stock Appreciation Rights (SARs). The holder of a SAR will be entitled to receive, upon exercise thereof, the excess of (a) the fair market value of one (1) share of our common stock on the date the SAR is exercised, over (b) the SAR price as determined by the Committee. The award agreement for a SAR will specify the SAR price, which will be no less than the fair market value of one (1) share of stock on the grant date of such SAR. Subject to certain limitations set forth in the 2015 Plan, SARs may be granted in tandem with all or part of an option granted under the 2015 Plan or at any subsequent time during the term of such option, in combination with all or any part of any other Award, or without regard to any option or other Award. The Committee will determine, on the grant date or thereafter, the time or times at which, and the circumstances under which, a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs will cease to be or become exercisable following termination of service or upon other conditions, whether or not a SAR will be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR. Each SAR granted under the 2015 Plan will terminate, and all rights thereunder will cease, on the tenth (10th) anniversary of the grant date of such SAR or under such circumstances and on such date prior thereto as is set forth in the 2015 Plan or as may be fixed by the Committee and stated in the award agreement relating to such SAR.

Restricted Stock, Restricted Stock Units, and Deferred Stock Units.  Awards of restricted stock, restricted stock units and deferred stock units will be subject to such restrictions as are imposed by the Committee (including, for example, establishing a restricted period applicable to such restricted stock, restricted stock units, or deferred stock units or prescribing restrictions in addition to or other than the expiration of the restricted period, including the achievement of corporate or individual performance goals, which may be applicable to all or any portion of such restricted stock, restricted stock units, or deferred stock units). Unless the Committee provides otherwise in an award agreement, holders of restricted stock will have the right to vote such shares of restricted stock and the right to receive any dividend payments or distributions declared or paid with respect to such shares of restricted stock. Holders of restricted stock units and deferred stock units will have no rights as stockholders of the Company. Holders of restricted stock units and deferred stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of our common stock, cash or a combination thereof in settlement of such units.

Upon the termination of a participant’s service to the Company or an affiliate, any restricted stock, restricted stock units, or deferred stock units held by such participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, will immediately be deemed forfeited, unless the Committee provides for otherwise in an award agreement, in another agreement with the participant, or otherwise in writing after such award agreement is issued, but prior to termination of the participant’s service. Upon forfeiture of such restricted stock, restricted stock units, or deferred units, the participant will have no further rights with respect thereto, including any right to vote such restricted stock or any right to receive dividends or dividend equivalent rights, as applicable, with respect to such restricted stock, restricted stock units, or deferred stock units.

Unrestricted Stock and Other Equity-Based Awards. Subject to the minimum vesting period described in the “Administration” section of this proposal, the Committee may, in its sole discretion, grant (or sell at the par value of a share of stock or at such other higher purchase price as determined by the Committee) an Award to any participant pursuant to which such participant may receive shares of unrestricted stock under the 2015 Plan or grant Awards in the form of other equity-based awards, as deemed by the Committee to be consistent with the purposes of the 2015 Plan, subject to terms and conditions determined by the Committee. Awards of unrestricted stock may be granted or sold to any participant in respect of service rendered or, if so provided in the related award agreement or a separate agreement, to be rendered by the participant to the Company or an affiliate or other valid consideration, in lieu of or in addition to any cash compensation due to such participant.

Dividend Equivalents. The holder of a dividend equivalent with respect to an Award will be entitled to receive payments (in cash, shares of our common stock, or a combination thereof) in a single installment or in multiple installments, all as determined in the sole discretion of the Committee and subject to the terms and conditions specified in the applicable award agreement. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of stock or Awards, which may thereafter accrue additional dividend equivalent rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment will be at the fair market value thereof on the date of such reinvestment. No dividend equivalent rights may be granted in connection with, or related to, an award of options or SARs. A participant’s rights in all dividend equivalent rights will automatically terminate upon such participant’s termination of service for any reason, unless the Committee provides otherwise in an award agreement, in another agreement with the participant, or otherwise in writing after such award agreement is issued.
Performance-Based Awards. The Committee, at any time and from time to time, may grant performance-based awards in such amounts and upon such terms as the Committee determines, as set forth in an applicable award agreement. Each grant of a performance-based award will have an initial cash value or an actual or target number of shares of stock that is established by the Committee as of the grant date. The Committee will set performance goals in its discretion which, depending on the extent to which they are achieved, will determine the value and/or number of shares of stock subject to a performance-based award that will be paid out to the participant. Payment of the value earned under performance-based awards will be made, as determined by the Committee, in the form, at the time, and in the manner described in the applicable award agreement. Payment of performance-based awards will be in the form of cash, shares of stock, other awards, or a combination thereof, including shares of stock and/or awards that are subject to any restrictions deemed appropriate by the Committee, in each case as determined in the sole discretion of the Committee.
Forfeiture. The Committee may reserve the right in an award agreement to cause a forfeiture of the gain realized by a participant with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such participant in violation or breach of, or in conflict with, any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of employees or clients of the Company or an affiliate, (d) confidentiality obligation with respect to the Company or an affiliate, (e) Company or affiliate policy or procedure, (f) other agreement, or (g) other obligation of such participant to the Company or an affiliate, as and to the extent specified in such award agreement. If the recipient of an outstanding Award is an employee of the Company or an affiliate and such participant’s service is terminated for Cause (as defined in the 2015 Plan), the Committee may annul such the participant’s outstanding Award as of the date of termination for Cause.
Recoupment. Any Awards granted pursuant to the 2015 Plan will be subject to mandatory repayment by the participant to the Company (x) to the extent set forth in the 2015 Plan or an award agreement or (y) to the extent the participant is, or in the future becomes, subject to (1) any Company or affiliate “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable laws, or (2) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

Change in Control. Except as otherwise provided in the applicable award agreement, in another agreement with the participant, or as otherwise set forth in writing, upon the occurrence of a Change in Control (as defined below) in which outstanding Awards are not being assumed or continued the following will occur: (i) immediately prior to the occurrence of such Change in Control, in each case with the exception of performance-based awards, all outstanding shares of restricted stock, and all restricted stock units, deferred stock units, and dividend equivalent rights will be deemed to have vested, and all shares of Stock and/or cash subject to such Awards will be delivered; (ii) at the Committee’s discretion one or both of the following two actions will be taken: (x) all options and SARs will become exercisable at least 15 days before the Change in Control and terminate upon the consummation of the Change in Control, and/or (y) any options, SARs, restricted stock, restricted stock units, deferred stock units and/or dividend equivalent rights may be canceled and cashed out in connection with the Change in Control for an amount in cash or securities having a value, in the case of restricted stock, restricted stock units, deferred stock units and dividend equivalent rights, equal to the formula or fixed price per share paid to the shareholders pursuant to such Change in Control and, in the case of options or SARs, equal to the product of the number of shares subject to such options or SARs multiplied by the amount, if any, by which the formula or fixed price per share paid to shareholders pursuant to such Change in Control exceeds the exercise price applicable to such shares (in the event the option exercise price or SAR exercise price of an Award exceeds the price per share paid to shareholders in the Change in Control, such options and SARs may be terminated for no consideration); (iii) performance-based awards will be treated as though target performance has been achieved; and (iv) other equity-based awards will be governed by the terms of the applicable award agreement.

Except as otherwise provided in the applicable award agreement, in another agreement with the participant, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are being assumed or continued the following will occur: the 2015 Plan and the options, SARs, restricted stock, restricted stock units, deferred stock units, dividend equivalent rights, and other equity-based awards granted under the 2015 Plan will continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Awards, or for the substitution for such Awards with new awards, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices of options and stock appreciation rights.

A Change in Control under the 2015 Plan means the occurrence of any of the following:

(a)
Any individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (i) the then-outstanding shares of Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding Voting Stock of the Company (the “Outstanding Company Voting Securities”); provided, however, that, the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company or (D) any acquisition pursuant to certain transactions set forth in the 2015 Plan.

(b)
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, (ii) no individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act) (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(c)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Section 162(m) of the Code. Section 162(m) of the Code (“Section 162(m)”) limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1.0 million for compensation paid to each of their chief executive officer and their three highest compensated executive officers (other than the chief financial officer) determined at the end of each year. However, certain “qualified performance-based compensation” under Section 162(m) is excluded from this limitation. The 2015 Plan is designed to permit the Committee to grant awards that constitute qualified performance-based compensation under Section 162(m), but the Committee is not required under the 2015 Plan to grant awards that are intended to qualify for this exception.

For awards that are intended to satisfy the Section 162(m) exception for qualified performance-based compensation, the awards will be subject to one or more, or any combination, of the following performance goals, as selected by the Committee: net earnings or net income; operating earnings; pretax earnings; earnings per share; share price, including growth measures and total stockholder return; new unit growth; new unit return on investment; earnings before interest and taxes; earnings before interest, taxes, depreciation, and/or amortization; earnings before interest, taxes, depreciation, and/or amortization as adjusted (“Adjusted EBITDA”) to exclude any one or more of certain items listed in the 2015 Plan (i.e., rent costs; stock-based compensation expense; income from discontinued operations; gain on cancellation of debt; debt extinguishment and related costs; restructuring, separation, and/or integration charges and costs; reorganization and/or recapitalization charges and costs; impairment charges; merger-related events; gain or loss related to investments; sales and use tax settlements; and gain on non-monetary transactions); sales or revenue growth or targets, whether in general or by type of product, service, or customer; gross or operating margins; return measures, including return on assets, capital, investment, equity, sales, or revenue; cash flow, including certain measures listed in the 2015 Plan (i.e., operating cash flow; free cash flow, defined as earnings before interest, taxes, depreciation, and/or amortization (as adjusted to exclude any one or more of the items that may be excluded pursuant to the Adjusted EBITDA performance goal described above) less capital expenditures; levered free cash flow, defined as free cash flow less interest expense; cash flow return on equity; and cash flow return on investment); productivity ratios; costs, reductions in cost, and cost control measures; expense targets; market or market segment share or penetration; financial ratios as provided in credit agreements of the Company and its subsidiaries; working capital targets; completion of acquisitions of businesses or companies; completion of divestitures and asset sales; regulatory achievements or compliance; customer satisfaction measurements; execution of contractual arrangements or satisfaction of contractual requirements or milestones; product development achievements; and any combination of the foregoing business criteria.

Performance under any of the performance goals described in the preceding paragraph (a) may be used to measure the performance of (i) the Company and its subsidiaries and other affiliates as a whole, (ii) the Company, any subsidiary, and/or any other affiliate or any combination thereof, or (iii) any one or more business units of the Company, any subsidiary, and/or any other affiliate, as the Committee, in its sole discretion, deems appropriate, (b) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate, and (c) may be stated as a combination of one or more performance goals, and on an absolute or relative basis.

To qualify as performance-based compensation under Section 162(m):

(a)	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(b)
the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception (the Committee is expected to meet this requirement);

(c)
the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by shareholders before payment is made (the approval of the 2015 Plan will constitute approval of the material terms of the compensation granted thereunder); and

(d)	the Committee must certify in writing before payment of the compensation, that the performance goals and any other material terms were in fact satisfied.

Transferability

Awards of options or SARs may only be transferred by will or by the laws of descent and distribution, except that a participant may transfer, not for value, all or part of an option which is not an incentive stock option or a SAR to any “family member” as defined by the 2015 Plan, if authorized in the applicable award agreement and by the Committee, in its sole discretion. Following a transfer, any option or SAR will continue to be subject to the same terms and conditions as were in effect immediately prior to such transfer and any subsequent transfers of transferred options or SARs will be prohibited except to “family members” of the original participant or by will or the laws of descent and distribution. Awards of restricted stock, restricted stock units, and deferred stock units may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such awards.

Amendments

The Board may amend, suspend, or terminate the 2015 Plan at any time, provided that, with respect to Awards granted under the 2015 Plan, no amendment, suspension, or termination of the 2015 Plan will, without the consent of the participant, impair the rights or obligations under any such Award. The effectiveness of any amendment to the 2015 Plan will be contingent on approval of such amendment by the Company’s shareholders to the extent provided by the Board or required by applicable laws.

Federal Income Tax Consequences

The federal income tax consequences of Awards under the 2015 Plan for participants and the Company will depend on the type of Award granted. The following description of tax consequences is intended only for the general information of shareholders. This discussion is general in nature; we have not taken into account a number of considerations which may apply in light of the circumstances of a particular participant. A participant in the 2015 Plan should not rely on this description and instead should consult his or her own tax advisor.

Options. Under current law the grant of an option generally will have no federal income tax consequences for the participant or the Company. Upon the exercise of an option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of our common stock on the exercise date over the exercise price. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and subject to the limit on the deductibility under Section 162(m), as described above.

Incentive Stock Options. Under current law, the grant of an incentive stock option will not be a taxable event for the participant or for the Company. In addition, a participant generally will not recognize taxable income upon exercise of an incentive stock option. A participant’s alternative minimum taxable income, however, will be increased by the amount by which the aggregate fair market value of the shares of our common stock underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Any gain realized upon a disposition of the shares of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the participant holds the shares for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”).

The Company will not be entitled to any income tax deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an incentive stock option to qualify for the foregoing tax treatment, the participant generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option. If all of the foregoing requirements are met except the holding period requirement mentioned above, the participant will recognize ordinary income upon the disposition of the shares of common stock in an amount generally equal to the excess of the fair market value of the shares at the time the incentive stock option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain.

The Company will generally be allowed an income tax deduction to the extent the participant recognizes ordinary income, subject to the Company’s compliance with Section 162(m) and to certain reporting requirements.

Stock Appreciation Rights (SARs). Under current law, the grant of a SAR generally will have no federal income tax consequences for the participant. Upon the exercise of a SAR, the participant will recognize ordinary income equal to the amount of cash paid and the fair market value of any of our shares of common stock delivered to the participant. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and subject to the limit on the deductibility under Section 162(m), as described above.

Restricted Stock. Under current law, the grant of restricted stock generally will have no federal income tax consequences to the participant or the Company. The participant will generally recognize ordinary income on the date the award vests, in an amount equal to the value of the shares on the vesting date. Under Section 83 of the Code, a participant may elect to recognize income on the date of grant rather than the date of vesting in an amount equal to the fair market value of the shares on the date of grant (less the purchase price for such shares, if any). Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and subject to the limit on the deductibility under Section 162(m), as described above.

Restricted Stock Units, Deferred Stock Units and Performance-Based Awards. Under current law, the grant of a restricted stock unit award, a deferred stock unit award or a performance-based award generally will have no federal income tax consequences to the participant or the Company. The participant generally will recognize ordinary income when payment is actually or constructively received by the participant in satisfaction of the restricted stock unit award, deferred stock unit award or performance-based award, in an amount equal to the amount of cash paid and the fair market value of any shares delivered to the participant. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and subject to the limit on the deductibility under Section 162(m), as described above.

Unrestricted Stock. Under current law, upon the grant of an award of unrestricted stock, a participant will be required to recognize ordinary income in an amount equal to the fair market value of the shares on the date of grant, reduced by the amount, if any, paid for such shares. Upon a participant’s disposition of such shares, any gain realized in excess of the amount reported as ordinary income will be reportable by the participant as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the participant held the shares for more than one year (otherwise, the capital gain or loss will be short-term). Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and subject to the limit on the deductibility under Section 162(m), as described above.

Dividend Equivalents. Under current law, the grant of dividend equivalents generally will have no federal income tax consequences for the participant. Generally, the participant will recognize ordinary income on the amount distributed to the participant pursuant to the award of dividend equivalent rights. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and subject to the limit on the deductibility under Section 162(m), as described above.

Certain payments made to employees and other service providers in connection with a change in control may constitute “parachute payments” subject to tax penalties imposed on both the Company and the recipient under Sections 280G and 4999 of the Code. In general, when the value of parachute payments equals or exceeds three times the employee’s “base amount,” the employee is subject to a 20% nondeductible excise tax on the excess over the base amount and the Company is denied a tax deduction for the excess payments. The base amount is generally defined as the employee’s average compensation for the five calendar years prior to the date of the change in control. The value of accelerated vesting of restricted stock, options, or other Awards in connection with a change in control can constitute a parachute payment. The 2015 Plan contains a modified form of a “safe harbor cap,” which limits the amount of potential parachute payments that a recipient may receive to no more than 299% of the recipient’s base amount, but only if the after-tax value of the unreduced payments would be equal to or less than 110% of the after-tax value of the reduced payments.

New Plan Benefits

As of [ ], 2015, no Awards have been made under the 2015 Plan. Because benefits under the 2015 Plan are discretionary and will depend on the actions of the Committee, the performance of the Company and the value of our common stock, it is not possible to determine the benefits that will be received if shareholders approve the 2015 Plan.

Equity Compensation Plan Information

The following table gives information about shares of our common stock issuable as of May 31, 2015 under the 2002 Plan, the RARE Hospitality International, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “RARE Plan”), our Stock Option and Long-Term Incentive Plan of 1995 (the “1995 Plan”), our Restaurant Management and Employee Stock Plan of 2000 (the “2000 Plan”), the Director Compensation Plan and our Employee Stock Purchase Plan.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders (3)	7,324,834	$44.74	7,947,051	(4)
Equity compensation plans not approved by security holders (5)	604,992	$37.55	0
Total	7,929,826	$44.18	7,947,051

(1)	Includes stock options exercisable for common shares and deferred compensation obligations and unvested restricted stock units that may be paid out in common shares.

(2)	Relates solely to stock options exercisable for common shares.

(3)
Consists of the 2002 Plan, 1995 Plan and our Employee Stock Purchase Plan. The 2002 Plan has a “fungible share pool” approach to account for authorized shares. With respect to stock options and SARs, the number of shares available for awards is reduced by one share for each share covered by such award or to which the award relates. With respect to awards granted after September 15, 2006, other than stock options and SARs, the number of shares available for awards is reduced by two shares for each share covered by such award or to which such award relates. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash are not counted against the aggregate number of shares available for awards under the 2002 Plan.

(4)
Includes up to 6,777,606 shares of common stock that may be issued under awards under the 2002 Plan, and up to 1,169,445 shares of common stock that may be issued under our Employee Stock Purchase Plan. No new awards may be made under the 1995 Plan.

(5)	Consists of the RARE Plan and the Director Compensation Plan, each of which is further described below.

RARE Plan. We acquired RARE on October 1, 2007. The RARE Plan has not been approved by our shareholders, but was approved by the shareholders of RARE on May 8, 2007. No new awards may be granted under the RARE Plan after May 10, 2014, but the plan shall remain in effect as long as any awards under the plan are outstanding. The RARE Plan is administered by the Compensation Committee. The RARE Plan provided for the issuance of common stock in connection with awards of non-qualified stock options, incentive stock options, restricted stock and restricted stock units. Persons eligible to receive awards under the RARE Plan were any employee, officer, director, consultant or advisor of the Company who, as of September 30, 2007, was an employee, officer, director, consultant or advisor to RARE or its subsidiaries or affiliates. The RARE Plan is designed to meet the requirements of Section 162(m) of the Code regarding the deductibility of executive compensation. The RARE Plan provides that the exercise price of stock options shall be determined by the Compensation Committee, but shall not be less than the fair market value of a share of common stock as of the grant date. The Compensation Committee further amended the RARE

Plan on June 19, 2008, to provide a “fungible share pool” approach to manage authorized shares under the RARE Plan. The RARE Plan did not provide for “net share counting,” so that shares that are used to pay the exercise price of a stock option or are withheld upon exercise of a stock option to satisfy tax withholding requirements were not be added to the number of shares available for granting awards under the RARE Plan.

Director Compensation Plan. The Director Compensation Plan provides for the issuance of up to 105,981 shares of common stock out of our treasury. No awards could be made under the Director Compensation Plan after September 30, 2005, but awards granted prior to that time remain outstanding and will vest in accordance with their terms. The Director Compensation Plan allowed us to award cash, deferred cash or common stock. Our non-employee directors were the only persons eligible to receive awards under the Director Compensation Plan. The purpose of the Director Compensation Plan is to provide incentives and awards to non-employee directors to align their interests with those of our shareholders. The Director Compensation Plan is administered by the Compensation Committee and was approved by the Board.

PROPOSAL 10 — SHAREHOLDER PROPOSAL REGARDING LOBBYING DISCLOSURE

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, DC 20006, beneficial owner of 91 of our common shares, has notified us that it intends to present the following proposal for consideration at the Annual Meeting. In accordance with federal securities regulations, we have included the text of the proposal and supporting statement exactly as submitted by the proponent. We are not responsible for the content of the proposal or the supporting statement or any inaccuracies they may contain.

Shareholder Proposal and Supporting Statement

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and
Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interest of shareholders and long-term value.
Resolved, the shareholders of Darden Restaurants, Inc. (“Darden”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2.	Payments by Darden used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.	Darden’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 and 3 above.
For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Darden is a member.
Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.
The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on Darden’s website.
Supporting Statement

As shareholders, we encourage transparency and accountability with corporate funds used to influence legislation and regulation both directly and indirectly. Absent a system of accountability, company assets could be used for objectives contrary to Darden’s long-term interests.
The Center for Responsive Politics reported that Darden spent over $1 million in direct federal lobbying in 2014, including $300,000 on two lobbying firms (https://www.opensecrets.oroilobbv/clientsum.php?id=D000021949&vear=2014). These figures do not include state lobbying expenditures. For example, Darden spent over $112,000 lobbying in California for 2014 (http://cal-access.ss.ca.00v/).

The New York Times cited Darden as a client of one of these lobbying firms and reported that the National Restaurant Association, (Darden is a prominent member), “did not disclose upfront its role in helping draft and circulate a statement signed by more than 500 prominent economists including four winners of the Nobel Prize, urging the federal government to reject the proposal by the Obama administration to increase the minimum wage to $10.10 an hour.” (“Industry Behind Anti-Wage-Hike Letter,” The New York Times, March 15, 2014).

The National Restaurant Association spent over $2.5 million on lobbying in 2014 (http://www.opensecrets.oro/lobbv/clientsum.php?id=D000000150&vear=2014). Darden does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying.
We urge you to vote FOR this proposal.

Board of Directors’ Response

The Board recommends a vote AGAINST this proposal because:

•
We have a robust policy on Civic Engagement and Disclosure of Political and Advocacy Expenditures that provides for meaningful accountability and requires, on an annual basis, disclosure about the Company’s lobbying activities and procedures and lobbying expenditures to trade associations and other tax-exempt organizations;

•	Lobbying activities are already subject to comprehensive regulations at both the federal and state levels; and

•
We believe that the additional disclosure requested by the shareholder proponent would not provide tangible benefits to shareholders and could put us at a competitive disadvantage by revealing our long-term business strategies and objectives.

Our Robust Policy on Civic Engagement and Disclosure of Political and Advocacy Expenditures

We have developed effective policies for the appropriate disclosure and oversight of our lobbying activities and are fully committed to complying with all laws concerning lobbying activities, including laws requiring public disclosure. Decisions about what issues to include in our lobbying agenda are generated by our government relations team, following consultation with subject matter experts and business unit leaders within the Company. The Board receives regular reports on the public policy agenda important to the Company and on progress made on achieving those legislative goals. Our Board regularly monitors and reviews our compliance procedures for, and oversight of, our political and lobbying activity.

Following the 2014 Annual Meeting, even though a nearly identical proposal was rejected by our shareholders, we affirmatively changed our policy on Civic Engagement and Disclosure of Political and Advocacy Expenditures and have made our lobbying disclosure more robust. Changes to the policy include: additional disclosure of payments made to trade associations used for political purposes and “social welfare” organizations under section 501(c)(4) of the Internal Revenue Code that engage in political activities, and disclosure of the Company’s lobbying policy and payments made for direct or indirect lobbying. These changes become effective January 1, 2016 for calendar year 2015.

We Already Adhere to Comprehensive Regulations at Both Federal and State Levels

Our lobbying activities are subject to comprehensive regulation at both the federal and state levels. We are in full compliance with all laws governing lobbying activities, including the Lobbying Disclosure Act and Honest Leadership and Open Government Act, which require reporting on lobbying activities and certification of compliance with Congressional gift rules. At the federal level, we file quarterly reports disclosing our lobbying expenditures and detailing our lobbying activities, the entities we lobbied and the subject matters upon which we lobbied. These reports are publicly available at http://lobbyingdisclosure.house.gov/. State lobbying activities also are subject to extensive registration and disclosure requirements, and such reports are also publicly available through the applicable state authorities.

Additional Disclosure Would Not Benefit Shareholders and May Put Us At A Competitive Disadvantage

After reviewing relevant disclosure laws, and taking into consideration our recently revised policies and internal approval processes, we have concluded that we provide ample disclosure of our lobbying activities. Preparing and maintaining the additional information requested by this proposal would impose unnecessary and duplicative burdens and expend Company resources while providing no tangible benefit to shareholders.

Further, like most major corporations, we are a member of several trade associations that represent the restaurant industry, professional associations, segments of our supply chain and the business community at large in an effort to bring about consensus on policy issues that impact our business, our employees and our guests. We believe these organizations give us a collective voice and enable us to communicate with government officials more effectively; however, any contribution we make to these groups does not infer an endorsement of their entire agenda or record. In the event a group takes a position inconsistent with our views, we will continue to represent our views within the organization and may advocate independently on behalf of our employees, shareholders and business interests as necessary. Although lobbying is not the primary purpose of these associations, the membership dues paid by us and other members may be part of the funds they use to engage in lobbying activities. Accordingly, we believe that additional disclosures regarding the specific payments made to these trade associations would not necessarily present an accurate reflection of our positions on certain public policy issues.

Finally, we believe that any additional disclosure, beyond what we currently provide or that which is mandated by federal and state law, could put us at a competitive disadvantage by revealing our long-term business strategies and objectives. Competitors, unions and other parties with interests adverse to ours also engage in the political process to further their business or strategic priorities. Imposing more stringent disclosure and reporting requirements on us could benefit those parties to the detriment of our Company and our shareholders. We do not believe that a special report beyond what we have already committed to provide to the public is necessary or an efficient use of Company resources.

Accordingly, your Board recommends that you vote AGAINST this proposal.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Meetings. At the 2014 Annual Meeting the following 12 directors were elected to the Company’s Board of Directors: Mses. B. Atkins, M. Atkins, Birch and Jamison and Messrs. Blum, Feld, Fogarty, Lenehan, Nowell, Smith, Sonsteby and Stillman. The size of the Board was subsequently increased to 14 directors due to two additional director appointments: Mr. Simon in October 2014, who had previously served on the Company’s Board, and Mr. Lee, Jr. in February, 2015, upon his appointment as CEO of the Company.

During the fiscal year ended May 31, 2015, the Board met 19 times. For the period of his or her Board service in fiscal 2015, each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the Board and the standing committees on which the director served.

Communications with Board. We believe that communication between the Board, shareholders and other interested parties is an important part of our corporate governance process. To this end, the Board has adopted Shareholder Communication Procedures that are available at www.darden.com under Investors — Corporate Governance. In general, shareholders and other interested parties may send communications to the attention of the Board, any individual director or the non-employee directors as a group, through the Independent Chairman of the Board. Communications may be sent in writing or via email to: Jeffrey C. Smith, Chairman of the Board, Darden Restaurants, Inc., c/o Anthony G. Morrow, Corporate Secretary, 1000 Darden Center Drive, Orlando, Florida 32837, email: chairman@darden.com.

The Corporate Secretary will act as agent for the Independent Chairman in facilitating direct communications to the Board. The Corporate Secretary will review, sort and summarize the communications. The Corporate Secretary will not, however, “filter out” any direct communications from being presented to the Independent Chairman without instruction from the Independent Chairman, and in such event, any communication that has been filtered out will be made available to any non-employee director who asks to review it. The Corporate Secretary will not make independent decisions with regard to what communications are forwarded to the Independent Chairman. The Corporate Secretary will send a reply to the sender of each communication acknowledging receipt of the communication.

Identifying and Evaluating Director Nominees. Our Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our Bylaws, describes in detail the process we use to fill vacancies and add new members to the Board. The Protocol is available at www.darden.com under Investors — Corporate Governance, as Appendix A to the Nominating and Governance Committee charter.

Under the Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on the Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our shareholders. Director candidates should be committed to our core values (integrity and fairness, respect and caring, diversity, always learning – always teaching, being “of service,” teamwork and excellence) and possess a wide range of experience in the business world. We also will consider the candidate’s independence under applicable NYSE listing standards and our Corporate Governance Guidelines. In identifying and evaluating nominees for the Board, the Board assesses the background of each candidate in a number of different ways including a wide variety of qualifications, attributes and other factors and recognizes that diverse viewpoints and experiences enhance the Board’s effectiveness. When reviewing and making initial recommendations on new candidates, the Nominating and Governance Committee considers how each prospective member’s unique background, expertise and experience will contribute to the Board’s overall perspective and ability to govern. In identifying or selecting nominees for the Board, the Company’s Corporate Governance Guidelines and related Director Nomination Protocol attached to the charter of our Nominating and Governance Committee provide that the Company seeks board members who will bring to the board a deep and wide range of experience in the business world, and have diverse problem-solving talents. We seek people who have demonstrated high achievement in business or another field, so as to enable them to provide strategic support and guidance for the Company. The guidelines further provide that the Company strives to maintain a board that reflects the gender, ethnic, racial and other diversity of our work force and restaurant guests, and also fosters diversity of thought. The guidelines further note that recruiting, hiring and nurturing the careers of women and minorities and increasing the diversity of our suppliers are top priorities, and that the Company also intends to maintain the diversity of its Board.

The Nominating and Governance Committee will identify potential candidates to recommend to the full Board and a search firm may be engaged to identify additional candidates and assist with initial screening. The Nominating and Governance Committee and the Chairman of the Board will perform the initial screening and review the credentials of all candidates to identify candidates that they feel are best qualified to serve. The Chairman of the Nominating and Governance Committee, working with the Chairman of the Board, will obtain background and reference information, as appropriate, for the candidates under consideration. The Nominating and Governance Committee will review all available information concerning the candidates’ qualifications and, in conjunction with the Chairman of the Board, will identify the candidate(s) they feel are best qualified to serve on the Company’s Board. The Chairman of the Nominating and Governance Committee, the CEO, and the Chairman of the Board (or the Chairman of the Board’s delegate from the Board) will meet with the leading candidates to further assess their qualifications and fitness, and to determine their interest in joining the Board. Following the meeting, the Board member participants and the Chairman of the Board will make a recommendation concerning the candidate to the Nominating and Governance Committee, which will consider whether to recommend the candidate to the full Board for election.

Director Candidates Recommended by Shareholders. The Nominating and Governance Committee will consider candidates recommended by shareholders. The procedures that shareholders should use to nominate directors are provided in our Bylaws. There are no differences in the manner of evaluation if the nominee is recommended by a shareholder.

Director Attendance at Annual Meeting of Shareholders. Our Corporate Governance Guidelines provide that directors are expected to attend all scheduled Board and committee meetings and the annual meeting of shareholders. Only one of our current directors was a director at the time of the 2014 Annual Meeting and therefore subject to the provision of the Corporate Governance Guidelines regarding attendance at the annual meeting of shareholders. All but three of the directors standing for reelection this year attended the 2014 Annual Meeting.

Board Committees and Their Functions

General. Our Board has four standing committees that operate under charters adopted by the Board: Audit, Compensation, Finance and Real Estate, and Nominating and Governance. Each charter is available at www.darden.com under Investors — Corporate Governance. Copies are available in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. Each member of every committee is an independent director as defined in our Corporate Governance Guidelines and the NYSE listing standards. All Board committees have the authority to retain outside advisors. Unless otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board as a whole.

We previously had an Executive Committee consisting of five members (former directors Mr. Otis (Chair), Mr. Ledsinger, Victoria D. Harker, William M. Lewis, Jr. and Michael D. Rose). In November 2014, we amended our Bylaws to eliminate the requirement for an Executive Committee and subsequently eliminated the Committee.

Audit Committee. Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. During fiscal 2015, the Audit Committee consisted of five members prior to the 2014 Annual Meeting, including former directors Ms. Harker (Chair), Christopher J. Fraleigh, David H. Hughes, Senator Connie Mack, III, and current member Mr. Simon.

In July 2014, Mr. Hughes, a member of our Audit Committee, notified the Board that he would not stand for reelection to the Board at the Company’s 2014 Annual Meeting.

In September 2014, the Company announced that Ms. Harker and Mr. Simon, both members of our Audit Committee, would not stand for reelection at the 2014 Annual Meeting. Senator Mack, a member of our Audit Committee, reached the mandatory retirement age for directors and did not stand for reelection at the 2014 Annual Meeting.

After the 2014 Annual Meeting, the Board appointed Ms. Jamison as the Chair of the Audit Committee and Ms. M. Atkins and Messrs. Simon and Sonsteby to serve on the Audit Committee.

The Board has determined that Mses. M. Atkins and Jamison and Mr. Sonsteby are each an “audit committee financial expert” as such term is defined by SEC rules, and therefore possess financial management expertise as required of at least one Audit Committee member by the NYSE listing standards. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards. The Audit Committee met 12 times during fiscal 2015 and has sole responsibility for appointing and terminating our independent registered public accounting firm. The Audit Committee’s primary purpose is to assist the Board in its oversight responsibilities to shareholders, specifically with respect to:

•	The integrity of our financial statements;

•	The qualifications and independence of our independent registered public accounting firm and internal auditing function;

•	The provision of a channel of communication among the Board, the independent auditor, internal audit function, management and other concerned individuals;

•	The assistance to the Board in meeting its fiduciary duties to shareholders and the Company;

•	The performance of our internal audit function and independent registered public accounting firm; and

•	The risks associated with the foregoing.

Another purpose of our Audit Committee is to furnish the report required by the SEC’s proxy rules that appears below in this Proxy Statement under the heading “Audit Committee Report.”

Compensation Committee. During fiscal 2015, our Compensation Committee consisted of five members prior to the 2014 Annual Meeting, including former directors Mr. Ledsinger (Chair), Michael W. Barnes, Leonard L. Berry, Mr. Rose, and Maria A. Sastre.

In September 2014, the Company announced that Messrs. Berry and Ledsinger, both members of our Compensation Committee, would not stand for reelection at the 2014 Annual Meeting.

After the 2014 Annual Meeting, the Board appointed Mr. Fogarty as the Chair of the Compensation Committee and Messrs. Feld and Nowell and Mses. M. Atkins, Birch and Jamison to serve on the Compensation Committee.

The Compensation Committee met 11 times during fiscal 2015. The primary responsibilities of our Compensation Committee include the following:

•
Annually review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and make recommendations to the other independent directors who will, together with the Compensation Committee, determine and approve the CEO’s compensation based on this evaluation (the CEO may not be present during any Compensation Committee deliberations or voting with respect to his compensation);

•	Make recommendations to the other independent directors who will, together with the Compensation Committee, review and approve the compensation for employee directors other than the CEO;

•
Periodically, as and when appropriate, recommend to the other independent directors who will, together with the Compensation Committee, review and approve the following as they affect the CEO and other employee-directors: (a) any employment agreements and severance arrangements; (b) any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits; and (c) any special or supplemental compensation and benefits, including supplemental retirement benefits and the perquisites provided during and after employment;

•
Review and approve the compensation of and compensation policy for the executive officers and such other employees of the Company and its subsidiaries as directed by the Board, other than the CEO and other employee-directors, including but not limited to: (a) the annual base salary level, (b) the annual cash bonus opportunity level under the applicable annual incentive bonus plan, and (c) the long-term incentive opportunity level for each executive officer (other than the CEO and other employee-directors);

•
Periodically, as and when appropriate, review and approve the following as they affect the executive officers other than the CEO and other employee-directors: (a) any employment agreements and severance arrangements; (b) any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits; and (c) any special or supplemental compensation and benefits, including supplemental retirement benefits and the perquisites provided during and after employment;

•
Annually review and approve the objective performance measures and the performance targets for executive officers participating in the Company’s annual incentive bonus plans and long-term incentive plans and certify the performance results under such measures and targets;

•	Determine executive officer stock ownership guidelines and monitor compliance by the executive officers with such stock ownership guidelines;

•
Review and discuss with management the Compensation Discussion and Analysis required to be included in our Proxy Statement and Annual Report on Form 10-K and, based on such review and discussion, make a recommendation to the Board that the Compensation Discussion and Analysis be so included;

•	Prepare a Compensation Committee Report for inclusion in our Proxy Statement and/or annual Form 10-K;

•
Provide recommendations to the Board of Directors on compensation-related proposals to be considered at the Company’s annual meeting, including the frequency of advisory votes on executive compensation;

•	Review and consider the results of any advisory vote on executive compensation and otherwise oversee the Company’s engagement with shareholders on the subject of executive compensation;

•
Review and make recommendations to the Board with respect to adopting, amending and overseeing the policies and practices related to the Company’s recoupment, or the forfeiture by employees, of incentive compensation;

•
Annually, receive reports on the Company’s employee benefit plans, including but not limited to any Section 401(k) plan, supplemental employee retirement plan, deferred compensation plans and employee stock purchase plan, and make recommendations to the Board in accordance with the requirements of the governing plan documents; and

•	Provide oversight of the risks associated with the foregoing.

The Compensation Committee may delegate its power under the Darden Restaurants, Inc. 2002 Stock Incentive Plan, as amended (the “2002 Plan”), to one or more directors, including a director who is also a senior executive officer of Darden, except that the Compensation Committee may not delegate its powers under the 2002 Plan with regard to our executive officers or directors who are subject to Section 16 of the Exchange Act, or in such a manner as would cause the Plan to not comply with the requirements of Section 162(m) of the Code. Under its charter, the Compensation Committee may delegate any of its administrative responsibilities under our compensation and benefit plans, subject to the applicable rules of the SEC, NYSE and the Internal Revenue Code, to any other person or persons, to the extent permitted by law.

See “Compensation Discussion and Analysis — Process for Determining Fiscal 2015 Executive Compensation — Prior Independent Consultant” and “Compensation Discussion and Analysis — Process for Determining Fiscal 2015 Executive Compensation — New Independent Consultant” for information with regard to the role of consultants in the Compensation Committee’s decision making process.

Finance and Real Estate Committee. During fiscal 2015, our Finance and Real Estate Committee (known as the Finance Committee until October 2014) consisted of six members prior to the 2014 Annual Meeting, including former directors Messrs. Lewis (Chair), Barnes, Fraleigh and Ledsinger, Senator Mack and Ms. Harker.

In September 2014, the Company announced that Messrs. Ledsinger and Lewis, and Ms. Harker, all members of our Finance and Real Estate Committee, would not stand for reelection at the 2014 Annual Meeting. Senator Mack, a member of our Finance and Real Estate Committee, reached the mandatory retirement age for directors and did not stand for reelection at the 2014 Annual Meeting.

After the 2014 Annual Meeting, the Board appointed Mr. Lenehan as the Chair of our Finance and Real Estate Committee and Messrs. Feld, Fogarty and Sonsteby and Ms. Birch to serve on the Finance and Real Estate Committee.

The Finance and Real Estate Committee met 8 times during fiscal 2015. The primary responsibilities of our Finance and Real Estate Committee are to:

•
Review financial policies and performance objectives developed by management pertaining to cash flow, capital spending and finance requirements; cash and debt balances, other key credit metrics, and credit ratings; dividend policy; investment criteria, including capital investment hurdle rates; and financial risk management strategies, including hedging and the use of derivatives;

•
Review significant changes to our capital structure, financial arrangements, capital spending and acquisition and disposition plans and making recommendations as needed to the Board regarding the financial structure, financial condition and financial strategy of the Company including the timing and maturity of debt, terms and interest rates of individual issues; common stock sales, repurchases or splits and any changes in dividends; proposed mergers, acquisitions, divestitures, joint ventures and strategic investments; any material diversification of the Company’s business; and authorization for any material prepayment, redemption or repurchase of debt for the purpose of satisfying sinking fund obligations;

•
Review the Company’s proposed annual consolidated budget included in its business plan, recommending such budget to the full Board for approval, and periodically reviewing the Company’s performance against such budget as reasonably required or requested by the Board;

•	Review material banking relationships and lines of credit; and

•
Review periodic reports on the Company’s overall real estate strategy, including significant leasing arrangements, potential impairment issues and review of new restaurant strategies and format changes.

Nominating and Governance Committee. During fiscal 2015, our Nominating and Governance Committee consisted of six members prior to the 2014 Annual Meeting, including former directors Messrs. Rose (Chair), Berry, Hughes and Lewis, and Ms. Sastre, and current director Mr. Simon.

In July 2014, Mr. Hughes, a member of the Nominating and Governance Committee, notified the Board that he would not stand for reelection to the Board at the Company’s 2014 Annual Meeting. In September 2014, the Company announced that Messrs. Berry, Lewis and Simon, all members of the Nominating and Governance Committee, would not stand for reelection at the 2014 Annual Meeting.

After the 2014 Annual Meeting, the Board appointed Ms. B. Atkins as the Chair of our Nominating and Governance Committee and Messrs. Blum, Feld, Lenehan, Nowell and Stillman to serve on our Nominating and Governance Committee.

The Nominating and Governance Committee met 12 times during fiscal 2015. The primary responsibilities of the Nominating and Governance Committee are to:

•
Identify individuals qualified to become Board members, consistent with criteria approved by the Board, and select, or recommend that the Board select, the director nominees for the next annual meeting of shareholders, or in the case of a vacancy on the Board, recommend an individual to fill such vacancy;

•	Review and recommend to the Board the appropriate organizational and board leadership structure;

•	Review the adequacy of our corporate governance principles on a regular basis;

•	Develop and recommend to the Board a set of corporate governance guidelines applicable to the Company;

•
Review the Company’s stock ownership guidelines for non-employee directors and recommending to the Board revisions to such guidelines as it deems desirable or appropriate, and monitoring compliance with such guidelines;

•	Oversee the Board’s self-evaluation process, and provide the Board advice regarding Board succession;

•	Recommend to the Board membership for each Board Committee and any changes to the Board’s committee structure as it deems advisable;

•	Review the Company’s compliance with SEC and NYSE rules and other applicable legal or regulatory requirements pertaining to corporate governance; and

•	Provide oversight of the risks associated with the foregoing.

Among the Nominating and Governance Committee’s other specific duties, it also is responsible for:

•
Reviewing resignations tendered by a director if, in an uncontested election, the director does not receive the vote of at least a majority of the votes cast at any meeting for the election of directors, and recommending to the Board whether to accept or reject the tendered resignation, or whether other action should be taken; and

•
Making recommendations to the other independent directors who will, together with the Nominating and Governance Committee, determine and approve the compensation for the non-employee independent directors.

The Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our Bylaws, describes the process by which we intend to fill vacancies and add new members to the Board. The Protocol is described in more detail above under the heading “— Board of Directors — Identifying and Evaluating Director Nominees.” The Nominating and Governance Committee also considers questions of possible conflicts of interest involving our directors and our senior executive officers, recommends to the Board those directors determined to satisfy the requirements for “independence” as set forth in our Corporate Governance Guidelines and the NYSE listing standards.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

The terms of the Director Compensation Program apply to all directors who are elected to the Board and are not employees of the Company or any of its subsidiaries. Directors who also are our employees do not receive additional compensation for serving on the Board. Shares for equity awards pursuant to the Director Compensation Program are drawn from our shareholder-approved equity compensation plan in effect at the time and pursuant to which we are authorized to grant shares of our common stock and share-based awards to directors. Currently, grants of common stock and share-based awards to directors are made from the 2002 Plan. All of our non-employee directors have been determined by your Board to be independent under applicable NYSE listings standards and our Corporate Governance Guidelines.

Our Nominating and Governance Committee periodically reviews our Director Compensation Program. The Nominating and Governance Committee acts with the assistance of a consultant retained by the committee to provide market data on director compensation programs at comparable companies, including companies in the peer group described in the “Compensation Discussion and Analysis.”

Current Director Compensation Program

In October 2014, the Company hired an independent compensation consultant, Pearl Meyer and Partners, to advise on executive compensation matters. Pearl Meyer and Partners also conducted a review of our Director Compensation Program. In November 2014, based on that review, the Board, upon the recommendation of the Nominating and Governance Committee, approved and set the compensation for directors as follows:

•	An annual cash retainer of $75,000, paid in quarterly installments, in arrears;

•	An annual cash retainer for the Chairs of the Audit, Finance and Real Estate, Compensation, and Nominating and Governance Committees of $30,000, $30,000, $20,000 and $15,000, respectively;

•	An annual cash retainer for the members of the Audit, Finance and Real Estate, Compensation, and Nominating and Governance Committees of $15,000, $15,000, $10,000 and $7,500, respectively;

•
An annual equity grant of common shares, which will be paid 75% in the form of restricted stock units (“RSUs”) and 25% in the form of stock options and will have a fair market value of $120,000 at the date of grant; and

•	An initial equity grant upon election to the Board, which will be paid 75% in RSUs and 25% in stock options, valued at $35,000.

Jeffrey C. Smith and Peter A. Feld agreed to have their compensation level set to be equal to the lowest paid director (other than Mr. Smith or Mr. Feld). William S. Simon did not receive the initial election equity grant, as he was not a newly elected director.

The annual cash retainers are due and paid quarterly, unless the director elects to defer the payment. Directors may elect to receive, in lieu of their cash compensation, RSUs to be of equal value to the foregone cash fees. If the director chooses to defer payment by receiving RSUs, he or she will receive dividends on such RSUs.

For the portion of the annual and initial equity grants delivered in RSUs, the number of RSUs received equals the award value divided by the fair market value of our common stock on the date of grant. The RSUs vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders. A director may elect to defer receipt of these RSUs until completion of Board service. Directors receive dividend equivalents on the RSUs to the extent the RSUs vest. For the portion of the annual and initial equity grants delivered in stock options, the number of stock options are determined by dividing award value by a Black-Scholes value based on the fair market value of our common stock on the date of grant. The stock options vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders.

Each of our directors is required to own the Company’s common shares with a value of at least five times the annual cash retainer, with a mandatory hold on all shares until the ownership guideline is achieved. However, the directors may sell enough shares to pay taxes in connection with their awards, even if the ownership guideline has not yet been achieved.

The Company reimburses directors for travel to Board meetings and related expenses, and for costs incurred in connection with attending the Board’s annual planning meeting and continuing education programs. In addition, the Company provides a dining benefit to our directors because we believe it is important for our directors to experience dining in our restaurants in order to better perform their duties to our Company. Until March 18th, 2015 this dining benefit also included dining in our competitors’ restaurants.

Prior Director Compensation Program

Under the prior Board, the compensation arrangement below was effective for the portion of fiscal 2015 from May 26, 2014 through October 12, 2014:

•	An annual retainer for the Lead Director of $25,000;

•	An annual award of common stock with a fair market value of $120,000 on the date of grant upon election or reelection to the Board;

•	An annual retainer of $85,000, and $2,000 for each committee meeting and special Board meeting (“cash compensation”); and

•	An annual retainer for the Chairs of the Audit, Compensation, and Nominating and Governance Committees of $15,000, and for Chairs of the other Board committees of $7,500.

Following the separation of the Chairman of the Board and CEO roles and the appointment of Charles A. Ledsinger, Jr. to Independent Non-Executive Chairman of the Board effective July 28, 2014, the prior Board approved the following compensation for the Independent Non-Executive Chairman of the Board in addition to the retainer(s) and fees paid as described above:

•	An annual retainer of $125,000; and

•	A one-time award of common stock with a fair market value of $50,000.

With the exception of the annual equity grant and the one-time award to the Independent Non-Executive Chairman of the Board described above, the non-employee directors’ remuneration was due and paid quarterly, unless the director elected to defer the payment. Non-employee directors may have elected to have their cash compensation paid in any combination of current or deferred cash, common stock or stock options. Deferred cash compensation may have been invested on a tax-deferred basis in the same manner as deferrals under our FlexComp Plan, a non-qualified deferred compensation plan that currently allows for different investment fund options, including a Darden common stock fund. In addition, each director may have chosen to receive, in lieu of their cash compensation, stock options determined to be of equal value to the foregone cash fees, which options were exercisable six months after grant. All of these stock options have an exercise price equal to the closing price of our common shares on the date of grant and have a term of ten years.

For the one-time award granted to the Independent Non-Executive Chairman of the Board valued at $50,000 the number of common shares received equaled the award value divided by the fair market value of our common stock on the date of grant.

The shares vested immediately, but were restricted from transfer for one year. The annual common stock grant was pro rated for the portion of Board service in the event a director joins the Board between annual elections. A director may have elected to defer receipt of these shares until completion of Board service or beyond, in which case the director receives deferred phantom stock units that settle in shares of our common stock and are entitled to dividend equivalents.

Fiscal 2015 Compensation of Non-Employee Directors

The table below sets forth, for each non-employee director, the amount of fees earned or paid in cash, the number of stock awards granted and all other compensation for his or her service in fiscal 2015. Fees earned that were paid in the form of stock or stock options are detailed in the notes to the table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)(4)	Total ($)
Current Board
Betsy S. Atkins	55,250	116,232	35,977	—	—	—	207,459
M. Shân Atkins	61,389	116,232	35,977	—	—	—	213,598
Jean M. Birch	61,389	116,232	35,977	—	—	—	213,598
Bradley D. Blum	50,646	116,232	35,977	—	—	—	202,855
Peter A. Feld	50,646	116,232	35,977	—	—	—	202,855
James P. Fogarty	67,528	116,232	35,977	—	—	—	219,737
Cynthia T. Jamison	70,597	116,232	35,977	—	—	—	222,806
William H. Lenehan	69,063	116,232	35,977	—	—	—	221,272
Lionel C. Nowell III	56,785	116,232	35,977	—	—	—	208,994
William S. Simon	81,069	89,988	27,851	—	—	—	198,908
Jeffrey C. Smith	49,792	116,232	35,977	—	—	—	202,001
Charles M. Sonsteby	64,458	116,232	35,977	—	—	—	216,667
Alan N. Stillman	50,646	116,232	35,977	—	—	—	202,855

Prior Board
Michael W. Barnes	56,819	—	—	—	—	—	56,819
Leonard L. Berry	78,819	—	—	—	—	—	78,819
Christopher J. Fraleigh	64,819	—	—	—	—	9,885	74,704
Victoria D. Harker	78,611	—	—	—	—	—	78,611
David H. Hughes	72,819	—	—	—	—	18,626	91,445
Charles A. Ledsinger, Jr.	113,567	49,996	—	—	—	63,086	226,649
William M. Lewis, Jr.	81,715	—	—	—	—	51,265	132,980
Senator Connie Mack, III	68,819	—	—	—	—	1,936	70,755
Michael D. Rose	92,611	—	—	—	—	109,083	201,694
Maria A. Sastre	78,819	—	—	—	—	23,613	102,432

(1)	Includes all fees earned, including annual retainer fees, Board and committee chairperson retainers and Board and committee meeting fees.

For Directors of the current Board, the annual retainers were payable at the end of each fiscal quarter and the amounts shown may have been delivered as cash, or restricted stock units. The restricted stock units granted are immediately vested, however the settlement of the restricted stock units may be deferred. Amounts received as restricted stock units were as follows: Ms. Betsy Atkins, 887 units with a market value of $55,159; Mr. Feld, 813 units shares with a market value of $50,555; Mr. Fogarty, 1,085 units with a market value of $67,468; Mr. Lenehan, 1,110 units with a market value of $69,026; Mr. Nowell, 911 units with a market value of $56,650, Mr. Smith, 797 units with a market value of $49,661; Mr. Sonsteby, 1,035 units with a market value of $64,358 The number of shares delivered is based on the amount of compensation earned divided by the closing price for our common stock on the NYSE on the grant date.

For Directors of the prior Board, the annual retainers and Board and committee meeting fees were payable at the end of each fiscal quarter and the amounts shown may have been delivered as cash, common stock, deferred cash or stock options. Stock options (“SOs”) are non-qualified stock options that are immediately vested but restricted from exercise for a period of six months. The number of stock options delivered is based on the amount of compensation foregone divided by 30 percent of the exercise price (determined by the closing price for our common stock on the NYSE on the grant date). The stock options expire ten years from the grant date. Amounts foregone for SOs and the number of SOs issued were as follows: Mr. Ledsinger, $56,784 and 3,717 SOs; Mr. Lewis, $81,715 and 5,368 SOs; and Mr. Rose, $92,611 and 6,099 SOs. Cash amounts that are deferred are credited with the same rates of return and investment alternatives as amounts in the FlexComp Plan, our non-qualified deferred compensation plan. Cash amounts deferred for fiscal 2015 were as follows: Mr. Barnes, $56,819; Mr. Ledsinger, $56,783; and Ms. Sastre, $19,705. Amounts received as shares of common stock were as follows: Mr. Fraleigh, 1,270 shares with a market value of $64,819; and Ms. Sastre, 1,163 shares with a market value of $59,115. The number of shares delivered is based on the amount of compensation earned divided by the closing price for our common stock on the NYSE on the grant date.

(2)
Amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) for fiscal 2015. The assumptions used in calculating these amounts in accordance with ASC Topic 718 are included in Note 1 (under the heading “Stock-Based Compensation”) to the Company’s audited financial statements included in the Company’s 2015 Annual Report to Shareholders. For Directors of the current Board, the stock award is delivered in restricted stock units which vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders. Mses. B. Atkins, M. Atkins, Birch and Jamison and Messrs. Blum, Feld, Fogarty, Lenehan, Nowell, Simon, Smith, Sonsteby and Stillman received an annual restricted stock unit award of 1,615 units on November 11, 2014, with a fair market value of $89,988 based on the closing price of our common stock ($55.72) on the NYSE on November 11, 2014. Due to their initial election to the Board on October 13, 2014, the Directors listed above with the exception of Mr. Simon, each received an award of 471 restricted stock units on November 11, 2014, with a fair market value of $26,244 based on the closing price of our common stock ($55.72) on the NYSE on November 11, 2014.

For Directors of the prior Board, the stock award is immediately vested but not transferable for one year. Mr. Ledsinger received a stock award of 1,113 shares on July 28, 2014, the date of his appointment to Independent Non-Executive Chairman of the Board, with a fair market value of $49,996 based on the closing price of our common stock ($44.92) on the NYSE on July 28, 2014. Mr. Ledsinger elected to defer his award.

(3)
Amounts in this column represent the grant date fair value of awards computed in accordance with ASC Topic 718 for fiscal 2015. The assumptions used in calculating these amounts in accordance with ASC Topic 718 are included in Note 1 (under the heading “Stock-Based Compensation”) to the Company’s audited financial statements included in the Company’s 2015 Annual Report to Shareholders. The stock option award vests on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders. Mses. B. Atkins, M. Atkins, Birch and Jamison and Messrs. Blum, Feld, Fogarty, Lenehan, Nowell, Simon, Smith, Sonsteby and Stillman received an annual stock option award of 2,149 stock options on November 11, 2014, with a fair market value of $27,851 based on the closing price of our common stock ($55.72) on the NYSE on November 11, 2014. Due to their initial election to the Board on October 13, 2014, the Directors listed above with the exception of Mr. Simon, each received an award of 627 stock options on November 11, 2014, with a fair market value of $8,126 based on the closing price of our common stock ($55.72) on the NYSE on November 11, 2014.

The aggregate number of shares subject to outstanding stock-based awards as of May 25, 2014 for each director is provided in the table below:

	Outstanding Awards
Name	Stock Options	Deferred Phantom Stock Units	Restricted Stock Units
Current Board
Betsy S. Atkins	2,776	—	2,973
M. Shân Atkins	2,776	—	2,086
Jean M. Birch	2,776	—	2,086
Bradley D. Blum	2,776	—	2,086
Peter A. Feld	2,776	—	2,899
James P. Fogarty	2,776	—	3,171
Cynthia T. Jamison	2,776	—	2,086
William H. Lenehan	2,776	—	3,196
Lionel C. Nowell III	2,776	—	2,997
William S. Simon	2,149	—	1,615
Jeffrey C. Smith	2,776	—	2,883
Charles M. Sonsteby	2,776	—	3,121
Alan N. Stillman	2,776	—	2,086

Prior Board
Michael W. Barnes	—	—	—
Leonard L. Berry	—	—	—
Christopher J. Fraleigh	—	3,884	—
Victoria D. Harker	—	—	—
David H. Hughes	11,254	—	—
Charles A. Ledsinger, Jr.	45,211	24,786	—
William M. Lewis, Jr.	19,673	20,142	—
Senator Connie Mack, III	—	833	—
Michael D. Rose	60,410	11,754	—
Maria A. Sastre	15,274	—	—

(4)
The amounts in this column reflect dividend equivalents paid and reinvested into deferred phantom stock units for each director's deferred phantom stock unit account. Except for dividend equivalents paid to Mr. Hughes of $18,626; Mr. Ledsinger of $63,086; Mr. Lewis of $51,265; Mr. Rose of $109,083; and Ms. Sastre of $23,613, no other director had dividend equivalents paid with a value exceeding $10,000. The Company provides a dining benefit to our directors to experience dining in our restaurants. Until March 18th, 2015 this dining benefit also included dining in our competitors restaurants. This benefit does not appear in the Director Compensation Table because the value did not meet the minimum disclosure requirements established by the SEC.

STOCK OWNERSHIP OF MANAGEMENT

This table shows the beneficial ownership of our common shares as of May 31, 2015 by our directors, director nominees, executive officers named in the Summary Compensation Table, with the exception of Mr. Otis, whose beneficial ownership of common shares is as of October 13, 2014, Ms. Sebastian, whose beneficial ownership of common shares is as of July 23, 2014, and Mr. McAdam whose beneficial ownership of common shares is as of October 28, 2014, and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of May 31, 2015. Except as otherwise indicated, a person has sole voting and investment power with respect to the common shares beneficially owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares(1)		Common Shares Beneficially Owned as Percent of Common Shares Outstanding(2)
Betsy S. Atkins	1,296		*
M. Shân Atkins	360		*
Jean M. Birch	700		*
Bradley D. Blum	2,500		*
Peter A. Feld	11,635,813	(3)	9.19%
James P. Fogarty	3,075		*
Cynthia T. Jamison	420		*
Dave C. George	251,807		*
Harald Herrmann	—		*
Valerie Insignares	196,527		*
Eugene I. Lee, Jr.	392,312		*
William H. Lenehan	3,218		*
Robert McAdam	4,987		*
Lionel C. Nowell III	1,311		*
Clarence Otis, Jr.	1,236,973	(4)	*
C. Bradford Richmond	247,939		*
Teresa Sebastian	147,892		*
William S. Simon	4,732		*
Jeffrey C. Smith	11,635,797	(3)	9.19%
Charles M. Sonsteby	4,535		*
Alan N. Stillman	5,100		*
All directors and executive officers as a group (20 persons) (5)	12,834,532		10.05%

*	Less than one percent.

(1)
Includes common shares subject to stock options exercisable within 60 days of May 31, 2015, as follows: Mr. George, 238,572; Ms. Insignares,157,622 shares; Mr. Lee, 325,519 shares; Mr. Otis, 897,978; Mr. Richmond, 225,208 shares and Ms. Sebastian, 146,892; and all directors and executive officers as a group, 2,063,938 shares.

Includes common shares held by the trustee of the Darden Savings Plan in the Employee Stock Ownership Plan for the accounts of our executive officers, with respect to which the officers have sole voting power and sole investment power, as follows: all directors and executive officers as a group, 834 shares.

Includes restricted stock awarded under our Management and Professional Incentive Plan (“MIP”) as of May 31, 2015 with respect to which the officers have sole voting power but no investment power, as follows: all directors and executive officers as a group, 6,153 shares.

Includes restricted stock units which will settle in stock awarded to directors which are vested or will vest within 60 days of May 31, 2015, as follows: Ms. B. Atkins, 887; Mr. Feld, 813; Mr. Fogarty, 1,085; Mr. Lenehan, 1,110; Mr. Nowell, 911; Mr. Smith, 797; and Mr. Sonsteby, 1,035.

(2)
For any individual or group excluding former officers, the percentages are calculated by dividing (a) the number of shares beneficially owned by that individual or group, which includes shares underlying options exercisable within 60 days, restricted stock units settled in stock described in footnote 1 above, by (b) the sum of (i) the number of shares outstanding on May 31, 2015, plus (ii) the number of shares underlying options exercisable within 60 days and phantom stock units and restricted stock units described in footnote 1 above held by just that individual or group. This calculation does not include phantom stock units settled in cash or PSUs described in footnote 2 above. For former officers, the percentages are calculated by dividing (a) the number of shares beneficially owned by that individual or group, which includes shares underlying options exercisable within 60 days, and the phantom stock units and restricted stock units settled in stock described in footnote 1 above, by (b) the sum of (i) the number of shares outstanding on May 31, 2015, plus (ii) the number of shares underlying options exercisable within 60 days and phantom stock units and restricted stock units described in footnote 1 above held by just that individual or group. This calculation does not include phantom stock units settled in cash or PSUs described in footnote 2 above.

(3)
Includes common shares owned directly by Starboard Value LP through certain managed accounts (the “Managed Accounts”), Starboard Leaders Delta LLC (“Starboard Delta LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”) and Starboard Value and Opportunity S LLC (“Starboard S LLC”). Each of Messrs. Feld and Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP LLC (“Starboard Value GP”), the general partner of Starboard Value LP, and as a member and member of the Management Committee of Starboard Principal Co GP LLC (“Principal GP”), the general partner of the member of Starboard Value GP, may be deemed to beneficially own the shares held in the Managed Accounts. Each of Messrs. Feld and Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard Delta LLC, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the shares owned directly by Starboard Delta LLC. Each of Messrs. Feld and Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard C LP, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the shares owned directly by Starboard C LP. Each of Messrs. Feld and Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard V&O Fund, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the shares owned directly by Starboard V&O Fund. Each of Messrs. Feld and Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the manager of Starboard S LLC, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the shares owned directly by Starboard S LLC. Each of Messrs. Feld and Smith expressly disclaims beneficial ownership of all such shares, 11,635,000 shares in total, except to the extent of his pecuniary interest therein.

(4)	Includes shares held in a trust for Mr. Otis, 95,000 shares.

(5)	Excludes former directors and former executive officers named in the Summary Compensation Table.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table shows all shareholders that we know to beneficially own more than five percent of our outstanding common shares as of May 31, 2015. As indicated in the footnotes, we have based this information on reports filed by these shareholders with us and with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Starboard Value LP 777 Third Avenue, 18th Floor New York, NY 10022	11,635,000	(3)	9.19%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	10,627,065	(4)	8.39%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	9,363,854	(5)	7.39%
FMR LLC 245 Summer Street Boston, MA 02210	9,143,790	(6)	7.22%

(1)    “Beneficial ownership” is defined under the SEC rules to mean more than ownership in the usual sense. Under applicable rules, you beneficially own our common shares not only if you hold them directly but also if you indirectly (such as through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote, sell or acquire them within 60 days.

(2)    The figure reported is a percentage of the total of 126,668,976 common shares outstanding on May 31, 2015, excluding treasury shares.

(3)    Based on a Schedule 13D/A filed October 14, 2014, as of October 13, 2014, Starboard Value LP and its affiliates beneficially owned an aggregate of 11,635,000 shares, and had sole power to vote and dispose of all those shares.

(4)    Based on a Schedule 13G/A filed January 23, 2015, as of December 31, 2014, BlackRock, Inc. beneficially owned an aggregate of 10,627,065 shares, and had sole power to vote 9,534,278 shares and sole dispositive power over 10,627,065 shares.

(5)    Based on a Schedule 13G/A filed February 10, 2015, as of December 31, 2014, The Vanguard Group, Inc. beneficially owned an aggregate of 9,363,854 shares, and had sole power to vote 222,808 shares, sole dispositive power over 9,148,953 shares, and shared dispositive power over 214,901 shares.

(6)    Based on a Schedule 13G filed February 13, 2015, FMR LLC beneficially owned an aggregate of 9,143,790 shares, and had sole power to vote 484,641, and sole dispositive power over 9,143,790 shares.

LETTER FROM THE COMPENSATION COMMITTEE

Dear Darden Shareholder:

Fiscal 2015 was a year of tremendous change at Darden, highlighted by the election of a new Board of Directors at the annual shareholders meeting in October. Given that the Board transition took place more than four months into the fiscal year, the fiscal 2015 executive compensation program had already been approved by the prior Compensation Committee and implemented by the prior leadership team. Notwithstanding, your new Board – including the new Compensation Committee – have taken the following immediate steps to impact positive change at Darden in relation to executive leadership and compensation:

•	Conducted an extensive CEO search process culminating with the appointment of a new CEO

•	Enabled a successful leadership transition plan

•	Hired a new independent executive compensation consultant

•	Initiated a comprehensive review of the Company’s compensation practices, policies, and plan designs to inform decision making with respect to fiscal 2016 and beyond

•	Restructured fiscal 2016 executive compensation programs with a view toward a more appropriate peer group, and enhanced pay for performance alignment in its long term incentive plan

Summary of Fiscal 2015 Performance and Pay Results

Darden’s performance by the end of fiscal 2015 was much improved as a result of important actions taken by our new leadership with the support of our new Board to improve operations, reduce costs and focus on opportunities with the highest potential. In particular, the new Board worked hard to shift the Company’s focus from enterprise- driven operations to brand-driven operations. By the end of fiscal 2015, the Company reported:

•	Consolidated Adjusted EPS increased 54% from $1.71 to $2.63

•	Consolidated same-restaurant sales increased 2.4%

•	Consolidated Total Revenue increased 8% to $6.76 billion

•	Consolidated Free Cash Flow of $577.8 million

These results were accompanied by a 38% increase in Darden’s stock from $47.76 on the first day of fiscal 2015 (May 27, 2014) to $65.80 on June 1, 2015; and yielded the following compensation results for corporate executives:

•	Short-term incentives tied to fiscal 2015 performance were earned at 161% of target.

•
Performance Shares tied to fiscal 2013-2015 performance were earned at 50% of target, representing a blended three year performance with weaker performance in fiscal 2013 and fiscal 2014 followed by improved performance in fiscal 2015.

•
Stock options that were granted in July 2014 had accrued in-the-money value of $21.31 per option, but remained unvested; the realizable value of each executive’s total stock and option holdings increased in value commensurate with the increase in Darden’s stock price.

Summary of Fiscal 2016 Executive Compensation Program Changes

Following our comprehensive review of the executive compensation program, the Compensation Committee has significantly restructured and improved fiscal 2016 executive compensation programs with a view toward a more appropriate peer group and enhanced pay for performance alignment in its long-term incentive plan. The Compensation Committee has approved the following changes for fiscal 2016:

Compensation Program Element	Primary Changes for Fiscal 2016
Philosophy and Strategy	• Aligned pay with performance targets
Executive Compensation Peer Group	• Changed the peer group to better reflect restaurants and retailers of comparable size and operations as measured by system-wide revenue, market capitalization and enterprise value
Short-Term Incentive Plan Design
•    Removed the individual performance factor, resulting in a program that is 100% tied to financial results, specifically 70% Adjusted EPS or Operating Income and 30% Same Restaurant Sales

•    Lowered the maximum payout from 300% to 200% of target

•    Enhanced executive accountability

Long-Term Incentive Plan Design
•    Enhanced pay for performance with emphasis on performance shares - equity award mix to be 1/3 stock options, 1/3 performance shares tied to return on invested capital (ROIC) and 1/3 performance shares tied to relative total shareholder return (TSR) versus publicly traded restaurants

•    Lengthened the performance period on performance shares from 1 year to 3 years

•    Changed from cash-settled to stock-settled performance shares in order to further align executive and shareholder interests

Corporate Aircraft	• Sold remaining corporate aircraft
Stock Ownership Requirements	• Adopted a mandatory hold on 100% of all net, after tax shares until the ownership guideline is achieved • Stock ownership requirements for senior officers range from 2-6x salary
Change-of-Control Agreements	• Adopted new agreements that reflect governance best practices and market competitive benefits to replace the prior Management Continuity Agreements (MCA) as they expire

The Compensation Committee of your Board is committed to an executive compensation program designed to serve the long-term interests of our shareholders. Within the context of our Total Rewards Program, we believe that these changes will serve to further align executive pay and company performance, while providing a compelling total compensation package that will enable the organization to attract and retain superior executive talent.

We are committed to an open dialogue with our shareholders and we encourage your feedback.

Members of the Compensation Committee:
James P. Fogarty, Committee Chair
Margaret Shân Atkins
Jean M. Birch
Peter A. Feld
Cynthia T. Jamison
Lionel L. Nowell III

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis provides information about our fiscal 2015 compensation program for our fiscal 2015 named executive officers (“NEOs”), several of whom are no longer with the Company (as described below). The information that follows primarily covers the fiscal 2015 programs that were set and approved by the prior Compensation Committee and Board.

Our named executive officers for fiscal 2015 were the following eight individuals, five of whom currently serve as executive officers of the Company and three of whom formerly served as executive officers of the Company.

Name	Position with Company
Eugene I. Lee, Jr.	Chief Executive Officer
C. Bradford Richmond	Senior Vice President and Chief Financial Officer (until July 16, 2015)
David C. George	President, Olive Garden
Valerie L. Insignares	President, LongHorn
Harald E. Herrmann	President Specialty Restaurant Group

Clarence Otis, Jr.	Former Chief Executive Officer
Teresa M. Sebastian	Former Senior Vice President and General Counsel
Robert S. McAdam	Former Senior Vice President, Government and Community Affairs

Key Leadership Changes During Fiscal 2015

We had several key leadership changes in fiscal 2015. Clarence Otis, Jr., our Former Chairman and Chief Executive Officer (CEO), stepped down from his position as Chairman, effective July 28, 2014, but continued his position as CEO until October 13, 2014, at which point Eugene I. Lee, Jr. was selected for the role of interim Chief Executive Officer. Mr. Lee previously had served as Chief Operating Officer for Darden. On February 22, 2015, the Board of Directors named Mr. Lee Chief Executive Officer of Darden after conducting an extensive search process. The compensation arrangement for Mr. Otis is provided under the subsection below entitled “Former and Departing Named Executive Officer Compensation” and is provided for Mr. Lee under the subsection below entitled “CEO Compensation.”

In addition, we had one retirement and two departures of senior executive officers announced during fiscal 2015:

•
C. Bradford Richmond served as our Senior Vice President and Chief Financial Officer until July 16, 2015 when he became Senior Vice President, Finance Transition and retired on July 28, 2015. In November 2014, Mr. Richmond announced that he would retire on March 29, 2015, or earlier upon the appointment of his successor. In March of 2015, Mr. Richmond agreed to continue with the Company and retire on the later of July 28, 2015, or the appointment of his successor. After the fiscal year end and following the arrival of our new Chief Financial Officer on July 16, 2015, Mr. Richmond retired from the Company on July 28, 2015. Please see the subsection entitled “New Chief Financial Officer” below for additional information regarding the appointment of our new Chief Financial Officer.

•	Robert S. McAdam was Senior Vice President, Government and Community Affairs until November 24, 2014 when he left the Company.

•	Teresa M. Sebastian was Senior Vice President, General Counsel until March 15, 2015, when she left the Company.

Process For Determining Fiscal 2015 Executive Compensation

The fiscal 2015 executive compensation program was approved by the prior Compensation Committee and Board in June and July of 2014. The following were the primary roles and responsibilities in the establishment and approval of the fiscal 2015 executive compensation program:

Prior Compensation Committee and Board

The prior Compensation Committee was responsible for the executive Total Rewards program design and decision-making process for fiscal 2015. The Committee solicited input from the independent members of the Board, the CEO and other members of management, and its independent compensation consultant to assist with its responsibilities. The specific responsibilities of the prior Compensation Committee with respect to fiscal 2015 included (a) approving base salaries; (b) approving short-term incentive opportunities, performance goals, and other plan design features of the Management Incentive Plan (MIP); and (c) approving long-term incentive grant levels, form, mix, and features. With respect to compensation levels, the prior Committee approved these items for all executive officers other than the CEO, and recommended these items to the Board for the CEO position.

Prior Independent Consultant

The prior Compensation Committee retained Towers Watson as its independent consultant with respect to fiscal 2015 executive compensation. In their role as independent consultants, Towers Watson reported to and was directed by the prior Compensation Committee. The primary services performed by Towers Watson included peer group development, periodic competitive market studies, periodic advice regarding variable pay program designs, periodic review and advice regarding executive compensation policies, updates on emerging practices and trends, and attendance at Compensation Committee meetings.

Prior Peer Group and Benchmarking Strategy

The prior Compensation Committee periodically reviewed the pay levels and practices of peer companies in order to assess the competitive positioning of Darden’s pay levels and plan designs. Based on the advice of Towers Watson, the prior Compensation Committee approved the following peer group for executive compensation benchmarking:

Restaurant	Retail	Hospitality	Consumer Packaged Goods
Bob Evans Farms Inc.	Gap, Inc.	Carnival Corporation	ConAgra Foods, Inc.
Brinker International, Inc.	Limited Brands, Inc.	Hilton Hotels Corporation	General Mills, Inc.
Buffalo Wild Wings, Inc.	Nordstrom Inc.	Marriott International, Inc.	The Hershey Company
Cracker Barrel Old Country Store, Inc.	V.F. Corporation	Royal Caribbean Cruises Ltd.	Kellogg Company
Starwood Hotels & Resorts Worldwide Inc.
Denny’s Corporation		Wyndham Worldwide Corporation
Jack-in-the-Box, Inc.
McDonald’s Corp.
P.F. Chang’s China Bistro
Panera Bread Company
Papa John’s International Inc.
Starbucks Corporation
Texas Roadhouse, Inc.
The Cheesecake Factory Incorporated
The Wendy’s Company
YUM! Brands, Inc.

Although the prior Compensation Committee reviewed and considered the data and information prepared by Towers Watson, it was only one of many factors that the prior Compensation Committee considered when making compensation decisions. Furthermore, the new Compensation Committee approved a new peer group that was used by the new Independent Consultant for the comprehensive review and assessment of the executive compensation program that took place during fiscal 2015. Please see the subsections entitled “New Compensation Committee and Board” and “New Independent Consultant” for additional information.

Prior Executive Leadership Team

The prior Compensation Committee received additional analysis, input, and recommendations from the prior executive leadership team – primarily including the prior CEO, the CFO, the prior General Counsel, and the prior Chief Human Resources Officer. These individuals regularly attended Compensation Committee meetings, but the CEO and executive leadership team were not present during conversations regarding CEO pay.

New Compensation Committee and Board

Following the Board transition in October 2014, the new Compensation Committee and Board became responsible for the executive compensation program. With respect to fiscal 2015 executive compensation, the new Compensation Committee and Board was primarily responsible for (a) approving the interim and full-time compensation arrangements for the new CEO; (b) approving payouts under the Company’s fiscal 2015 Management Incentive Plan (the design of which was approved by the prior Compensation Committee); and (c) approving payouts under outstanding performance stock units that were earned over the three year period ending with fiscal 2015. In connection with, and subsequent to, the annual meeting, shareholders have given us feedback that the new Compensation Committee considered when developing the fiscal 2016 programs. Much of fiscal 2015 was spent reviewing and assessing all aspects of the Company’s executive compensation program, and as a result, the Committee approved significant changes to the executive compensation program for fiscal 2016 (see “Letter from the Compensation Committee” for further details).

New Independent Consultant

Following the Board transition in October 2014, the new Compensation Committee, after assessing its needs and undergoing a thorough selection process, hired Pearl Meyer and Partners as its independent consultant. In selecting Pearl Meyer and Partners, the new Committee considered the independence factors prescribed by the SEC, and the stock exchanges, and concluded that Pearl Meyer and Partners was independent and that its work did not raise any conflict of interest. In its role as independent consultants, Pearl Meyer and Partners reports to, and is directed by, the new Compensation Committee. The primary services performed by Pearl Meyer and Partners have been with respect to (a) assisting with the interim and full-time CEO compensation arrangements; (b) assisting with the comprehensive review and redesign of the executive compensation program for fiscal 2016; (c) assisting with the review and redesign of the Board of Director compensation program and; (d) assisting with the drafting of this Compensation Discussion & Analysis.

With respect to the comprehensive review and redesign of the compensation program for fiscal 2016, Pearl Meyer and Partners recommended, and the new Committee approved, the following executive compensation peer group:

The Wendy’s Company
Dunkin’ Brands Group
DineEquity, Inc.
Brinker International, Inc.
Panera Bread Company
Bloomin Brands, Inc.
Chipotle Mexican Grill, Inc.
Buffalo Wild Wings, Inc.
Cracker Barrel Old Country Store, Inc.
The Cheesecake Factory, Inc.
Texas Roadhouse, Inc.
The Gap, Inc. Nordstrom, Inc. L Brands, Inc. AutoZone, Inc. PetSmart, Inc. Dick’s Sporting Goods, Inc. Tractor Supply Company Wyndham Worldwide Corporation William-Sonoma, Inc. Starwood Hotels and Resorts

The new peer group of 21 companies reflected a significant modification to the Company’s previous peer group of 28 companies with 16 deletions, 12 carried forward, and 9 new companies. These changes removed unrelated industries (e.g. manufacturing and cruise lines) from the group, and importantly more appropriately narrowed the level of dispersion in the group’s financial characteristics. For example, the prior peer group reflected a group where the company with the largest market capitalization ($92 billion) was 126x the lowest as compared to approximately 13x in our revised peer group. In addition, our revised peer group reflects a median market capitalization of $6 billion as compared to the predecessor’s peer group of $14 billion.

The peer group extends beyond restaurant operators because there are a limited number of restaurant operators of comparable size to Darden and because the Company competes for talent with, and has some business model similarities to, companies in the retail and broader hospitality industries.

In subsequent years, Pearl Meyer and Partners’ services generally are expected to include peer group development, periodic competitive market studies, periodic advice regarding variable pay program designs, periodic review and advice regarding executive compensation policies, updates on emerging practices and trends, and attendance at Compensation Committee meetings.

Fiscal 2015 Executive Compensation Philosophy and Strategy

As established by the prior Compensation Committee, Darden’s executive talent and Total Rewards philosophy has been and continues to be focused on attracting well-qualified executives and to motivate and reward them for achieving business results and demonstrating leadership behaviors that drive our business. We are committed to a pay for performance culture that includes high standards of ethical behavior and corporate governance and we structure compensation designs with the following principles in mind:

•
Compensation Design Supports Our Business Strategy and Is Aligned with Shareholders’ Interests – We have designed our Total Rewards Program, and our incentive plans in particular, to meet our primary goal of aligning with shareholders; specifically, to drive strong and sustainable sales and earnings growth and maximize total shareholder return.

•
Incentive Compensation Is Aligned with Performance – Total direct compensation (salary, annual incentives and long-term incentives) for our NEOs is structured so that at least two-thirds of the total value at target is attributable to Company and individual performance.

The target pay opportunities approved by the prior Compensation Committee reflect this emphasis on pay for performance, with between 72% and 80% of target total direct compensation for NEOs tied to performance:

CEO and All Other NEO Total Direct Compensation Mix at Target

Fiscal 2015 Executive Compensation Program Elements

As established by the prior Compensation Committee, our Total Rewards program for NEOs was and continues to be comprised of base salary, annual incentives, long-term incentives, modest perquisites, retirement savings and non-qualified deferred compensation plans. Our NEOs also are eligible to participate in the health benefits available to our U.S. salaried employees.

Base Salary

We provide competitive base salaries to our NEOs in recognition of their job responsibilities. In addition to external competitive market data (what our peer companies pay for similar positions), we consider individual work experience, leadership, knowledge and internal parity among those performing like jobs when setting salary levels. Annual salary increases are primarily driven by individual performance and market adjustments based on the relative position of the individual’s salary to market data.

Annual Incentives

We provide annual cash incentive opportunities to our NEOs under our Management Incentive Plan (MIP). The MIP requires that the Company have positive consolidated earnings for the fiscal year in order for awards to be made for that year. Assuming that condition is satisfied, the Committee has the discretion to establish the elements used to determine individual annual incentive awards and payments, if any, to be made, subject to certain limitations. The maximum awards payable for any plan year to any individual MIP participant may not exceed two tenths of one percent (0.2 percent) of the Company’s annual sales for the year. The bonus amounts actually paid for fiscal 2015 to our NEOs were based on both individual and Company or Business Unit performance, as described below.

The annual incentive plan design approved by the prior Compensation Committee used the following formula to calculate individual executive incentive awards:

Base Salary x Target Bonus Opportunity x Company Performance Rating x Individual Performance Rating

Company Performance Rating

Company performance ratings were determined based solely on Darden results for NEOs other than business unit or group presidents, whose Company ratings were based on business unit or group results (80 percent) and Darden results (20 percent). Company performance measures for fiscal 2015 were:

Performance Metric	Weighting
Corporate
Adjusted EPS	70 percent
Same Restaurant Sales	30 percent
Business Unit
Adjusted Operating Income	70 percent
Same Restaurant Sales	30 percent

The prior Compensation Committee established threshold, target, stretch and maximum performance goals for each measure, with potential payouts ranging from 0 to 200% of each participants target bonus opportunity.

Individual Performance Rating

Individual performance ratings were based on both the achievement of specific annual objectives (the “what”) and the leadership behaviors the individual demonstrated in achieving the objectives (the “how”), subject to overall discretion of the Compensation Committee. The objectives are based on unique contributions an individual is expected to make to the Company as a result of his or her position, expertise and experience. Individual annual objectives fall into four categories: financial, guest, employee and process excellence. Our leadership behaviors fall into four categories: personal leadership, people leadership, business leadership and results leadership.

The prior Compensation Committee reviewed and approved the individual performance criteria, with a potential modifier factor ranging from 0 to 150% of the calculated bonus based on the Company Performance Rating. Accordingly, the maximum payout opportunity for an individual participant was capped at 300% of target (i.e., 200% Company Performance Rating and a 150% Individual Performance Modifier).

Performance and Pay Results for Fiscal 2015

The prior Committee approved the performance targets at the beginning of fiscal 2015, and the new Compensation Committee reviewed and certified the following Company Performance results for fiscal 2015:

Performance Metric	Weight	Target	Actual	Rating[1]
Darden				1.61
SRS	30%	1.2%	2.4%
Adjusted EPS	70%	$2.25	$2.52

Olive Garden				1.56
SRS	30%	0.7%	1.3%
Adjusted OI	70%	$377.90	$415.60

LongHorn				1.90
SRS	30%	1.8%	4.4%
Adjusted OI	70%	$71.60	$90.20

SRG				1.54
SRS	30%	1.8%	3.7%
Adjusted OI	70%	$71.30	$81.30
[1]Rating = Payout as a Percent of Target

Adjusted EPS for purposes of the MIP was derived form the publicly reported adjusted diluted net EPS, reduced for bonus purposes to exclude the net impact of strategic action plan savings, restructuring charges and certain impairment charges.

Diluted Net EPS from Continuing Operations	$1.51
Red Lobster-Related Shared Support Costs	$0.02
Other Strategic Action Plan Costs	$0.15
Debt Breakage Costs	$0.42
Asset Impairments and Other One-time Costs	$0.53
Adjusted Diluted Net EPS from Continuing Operations	$2.63
Further Net Adjustments for Bonus Purposes	-$0.11
Adjusted EPS for MIP	$2.52

The new Compensation Committee reviewed the CEO’s assessment of individual performance for each NEO, other than himself, and assessed the individual performance for the CEO, in deriving the resulting individual awards, which are summarized below.

Name Executive Officer	Target % of Salary	Actual Award [1]
Eugene I. Lee Jr	100%	$1,251,785 [2]
C. Bradford Richmond	65%	$684,606
David C. George	60%	$683,690
Valerie L. Insignares	55%	$578,789
Harald E. Herrmann	60%	$506,283
[1] Based on company rating and individual performance.
[2] Reflects the prorated incentive for time as COO, Interim CEO and CEO.

The Target Award for Mr. Lee reflects his target award opportunity as Chief Operating Officer for approximately 40% of fiscal 2015 and his target award opportunity as Interim Chief Executive Officer and Chief Executive Officer for 60% of fiscal

2015. See the subsection below entitled “CEO Compensation” for additional information regarding the compensation arrangements in place for Mr. Lee during fiscal 2015 as he served as COO, Interim CEO and CEO.

Summary of Changes to the Annual Incentive Plan for Fiscal 2016

For fiscal 2016, the new Compensation Committee has approved an annual incentive plan design that eliminates the Individual Performance Rating component so that 100% of the annual incentive opportunity is tied directly to the financial results of the Company and the Business Units. In addition, the new plan reduces the maximum payout under the Plan for fiscal 2016 from 300% to 200% of target.

Long-Term Incentives

We provide long-term incentive opportunities to our NEOs under our 2002 Equity Incentive Plan. The purpose of the long-term incentive program is to motivate and reward achievement of our long-term objectives of winning financially and creating long-term value for our shareholders.

For fiscal 2015, each NEO had a target grant value that was approved by the prior Compensation Committee based on external market data and relevant internal considerations such as experience, tenure, internal equity, etc. The actual grant value in any given year varies in size based primarily on individual performance, and the ultimate realizable value of the awards varies based on Company performance, stock price appreciation and overall total shareholder return.

For fiscal 2015, the prior Compensation Committee approved a program design whereby 2/3 of the grant value was provided in the form of stock options and 1/3 was provided in the form of performance stock units. The following is a summary of the material terms of each award type:

Stock Options (Options)

•	Granted with an exercise price equal to the stock price on the grant date

•	Vesting 50% after 3 years and 50% after 4 years

•	Maximum term of 10 years

Performance Stock Units (PSUs)

•	Share denominated units

•	Vesting tied 50% to Total Revenue and 50% to Free Cash Flow

•
Settled in cash at the end of a 3 year performance period based on the average achievement over the preceding three consecutive 1 year performance periods; subject to a 10% adjustment based on Darden’s relative Total Shareholder Return over the 3 year period compared to the S&P 500 (multiplied by 110% if in the top quartile and by 90% if in the bottom quartile).

Annual Grants

For fiscal 2015, the prior Compensation Committee approved the following grants to the NEOs:

Named Executive Officer	Target Grant Value	Awarded Grant Value	Number of Options[1]	Number of PSUs[2]
Eugene I. Lee Jr	$1,700,000	$1,700,000	91,641	11,483
C. Bradford Richmond	$1,400,000	$1,500,000	80,860	10,132
David C. George	$1,000,000	$1,150,000	61,992	7,768
Valerie L. Insignares	$900,000	$900,000	48,516	6,079
Harald E. Herrmann	$900,000	$765,000	41,238	5,167
[1] Number of options based on the Black-Scholes valuation and the average closing stock price for the fiscal month preceding grant.
[2] Number of PSUs based on the average closing stock price for the fiscal month preceding grant.

The Grant Values and Number of Options and PSUs in the above table reflect the annual grant that was approved by the prior Compensation Committee in July of 2014. In October 2014, the new Compensation Committee approved additional grants to Mr. Lee for his services as Interim CEO. The specifics of these grants are provided in the subsection below entitled “CEO Compensation.”

Performance Results and Payouts for Prior Grants

Fiscal 2015 was the final year of the three year period for PSUs that were granted at the beginning of fiscal 2013 for the performance period covering fiscal 2013-2015. The new Compensation Committee certified the following performance results for the fiscal 2015 period of the three-year period:

Darden	Weight	Target	Actual	Rating[1]
Total Revenue	50%	$6,707	$6,764	1.20
Free Cash Flow	50%	$306	$457	1.80
Weighted Avg				1.50
[1] Rating of 1.4 would equal 100% of target vesting, rating of 1.5 equals 113% of target vesting.

The new Compensation Committee also certified that Darden’s three-year total shareholder return for the period ending in May 2015 was between the bottom and top quartile of the S&P 500; and therefore no adjustment to the fiscal 2015 rating was required.

Based on the prior Compensation Committee’s certification of results for fiscal 2013 and 2014, and the new Compensation Committee’s certification of results for fiscal 2015 and for the three-year period ending with fiscal 2015, the new Compensation Committee approved a payout equal to 50% of target, as summarized by the following table:

	FY2013	FY2014	FY2015	3 Yr Avg
Percent of Target Earned	8%	29%	113%	50%

The following is the PSU payout for each NEO for the PSUs that were granted for the performance cycle beginning fiscal 2013 and that vest on July 30, 2015:

Named Executive Officer	Target PSUs	Actual PSUs	07/30/15 Stock Price	Actual Payment
Eugene I. Lee Jr	8,840	4,420
C. Bradford Richmond	9,556	4,778
David C. George	9,389	4,695
Valerie L. Insignares	4,697	2,349
Harald E. Herrmann	—	—

Summary of Changes to the Long-Term Incentive Plan for Fiscal 2016

For fiscal 2016, the new Compensation Committee has approved a new long-term incentive plan design. The new long-term incentive plan design enhanced pay for performance with an emphasis on performance shares (with 2/3 performance shares and 1/3 stock options). The fiscal 2016 long-term incentive program provides 1/3 in performance-based restricted stock units tied to ROIC, 1/3 of the grant value in performance-based restricted stock units tied to relative TSR and 1/3 of the grant value in stock options. The performance period on the performance-based restricted stock units is three fiscal years, and all units will be stock settled. The new Compensation Committee approved grants effective July 29, 2015 to the NEOs in accordance with this new design.

CEO Compensation

Clarence Otis, Jr.

With respect to fiscal 2015, Mr. Otis was the Chief Executive Officer through October 13, 2015. His compensation arrangements and program design were established by the prior Compensation Committee in accordance with the process outlined above for all NEOs. With respect to his separation agreement put in place by the prior Compensation Committee, please see the subsection entitled “Former and Departing Named Executive Officer Compensation” below.

Eugene I. Lee, Jr.

With respect to fiscal 2015, Mr. Lee served as President and Chief Operating Officer from May 26, 2014 to October 12, 2014; Interim CEO from October 13, 2014 to February 21, 2015; and CEO from February 22, 2015 to May 31, 2015. Mr. Lee’s compensation as President and Chief Operating Officer was established by the prior Compensation Committee in accordance with the process outlined above for all NEOs.

On October 13, 2014, the new Compensation Committee and Board named Mr. Lee the Interim CEO. In addition to his then current compensation, the new Compensation Committee approved the following additional compensation for the period during which Mr. Lee serves as Interim CEO:

•	$25,000 per month in cash compensation

•	$25,000 per month restricted stock unit award vesting over one year from the grant date based on Mr. Lee's performance as Interim CEO as determined by the Board

•	$300,000 in restricted stock unit award vesting over one year from the grant date based on Mr. Lee's performance as Interim CEO as determined by the Board, and prorated for his time as Interim CEO.

This additional compensation was intended to compensate Mr. Lee for the additional responsibilities associated with serving as the Interim CEO and to provide additional retention incentives during the CEO selection process.

After a comprehensive search, on February 22, 2015, the new Compensation Committee and Board named Mr. Lee the CEO. At this time, the new Compensation Committee and Board approved the following compensation arrangement for Mr. Lee for the remainder of fiscal 2015:

•	Base salary was increased from $714,000 to $925,000

•	Target annual incentive opportunity was increased from 70% to 100% of base salary

•	Target long-term incentive value was increased from $1,700,000 to $2,650,000

These changes result in target total direct compensation of $4,500,000 which positioned his pay below the market median of the peer group. As part of the Committee’s customary fiscal year-end review, Mr. Lee received an increase effective August 3, 2015 to $950,000 base salary and an increase to $3,100,000 in his target long-term incentive value, representing an 11.1% increase in his total direct compensation but still positioned below market median of the peer group. The Compensation Committee intends to review Mr. Lee’s compensation annually, and to make appropriate adjustments as time and performance warrant.

Former and Departing Named Executive Officer Compensation

Clarence Otis, Jr., our former Chairman and Chief Executive Officer, left the Company on October 13, 2014. Pursuant to a separation agreement entered into in lieu of his Management Continuity Agreement (MCA), Mr. Otis will, for a period of 24 months, receive his regular weekly gross base salary, remain eligible to participate in medical, dental, and vision programs similar to his current coverage level, and had the vesting of equity awards accelerated in accordance with the terms of the applicable award agreements. In addition, Mr. Otis will retain certain other ancillary benefits for limited periods, including physical examination and financial counseling benefits. The separation agreement with Mr. Otis also provided that he would remain eligible for an award under the fiscal 2015 MIP, pro rated for the number of months of his active service as CEO during the fiscal year, although none was awarded. The separation agreement includes customary confidentiality, non-solicitation, non-competition, non-disparagement and release provisions, with forfeiture of the benefits described above in the event of a breach of the agreement.

Robert S. McAdam, our former Senior Vice President, Government and Community Affairs, left the Company on November 25, 2014. His MCA is described in more detail on pages [ ]. Under the agreement, Mr. McAdam received a lump sum equal to three times his base salary plus average bonus, will remain eligible to participate in medical, dental and vision programs similar to his current coverage level for 36 months, had the vesting of equity awards accelerated in accordance with the terms of the applicable award agreements, and received payments for services rendered under a post-termination consulting agreement. The agreement includes customary confidentiality, non-solicitation, non-competition, non-disparagement and release provisions. Mr. McAdam was not eligible for an annual MIP bonus award for fiscal 2015.

Teresa M. Sebastian, our former Senior Vice President and General Counsel left the Company on March 15, 2015. Under the MCA, Ms. Sebastian received a lump sum equal to three times her base salary plus average bonus, will remain eligible to participate in medical, dental and vision programs similar to her current coverage level for 36 months, had the vesting of equity awards accelerated in accordance with the terms of the applicable award agreements, and the reimbursement of certain legal expenses. The agreement includes customary confidentiality, non-solicitation, non-competition, non-disparagement and release provisions. Ms. Sebastian was not eligible for an annual MIP bonus award for fiscal 2015.

C. Bradford Richmond was our Senior Vice President and Chief Financial Officer during fiscal 2015 and until July 16, 2015 when he became Senior Vice President, Finance Transition until his retirement on July 28, 2015. In December, 2013, the Company entered into an agreement with Mr. Richmond with the expectation that he would become the Chief Financial and Administrative Officer of Red Lobster upon its spin-off in 2015.  Under that agreement, Mr. Richmond was to receive among other things a signing bonus of $250,000.  Ultimately, the previous Board determined to sell Red Lobster, so under his agreement, Mr. Richmond received the signing bonus in fiscal 2015.  On November 25, 2014, Mr. Richmond announced his plan to retire on March 29, 2015, or earlier upon the appointment of his successor. In March of 2015, Mr. Richmond agreed to remain as CFO until the later of July 28, 2015 or the appointment of his successor. Due to the change-of-control that occurred in September 2014, Mr. Richmond was eligible to receive benefits under his MCA, but agreed to forgo these benefits in place of our regular severance benefits. Pursuant to his separation agreement, Mr. Richmond received a lump sum amount equal to 18 months of gross base salary and remains eligible to participate in medical, dental, and vision programs for a period of 18 months,. Pursuant to the terms of his equity award agreements, as a result of his termination subsequent to a change in control, the vesting of outstanding awards accelerated. In addition, Mr. Richmond will retain certain other ancillary benefits for limited periods, including physical examination and financial counseling benefits. The separation agreement includes customary confidentiality, non-solicitation, non-competition, non-disparagement and release provisions, with forfeiture of the benefits described above in the event of a breach of the Agreement.

Other Programs, Policies, and Practices

Perquisites

We provide limited perquisites to our NEOs that we believe are appropriate to enable business continuity and minimize work distractions. During fiscal 2015, these benefits included personal use of the company owned plane, an allowance toward a company car, limited reimbursement for financial planning assistance, an annual executive physical, and a miscellaneous business expenses allowance.

The new Compensation Committee approved and completed the sale of all remaining company owned aircraft and the elimination of the miscellaneous business expense allowance.

Other Benefits

Our NEOs receive the same employee benefits provided to other salaried U.S. employees, but are not eligible to participate in Darden’s qualified plans. Instead, our NEOs participate in the non-qualified FlexComp Plan. The FlexComp Plan allows participants (approximately 650) to defer receipt of up to 25 percent of their base salaries and up to 100 percent of their annual incentive compensation. We make contributions into the FlexComp Plan for our NEOs in place of benefits under our qualified retirement and savings plans.

Stock Ownership Guidelines

In keeping with our objective of aligning our executives’ interests with our shareholders’ interests, we require our executives to hold equity in the Company equal in value to a designated multiple of their salaries. The required ownership values vary based on the executive’s level of responsibility. Our CEO is required to hold stock equal to six times his base salary. Our other NEOs are required to hold stock equal in value to four and a half times base salary.

The new Compensation Committee has approved a policy amendment adopting a mandatory hold that requires that the NEOs hold 100% of any net after tax shares issued to them until they achieve the required stock ownership level.

Policy on Granting Equity Awards

Our equity awards policy provides that incentive equity grants to employees, including stock option grants, are made once per year and are effective on the last Wednesday in fiscal July. Any other interim or ad hoc equity awards such as retention awards, including stock option grants, are made effective on such date as the Committee, the Board or authorized individual approving the award may determine. The grant date for equity awards is never a date prior to approval. The exercise price of stock options is the fair market value of our common stock on the date of the grant as measured by the closing sales price of our common stock on the NYSE.

Recoupment and Forfeiture of Compensation

We have adopted claw-back provisions which provide that an officer is required to repay performance-based rewards to the Company if he or she knowingly participates in a fraud that requires the Company to restate its financial statements. Performance-based rewards include annual incentive awards under our MIP, PSU awards and gains on stock option exercises.

Management Continuity Agreements

We do not have employment contracts or general severance agreements with our NEOs, other than the agreement with Mr. Lee described in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Agreement With Mr. Lee.” However, the prior Compensation Committee approved MCAs for senior executives, which are limited to a change in control of the Company. The MCA provides for enhanced severance benefits in the event of a termination of employment within 24 months of a Change in Control. The Board transition which occurred in October 2014 qualified as a Change in Control under the MCAs. For additional information regarding the MCA, please see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Excluding Mr. Richmond, who waived his rights to his MCA, all of the other current NEOs have MCAs. However, the new Compensation Committee intends to provide notice of non-renewal of the MCAs to all participants. The effect of the notice of non-renewal is that the MCAs will expire on October 1, 2016, at which time a new form of Change in Control Agreement may be provided to such individuals.

Compliance with Section 162(m) of the Internal Revenue Code

In designing our compensatory programs, we take into account the various tax, accounting and disclosure rules associated with various forms of compensation. The Compensation Committee also reviews and considers the deductibility of executive compensation under section 162(m) of the Internal Revenue Code. The Committee generally seeks to preserve tax deductions for executive compensation. Nonetheless, the Committee has awarded compensation that is not fully tax deductible when it believes such grants are in the best interests of our shareholders and reserves the right to do so in the future. There is no guarantee that compensation payable pursuant to any of the Company’s compensation programs will ultimately be deductible by the Company.

New Chief Financial Officer

On July 3, 2015, we appointed Jeffrey A. Davis as Senior Vice President and Chief Financial Officer of the Company, effective July 16, 2015. In this role, Mr. Davis has responsibility for the financial functions of the Company, including finance and accounting, corporate reporting, corporate tax, treasury and investor relations, as well as internal audit, supply chain, and real estate and development. Mr. Davis reports to Mr. Lee and succeeded Mr. Richmond, who had served as our Senior Vice President, Finance Transition from July 16, 2015 until his retirement on July 28, 2015. Prior to July 16, 2015, Mr. Richmond served as our Chief Financial Officer.

In connection with his appointment as Senior Vice President and Chief Financial Officer, Mr. Davis and the Company have agreed that Mr. Davis’ annual base salary will be $560,000 and Mr. Davis will be eligible to participate in the Company’s annual incentive and equity compensation programs. Mr. Davis’ target annual incentive will be 80% of his annual base salary. Mr. Davis’ target long-term incentive will be in the form of a combination of stock options and performance-based restricted stock units and will have an aggregate target value of $1,000,000. He will receive the first such long-term incentive grant on July 29, 2015. On July 16, 2015, Mr. Davis received a special equity grant of restricted stock units with an aggregate value of $1,000,000 as well as a sign on bonus of $100,000. Mr. Davis will also receive certain perquisites, including a company car allowance.

Shareholder Engagement And Results Of Say On Pay Advisory Vote

At the 2014 Annual Meeting of Shareholders, approximately 66 percent of the votes cast were in favor of the advisory vote to approve executive compensation. Additionally, the shareholders approved an entirely new slate of independent directors to oversee and guide the Company. The new Compensation Committee and Board are committed to serving Darden’s shareholders, and look forward to continued dialogue with shareholders as we move forward.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis with Darden’s management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2015.

Respectfully submitted,

The Compensation Committee
James P. Fogarty, Committee Chair
Margaret Shân Atkins
Jean M. Birch
Peter A. Feld
Cynthia T. Jamison
Lionel L. Nowell III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2015, the Compensation Committee was comprised of the following now-former directors prior to the 2014 Annual Meeting: Messrs. Ledsinger (Chair), Barnes, Berry and Rose, and Ms. Sastre. After the 2014 Annual Meeting, the Board appointed Mr. Fogarty as the Chair of the Compensation Committee and Messrs. Feld and Nowell and Mses. M. Atkins, Birch and Jamison to serve on the Compensation Committee. During fiscal 2015, all former and current members of the Compensation Committee were independent directors, and no member was an employee or former employee of the Company. In addition, none of the Company’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of another entity whose executive officer served on the Company’s Board of Directors or Compensation Committee.

ASSESSMENT OF RISK OF COMPENSATION PROGRAMS

We believe that our compensation programs for executives and other employees are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. Specifically, we believe that the following features of our compensation programs (discussed in more detail in the Compensation Discussion and Analysis section below) help manage or mitigate risk:

•
The Company has allocated compensation among base salary and short- and long-term compensation target opportunities for executives in such a way as to not encourage excessive risk taking. Incentive compensation is not overly weighted toward short-term incentives. In addition, both short-term and long-term incentives are subject to maximum payment amounts;

•
The mix of equity award instruments used under our long-term incentive program (a) includes full value awards; and (b) rewards different performance measures (currently, total shareholder return for stock options and, sales and free cash flow growth as well as total shareholder return relative to the S&P 500 for performance stock units (“PSUs”));

•
Our annual and long-term compensation plans are reviewed by the Compensation Committee and any risks embedded in those plans are discussed and evaluated for appropriateness. Our incentive opportunities are designed to drive strong, sustainable growth and shareholder return;

•	The multi-year vesting of our equity awards aligns incentive compensation with shareholders’ interests by rewarding long-term stock appreciation rather than short-term performance;

•
Our performance criteria and objectives balance performance and sustainability of performance by setting a variety of goals, including same restaurant sales growth, earnings per share growth, sales, and free cash flow;

•	Our Stock Ownership Guidelines encourage a focus on long-term growth in shareholder value; and

•	Our policies regarding recoupment and forfeiture of compensation discourage excessive or inappropriate risk taking.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended May 31, 2015, May 25, 2014, and May 26, 2013.

							Change in Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)	($)(4)	($)(5)	Total
Eugene I. Lee, Jr.	2015	891,462	—	935,887	948,484	1,251,785	—	241,296	4,268,914
Chief Executive Officer	2014	658,317	—	610,588	966,538	337,570	—	137,578	2,710,591
	2013	565,577	—	433,602	649,029	255,732	—	152,956	2,056,896

C. Bradford Richmond (6)	2015	568,858	250,000	450,773	836,901	684,606	—	1,179,810	3,970,948
Former Senior Vice President and	2014	542,842	—	446,451	706,795	198,030	—	206,796	2,100,914
Chief Financial Officer	2013	530,988	—	468,722	701,624	77,100	—	200,149	1,978,583

David C. George	2015	558,296	—	345,598	641,617	683,690	—	157,240	2,386,441
President, Olive Garden

Valerie L. Insignares	2015	457,044	—	270,455	502,141	578,789	—	165,862	1,974,291
President, LongHorn Steakhouse

Harald E. Herrmann	2015	452,492	—	229,880	426,813	506,283	—	326,161	1,941,629
President, Specialty Restaurant Group

Clarence Otis, Jr.	2015	469,212	—	—	—	—	—	2,903,951	3,373,163
Former Chief Executive Officer	2014	1,204,512	—	1,785,803	2,827,192	732,344	—	430,296	6,980,147
	2013	1,168,885	—	1,874,936	2,806,494	—	—	500,213	6,350,528

Teresa M. Sebastian	2015	358,654	—	180,318	334,760	—	—	2,463,103	3,336,835
Former SVP General Counsel

Robert S. McAdam	2015	198,500	—	150,243	278,964	—	—	2,184,195	2,811,902
Former SVP Government and
Community Affairs

(1)
Amounts reflect the actual base salary paid to the NEO in fiscal 2015, fiscal 2014 and fiscal 2013, including any deferred amounts reported in the Non-Qualified Deferred Compensation Table. Our 2014 and 2013 fiscal years had 52 weeks while 2015 was a 53 week fiscal year.

(2)
The Company made a bonus payment to Mr. Richmond pursuant to the agreement with Mr. Richmond which is more fully described in “Compensation Discussion and Analysis — Former and Departing Named Executive Officer Compensation.”

(3)
Amounts in these columns represent the grant date fair value of awards computed in accordance with ASC Topic 718 for each of fiscal 2015, fiscal 2014 and fiscal 2013. The assumptions used in calculating these amounts in accordance with ASC Topic 718 are included in Note 1 (under the heading Stock-Based Compensation) to the Company’s audited financial statements included in the Company’s 2015 Annual Report to Shareholders. The PSUs granted in fiscal 2015 will vest after the 2018 fiscal year-end, based on our free cash flow, sales growth and total shareholder return relative to the Standard & Poor’s 500 index for fiscal 2016, 2017 and 2018. The grant value of PSUs is shown at target payout. Actual awards may range from 0 percent to 165 percent of the targeted incentive. For fiscal 2015, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (165%) payout: Mr. Lee—$842,950; Mr. Richmond—$743,775; Mr. George—$570,237; Ms. Insignares

—$446,250; Mr. Herrmann—$379,302, Ms. Sebastian—$297,525, and Mr. McAdam —$247,901.  For fiscal 2014, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (160%) payout: Mr. Lee—$976,940; Mr. Richmond—$714,321; Mr. Otis—$2,857,284. For fiscal 2013, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (155%) payout: Mr. Lee—$672,083; Mr. Richmond—$726,519; Mr. Otis—$2,906,151.

(4)
Amounts deferred into the FlexComp Plan do not receive above market or preferential earnings, but rather receive rates of return that match the returns on the investment options available under the Darden Savings Plan as described under the subheading “Non-Qualified Deferred Compensation.”

(5)	All Other Compensation for fiscal 2015 consists of the following amounts:

	Perks and Other Personal Benefits	Company Contributions to Defined Contribution Plans	Insurance Premiums	Dividends or Earnings on Stock or Option Awards	Other	Totals

	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)
Eugene I. Lee, Jr.	37,076	177,889	6,882	19,449	—	241,296
C. Bradford Richmond	23,082	269,495	10,429	19,829	851,528	1,174,363
David C. George	26,889	103,085	12,045	15,221	—	157,240
Valerie L. Insignares	27,603	120,778	5,463	12,018	—	165,862
Harald E. Herrmann	201,113	79,578	5,992	39,478	—	326,161
Clarence Otis, Jr.	43,903	29,748	4,723	380,913	2,444,664	2,903,951
Teresa M. Sebastian	11,593	28,764	8,265	57,544	2,356,937	2,463,103
Robert S. McAdam	9,832	13,697	4,920	37,879	2,117,867	2,184,195

(a)
Includes the aggregate incremental costs to the Company for personal use of a Company car or a limited car allowance, a retirement discount on the price to purchase a company car, the aggregate incremental costs to the Company for personal use of Company aircraft, an annual executive physical, financial counseling, and a business expense allowance. Mr. Otis also received a dining benefit given to retired Board members to be used at Company restaurants. None of these perquisites had a value exceeding the greater of $25,000 or 10 percent of total perquisites for an NEO. Includes relocation benefits of $180,427 to Mr. Herrmann including shipment of household goods, automobile shipment, and insurance. Darden’s previous policy was to leverage Company aircraft for business and business-related travel. The value of the aggregate supplemental incremental cost of the Company aircraft shown above relates to attendance at external board meetings, executive development conferences and executive networking forums, which benefit Darden but are considered by the tax and SEC rules to be personal use. The Company calculates the aggregate incremental cost of the personal use of Company aircraft based on an hourly charge that includes the cost of fuel, trip-related maintenance, crew travel, onboard catering, landing and license fees and contract labor.

(b)
Amounts in this column represent Company contributions made in August 2015 for fiscal 2015 Company performance under the FlexComp Plan, our non-qualified deferred compensation plan. Company contributions are made under the provisions of the FlexComp Plan and are deferred in accordance with participants’ elections pursuant to the terms of the FlexComp Plan, other than the awards to Messrs Otis and McAdam, whose awards were paid directly to them due to their separation from the company prior to end of the FlexComp plan year (December 31, 2014). Salary or bonus deferred by an NEO into the FlexComp Plan is reported in the “Salary” column or the “Non-Equity Incentive Plan Compensation” column.

(c)	Represents the cost to the Company for providing life insurance and long-term disability insurance.

(d)
Since May 31, 2009, our NEOs do not receive dividends or dividend equivalents on unvested restricted stock units or PSUs, but rather accrue them for payment when the units or PSUs are earned and vested and only on units or PSUs that actually vest.

(e)	Includes amounts due and payable to Mr. Otis, Mr. Richmond, Ms. Sebastian, and Mr. McAdam under agreements with the Company governing their separation or pending separation from the Company. See

“Compensation Discussion and Analysis — Former and Departing Named Executive Officer Compensation” for information regarding the agreements between Mr. Otis, Mr. Richmond, Ms. Sebastian and Mr. McAdam and the Company during fiscal 2015.

(6)
See “Compensation Discussion and Analysis — Key Leadership Changes During Fiscal 2015” and “Compensation Discussion and Analysis — Former and Departing Named Executive Officer Compensation” for details regarding Mr. Richmond's service during fiscal 2015 and separation from service in fiscal 2016.

Grants of Plan-Based Awards for Fiscal 2015

The following table sets forth certain information with respect to equity and non-equity plan-based awards granted during fiscal 2015 under the MIP and the 2002 Plan to each of the NEOs.

									All Other	All Other		Grant
									Stock	Option		Date
									Awards:	Awards:	Exercise	Fair
									Number	Number of	or Base	Value
			Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	Securities	Price of	of Stock
			Non-Equity Incentive Plan Awards (2)			Equity Incentive Plan Awards (3)			of Stock	Underlying	Option	and
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	Date (1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#) (4)	($/Sh) (5)	Awards (6)
Eugene I. Lee, Jr.	—		—	622,004	1,866,012
	7/23/2014	6/17/2014				—	11,483	18,947	—	91,641	44.49	1,459,363
	10/13/2014	10/13/2014					6,372		—			299,994
	10/13/2014	10/13/2014					531		—			24,999
	11/13/2014	10/13/2014					444		—			24,997
	12/13/2014	10/13/2014					436		—			25,018
	1/13/2015	10/13/2014					422		—			25,004
	2/13/2015	10/13/2014					405		—			24,997

C. Bradford Richmond	—		—	369,758	1,109,273
	7/23/2014	6/17/2014				—	10,132	16,718	—	80,860	44.49	1,287,674

David C. George	—		—	334,978	1,004,933
	7/23/2014	6/17/2014				—	7,768	12,187	—	61,992	44.49	987,216

Valerie L. Insignares	—		—	251,374	754,123
	7/23/2014	6/17/2014				—	6,079	10,030	—	48,516	44.49	772,595

Harald E. Herrmann	—		—	271,495	814,486
	7/23/2014	6/17/2014				—	5,167	8,526	—	41,238	44.49	656,693

Clarence Otis, Jr.	—		—	1,234,594	3,703,783

Teresa M. Sebastian	—		—	249,615	748,846
	7/23/2014	6/17/2014				—	4,053	6,687	—	32,344	44.49	515,078

Robert S. McAdam	—		—	203,096	609,288
	7/23/2014	6/17/2014				—	3,377	5,572	—	26,953	44.49	429,206

(1)	The column sets forth the date on which the Committee took action to grant the reported awards.

(2)
The amounts in these columns represent the potential annual cash incentive that may be earned under the MIP by each NEO. The annual ranges are calculated with the actual salary earned during the fiscal year and the target bonus opportunity for each NEO in effect during the fiscal year. Where the NEO’s target bonus opportunity increases during the fiscal year (for example, in the event of a promotion), the target bonus opportunity is based on a proration using the target bonus opportunity in effect for each portion of the fiscal year, and such proration is used in the actual bonus award calculation. Actual payouts to the NEOs based on fiscal 2015 performance are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(3)
The NEOs received grants of PSUs under the 2002 Plan. These units will vest only if certain performance thresholds relating to sales growth, free cash flow, and total shareholder return measures are achieved. The units have the ability to vest at the end of a three-year performance period. When performance exceeds targeted results, additional units vest; conversely, when performance is below targeted levels, fewer or no units vest. These PSUs are described more fully under the heading “Compensation Discussion and Analysis — Fiscal 2015 Executive Compensation Program Elements — Long-Term Incentives.”

(4)	The NEOs received grants of non-qualified stock options under the 2002 Plan. These non-qualified stock options vest 50 percent on the third and fourth anniversaries of the grant date.

(5)
All stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value under the 2002 Plan has been determined by the Committee to be the closing price of the common stock on the NYSE as reported in the consolidated transaction reporting system on the grant date or, if such exchange is not open for trading on such date, on the most recent preceding date when such exchange is open for trading.

(6)	Assumptions used in the calculation of these amounts are included in Note 1 to the Company’s audited financial statements included in the Company’s 2015 Annual Report to Shareholders.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of May 31, 2015 for each of the NEOs.

	Option Awards (1)					Stock Awards
						Restricted Stock		PSU Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Eugene I. Lee, Jr.
	10/1/2007	129,055	—	43.00	10/1/2017
	7/29/2009	64,964	—	32.55	7/29/2019
	7/28/2010	51,240	—	42.58	7/28/2020
	7/27/2011	26,852	26,852	51.26	7/27/2021
	7/25/2012	—	53,112	49.05	7/25/2022
	7/24/2013	—	54,169	48.38	7/24/2023
	9/25/2013	—	27,264	46.00	9/25/2023
	7/23/2014	—	91,641	44.49	7/23/2024	6,910	452,881	33,155	2,172,979

C. Bradford Richmond
	7/23/2008	30,620	—	33.44	7/23/2018
	7/29/2009	67,225	—	32.55	7/29/2019
	7/28/2010	48,169	—	42.58	7/28/2020
	7/27/2011	25,243	25,243	51.26	7/27/2021
	7/25/2012	—	57,416	49.05	7/25/2022
	7/24/2013	—	58,558	48.38	7/24/2023
	7/23/2014	—	80,860	44.49	7/23/2024	—	—	28,916	1,895,155

David C. George
	2/8/2006	18,523	—	35.51	2/8/2016
	2/13/2007	10,947	—	35.94	2/13/2017
	10/1/2007	36,143		43.00	10/1/2017
	7/23/2008	34,879	—	33.44	7/23/2018
	7/29/2009	39,999	—	32.55	7/29/2019
	7/28/2010	32,960	—	42.58	7/28/2020
	7/27/2011	21,015	21,015	51.26	7/27/2021
	7/25/2012	—	46,183	49.05	7/25/2022
	1/30/2013	—	10,230	46.59	1/30/2023
	7/24/2013	—	49,459	48.38	7/24/2023
	7/23/2014	—	61,992	44.49	7/23/2024	—	—	24,951	1,635,289

	Option Awards (1)					Stock Awards
						Restricted Stock		PSU Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Valerie L. Insignares
	6/15/2006	5,090	—	35.81	6/15/2016
	7/25/2007	24,893	—	42.68	7/25/2017
	7/23/2008	26,628	—	33.44	7/23/2018
	7/29/2009	27,761	—	32.55	7/29/2019
	7/28/2010	27,589	—	42.58	7/28/2020
	7/27/2011	17,842	9,193	51.26	7/27/2021
	7/25/2012	9,313	18,911	49.05	7/25/2022
	7/24/2013	—	40,039	48.38	7/24/2023
	7/23/2014	—	48,516	44.49	7/23/2024	—	—	17,086	1,119,816

Harald E. Herrmann
	8/29/2013	—	16,359	46.55	8/29/2023
	7/23/2014	—	41,238	44.49	7/23/2024
						—	—	15,479	1,014,494

Clarence Otis, Jr.
	7/28/2010	211,943	—	42.58	7/28/2020
	7/27/2011	222,138	—	51.26	7/27/2021
	7/25/2012	229,664	—	49.05	7/25/2022
	7/24/2013	234,233	—	48.38	7/24/2023

Teresa M. Sebastian
	10/8/2010	24,504	—	44.12	7/28/2020
	7/27/2011	30,039	—	51.26	7/27/2021
	7/25/2012	29,707	—	49.05	7/25/2022
	7/24/2013	30,298	—	48.38	7/24/2023
	7/23/2014	32,344	—	44.49	7/23/2024

Robert S. McAdam
	6/18/2006	—	—	40.57	6/18/2016
	7/25/2007	—	—	42.68	7/25/2017
	7/23/2008	—	—	33.44	7/23/2018
	7/29/2009	—	—	32.55	7/29/2019
	7/28/2010	—	—	42.58	7/28/2020
	7/27/2011	—	—	51.26	7/27/2021
	7/25/2012	—	—	49.05	7/25/2022
	7/24/2013	—	—	48.38	7/24/2023
	7/23/2014	—	—	44.49	7/23/2024

(1)
All option awards are non-qualified stock options that expire ten years from the date of grant. Except where noted, the vesting schedule for the non-qualified stock options granted to NEOs is 50 percent on the third and fourth anniversaries of the grant date. For Messrs. Lee and George, options granted prior to October 1, 2007 appearing in the table are the result of options for RARE common stock in connection with the RARE acquisition. For. Ms.

Insignares, who became our President of LongHorn on January 14, 2013, the non-qualified stock option grants made prior to that date vested in thirds on the second, third and fourth anniversaries of the grant date.

(2)
The units reflected in this column represent awards of restricted stock units granted to Mr. Lee while serving in the position of Interim Chief Executive Officer from October 2014 through February 2015. The restricted stock units will vest on the one-year anniversary of the Effective Dates. The market value of the performance restricted stock units is based on a per share value of $65.54, the closing market price of our common shares on the NYSE on May 29, 2015, the last trading day before the end of our fiscal year on May 31, 2015.

(3)
All units reflected in this column represent PSU awards granted in fiscal 2013, 2014 and 2015. The terms of the PSU awards are more fully described in footnote 3 of the Grants of Plan-Based Awards for Fiscal 2015 table. The market value of outstanding stock awards is based on a per share (or unit) value of $65.54, the closing market price of our common shares on the NYSE on May 29, 2015, the last trading day before the end of our fiscal year on May 31, 2015.

Option Exercises and Stock Vested for Fiscal 2015

The following table summarizes the number of option awards exercised and restricted stock that vested during fiscal 2015 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Eugene I. Lee, Jr.	—	—	—	—
C. Bradford Richmond	104,739	2,582,595	1,813	86,430
David C. George	—	—	—	—
Valerie L. Insignares	50,107	1,236,507	2,289	108,453
Harald E. Herrmann	—	—	—	—
Clarence Otis, Jr.	1,032,135	24,159,558	16,460	781,177
Teresa M. Sebastian	—	—	—	—
Robert S. McAdam	186,009	3,414,590	—	—

(1)
The value realized equals the difference between the exercise price and the closing market price of our common stock on the NYSE on the date of exercise, multiplied by the number of shares acquired on exercise.

(2)	The value realized equals the closing market price of our common stock on the NYSE on the vesting date multiplied by the number of shares acquired on vesting.

Pension Benefits

Under the Retirement Income Plan (“RIP”), Mr. Richmond will receive estimated monthly aggregate benefits at normal retirement of $361. Benefits are fixed because the NEOs no longer participate in the plans. All benefits are distributed in cash as monthly payments and are not eligible for lump sum distributions.

The table below shows the present value of accumulated benefits payable to Mr. Richmond, including the years of service credited to him, under the RIP, determined using interest rate and mortality rate assumptions used in Note 17 to the Company’s audited financial statements included in the Company’s 2015 Annual Report to Shareholders. Benefits under the Final Average Pay provisions of the RIP are based on earnings, length of service, and provisions of the federal Social Security program (while a participant in the plan).  The formula for a normal retirement benefit, payable at age 65 is: 50% of Highest Average Earnings (average of the five highest consecutive calendar years of Annual Earnings within the last ten consecutive calendar years), minus 50% of Primary Social Security Benefit, with the result multiplied by the ratio of Benefit Service (with a maximum of 30 years) to 30 years. Mr. Richmond became a highly compensated employee in 1989, therefore earnings and service from that date are disregarded in determining highest average earnings and benefit service. Therefore, the numbers of credited service years shown below are fixed and do not reflect actual years of service as plan benefits are frozen. The accumulated benefit shown below is based on the highest benefit option which is “Single Life Annuity.” Other actuarially equivalent optional payouts include Joint and Survivor 50 percent, Joint and Survivor 75 percent, Joint and Survivor 100 percent, and Ten Year Certain. Early retirement benefits are available as early as age 55 at a reduced benefit level.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Eugene I. Lee, Jr.	—	—	—	—
C. Bradford Richmond	Retirement Income Plan	7.10	40,531	—
David C. George	—	—	—	—
Valerie L. Insignares	—	—	—	—
Harald E. Herrmann	—	—	—	—
Clarence Otis, Jr.	—	—	—	—
Teresa M. Sebastian	—	—	—	—
Robert S. McAdam	—	—	—	—

Our NEOs, along with other employees who are ineligible to participate in our qualified retirement plans, participate in the FlexComp Plan, which was designed to provide benefits in lieu of qualified retirement plans. The FlexComp Plan is described under the subheading “Non-Qualified Deferred Compensation” below.

Non-Qualified Deferred Compensation

We maintain the FlexComp Plan, a non-qualified deferred compensation plan, for our executive officers and certain employees who are not eligible to participate in the Darden Savings Plan.

The FlexComp Plan permits participating executive officers to defer receipt of up to 25 percent of their base salaries and up to 100 percent of their annual incentive compensation. Amounts deferred under the FlexComp Plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the FlexComp Plan or on such other dates specified in the FlexComp Plan. Deferred amounts are credited with rates of return based on the performance of several investment alternatives (which mirror the returns credited in the Darden Savings Plan, the Company’s qualified 401(k) savings plan), as selected by the participant.

We also make certain contributions to executive officers’ accounts under the FlexComp Plan which is designed to provide benefits in lieu of qualified retirement plans. Company contributions are made annually. If the executive was hired before June 1, 2000 (only Mr. Richmond and Ms. Insignares), the annual contribution ranges from 2 percent to 20 percent of the executive’s eligible annual earnings. The exact percent is based on the executive’s age and years of service. For the CEO and executives hired after June 1, 2000, which include Mr. Lee, Mr. George, and Mr. Herrmann, the annual contribution is 4 percent of the executive’s eligible annual earnings in place of age and service. In addition, a second company contribution ranges from 1.5 percent to 7.2 percent of the executive’s eligible annual earnings based on Company performance. The contributions are deferred in accordance with the participants' elections and the terms of the FlexComp Plan.

Participants may elect to have the contributions credited with rates of return based on several investment alternatives, which mirror the returns credited in the Darden Savings Plan. Except for the Darden Company Stock Fund, investment selections may be changed daily. The FlexComp Plan does not have a guaranteed rate of return or guaranteed retirement benefit. The table below shows the funds available under the Darden Savings Plan and their rate of return for the twelve months ended May 31, 2015, the reportable fund performance period that most closely matched our fiscal year, as reported by the administrator of the Darden Savings Plan.

Deferred amounts under the FlexComp Plan are generally paid following separation from employment and are normally made in the form of a single sum cash payment. Participants may also elect to be paid in the form of 5-year or 10-year annual installment payments.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
ASTON/TAMRO Small Cap Fund*	9.28%	Vanguard Target Retirement 2020 Trust II	6.38%
American Funds Europacific Growth R6	3.81%	Vanguard Target Retirement 2025 Trust II	6.70%
Columbia Trust Stable Government 1-0	1.11%	Vanguard Target Retirement 2030 Trust II	7.05%
Darden Company Stock Fund	34.78%	Vanguard Target Retirement 2035 Trust II	7.37%
Darden ESOP Stock Fund	35.86%	Vanguard Target Retirement 2040 Trust II	7.63%
DFA US Small Cap I	9.68%	Vanguard Target Retirement 2045 Trust II	7.59%
PIMCO Total Return Fund; Institutional*	2.59%	Vanguard Target Retirement 2050 Trust II	7.63%
The Vanguard Target Retire Incm Trust II	4.15%	Vanguard Target Retirement 2055 Trust II	7.57%
Vanguard Extended Market Index Inst	11.80%	Vanguard Target Retirement 2060 Trust II	7.59%
Vanguard Institutional Index I	11.78%	Vanguard Total Bond Market Index I	2.89%
Vanguard Target Retirement 2010 Trust II	4.57%	Vanguard Total Intl Stock Index Admiral	(0.25)%
Vanguard Target Retirement 2015 Trust II	5.60%

*The ASTON/TAMRO Small Cap Fund and PIMCO Total Return Fund; Institutional funds were terminated from the Darden Savings Plan during the fiscal year and thus are no longer investment options in the FlexComp Plan; the rate of return shown is over the full twelve month reporting period.

The following table provides additional information concerning the FlexComp Plan account for each NEO, including the contributions by Darden to the FlexComp Plan during fiscal 2015 and the aggregate FlexComp balance as of the end of fiscal 2015 on May 31, 2015.

Name	Executive Contributions in Last FY ($) (1)	Company Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at end of FY 2015 ($)
C. Bradford Richmond	135,062	129,134	135,060	2,272,253	1,617,330
Eugene I. Lee, Jr.	—	55,770	91,231	—	1,330,442
David C. George	22,204	34,674	37,963	91,978	1,321,436
Valerie L. Insignares	27,446	72,530	263,803	—	3,338,188
Harald E. Herrmann	67,973	20,766	2,705	—	130,794
Clarence Otis, Jr.	—	108,464	883,622	4,427,858	1,886,408
Teresa M. Sebastian	132,187	33,056	50,752	—	794,636
Robert S. McAdam	29,775	29,288	76,959	—	777,154

(1)	Reflects the deferred amounts for each of the NEOs which is reported as compensation to such NEO in the Summary Compensation Table under the “Salary” column.

(2)
Reflects the Company’s annual contribution to the FlexComp Plan made in August 2014 during fiscal 2015 for the account of the NEOs. The Company contributions made in August 2015 during fiscal 2016 are not reported in this table.

Potential Payments Upon Termination or Change in Control

Under the previous Board of Directors, the Company entered into Management Continuity Agreements (MCA) with its NEOs discussed below under “Payments Made Upon a Change in Control” in addition to an agreement with Mr. Lee, discussed below under “Agreement with Mr. Lee.” To facilitate the Company’s organizational redesign the Company entered into a separation agreement with Mr. Richmond discussed under “Former and Departing Named Executive Officer Compensation” in the Compensation Discussion and Analysis. The Company’s typical practice is not to enter into employment agreements with the NEOs. The following summarizes the potential payments to be made to NEOs upon termination of their employment or a change in control of the Company.

Payments Made Upon Any Termination of Employment. Regardless of the manner in which an NEO’s employment terminates, the NEO is entitled to receive amounts earned during the NEO’s term of employment. Such amounts include:

•	Accrued but unpaid base salary through the date of termination;

•	Long-term incentive grants for the most recently completed cycle;

•	Unreimbursed employment-related expenses and other benefits owed to the NEO under the Company’s employee benefit plans or policies;

•	Accrued but unpaid vacation; and

•	The NEO’s Darden Savings Plan and FlexComp Plan account balances.

These payments made upon termination do not differ from payments made upon termination to all employees. In addition, the NEO will continue to be able to exercise any vested stock options for a period of three months following termination of employment, or for a longer period if the NEO is eligible for early or normal retirement or in certain other situations described below.

Payments Made Upon Early Retirement. In the event of the early retirement of an NEO who has reached age 55 with ten or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will be allowed to exercise any outstanding stock options granted prior to June 15, 2006 for the remainder of the original term;

•
The NEO will be entitled to receive a pro rated share of each option granted from and after June 15, 2006, and be allowed to exercise such option for the lesser of five years or the remainder of the original term;

•	The NEO will continue to vest in a pro rated share of grants of PSUs based on Company performance for the remainder of the original PSU performance period;

•	The NEO will be eligible to continue to receive health benefits through our retiree medical program, with a portion of the premiums paid by the NEO;

•	The Company will reimburse the NEO for up to one year’s allowance of financial planning services incurred in the subsequent year;

•	The NEO will be entitled to receive a distribution of any balance held under the qualified savings plan (the Darden Savings Plan) if applicable; and

•	The NEO will receive a monthly benefit under the qualified retirement plan (the “RIP”) if applicable.

Payments Made Upon Normal Retirement. In the event of the retirement of an NEO who has reached age 65 with five or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will vest in all outstanding stock options and be allowed to exercise such stock options for the remainder of the original term;

•	The NEO will continue to vest in grants of PSUs based on Company performance for the remainder of the original PSU performance period;

•	The NEO will be eligible to continue to receive health benefits through our retiree medical program, with a portion of the premiums paid by the NEO;

•	The Company will reimburse the NEO for up to one year’s allowance of financial planning services incurred in the subsequent year; and

•
The NEO will be entitled to receive a distribution of any balance held under the qualified savings plan (the Darden Savings Plan) if applicable, and will receive a monthly benefit under the RIP, if applicable.

Payments Made Upon Disability.  The Company pays for long-term disability coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. In the event of disability, the NEO will receive the items identified under the heading above “Payments Made Upon Any Termination of Employment.” In addition, the NEO is entitled to the following benefits, which are also available to employees with disability coverage:

•	The NEO will vest in all outstanding stock options and be allowed to exercise such stock options for the remainder of the original term;

•	The NEO will vest in all outstanding of PSUs on a pro rata basis based on Company performance for the remainder of the original PSU performance period;

•	Up to 90 days of salary continuation;

•	Up to two-thirds of eligible pay with a maximum annual benefit of $180,000 payable to age 65 starting on the 91st day of disability; and

•	Continued eligibility for group medical, life, and dependent life coverage for 52 weeks.

Payments Made Upon Death. The Company pays for life insurance coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. The life insurance benefit for the NEOs is equal to four times salary and bonus, with a maximum amount of coverage of $1,500,000. For accidental death, the benefit is twice the amount of the regular coverage with a maximum amount of coverage of $3,000,000. An additional $500,000 may be paid if death occurs while traveling on business. These benefits would be paid from term life insurance policies maintained by the Company. In the event of death, the estate of the NEO will receive the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment.”

Stock options, restricted stock, and PSUs will vest in full and stock options will be exercisable for the remainder of the original term.

Payments Made Upon Involuntary Termination Without Cause. In general, the Company may, but is not obligated to, provide separation pay and benefits to its employees in the event the employee is involuntarily terminated without cause or resignation. If provided, the separation pay and benefits available are generally contingent upon the Company receiving a general release of claims from the employee. In addition to the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment,” such benefits to an executive officer may include severance payments of up to 24 months’ base salary and continued vesting of any outstanding equity during the severance period, among other benefits as the Company may determine to be appropriate under the specific circumstances.

If the executive’s age plus his years of service equals or exceeds 70 and the executive is involuntarily terminated without cause, accelerated vesting will be applied to a pro rata portion of the outstanding stock options and PSUs granted on or after July 1, 2009. Stock options granted between March 21, 2001 and June 14, 2006 will be exercisable for the lesser of two years or the remainder of the original term; stock options granted on or after June 15, 2006 will be exercisable for the lesser of five years or the remainder of the original term.

However, as the company experienced a change in control as defined under the currently in-force Management Continuity Agreements (MCA) during fiscal 2015, an involuntary termination without cause will trigger the second-trigger of the MCA, and payments under the agreement as described below under “Payments Made Upon a Change in Control” will be due to the NEO, unless otherwise waived, as in the case of Mr. Richmond. See “Compensation Discussion and Analysis — Former and Departing Named Executive Officer Compensation” for details regarding Mr. Richmond’s separation benefits.

Payments Made Upon a Change in Control. Under the previous Board of Directors, the Company entered into an MCA with each of our NEOs, which provide for severance payments equal to three times the amount of annual compensation (determined by the then-current base salary plus average cash bonus award during the preceding three years) and continuation of health and similar benefits or the value thereof over a three-year period if terminated without cause or voluntarily terminates employment with good reason within two years after a change in control. If the severance payments the executive officer would otherwise be entitled to receive would require the payment of excise taxes, then the amount of severance payments is reduced to the point that it eliminates by a margin of $1,000 any liability for such excise taxes, unless the severance payments provided under the agreement (with the executive bearing all responsibility for taxes) provides a net payment to the executive that is at least 10 percent higher than the net reduced amount. The MCA provides for an initial two-year term, and are extended on each anniversary date for two years, unless prior notice is given by the Company that the agreement will not be extended. Under the MCA, “Change in Control” means:

•
Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this section, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company (an “Affiliated Company”) or (D) any business combination pursuant to a transaction where (i) all or substantially all of the beneficial owners of Outstanding Company Common Stock immediately prior to the business combination beneficially own more than 50% of the then-outstanding shares of common stock of the entity resulting from the business combination in substantially the same proportion as immediately prior to the business combination, (ii) no person beneficially owns 20% or more of the common stock of the entity resulting from the business combination, except to the extent that such ownership existed prior to the business combination, and (iii) at least a majority of the Board members of the entity resulting from the business combination were members of the incumbent Board at the time of the execution of the initial agreement or action of the board approving the business combination;

•
Individuals who, as of the effective date of the revised standard form of MCA, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date thereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (accordingly, if Starboard proceeds with its contested solicitation and a sufficient number of its nominees become members of the Board such that the Incumbent Board fails to constitute at least a majority of the Board, a Change in Control shall be deemed to have occurred under the MCA and for purposes of the change in control provisions of certain equity plans and/or award agreements and trust agreements (as described below) under which our NEOs have awards);

•
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent

Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

•	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Under the standard form of the MCA, “Cause” means:

•
An act or acts of fraud or misappropriation on the executive officer’s part which result in or are intended to result in the executive officer’s personal enrichment at the expense of the Company and which constitute a criminal offense under state or federal laws; or

•	Conviction of the executive officer of a felony.

Under the standard form of the MCA, “Good Reason” means, without the express written consent of the executive:

•
The assignment to the executive officer of any duties inconsistent in any substantial respect with the executive officer’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the effective date of the agreement;

•	Any other substantial adverse change in such position (including titles), authority or responsibilities;

•
Any failure by the Company to furnish the executive officer with base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits at a level equal to or exceeding those received by the executive officer from the Company during the 90-day period preceding the effective date of the agreement, other than (i) an insubstantial and inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the executive officer or (ii) with respect to aggregate employee benefits only, any failure resulting from an across-the-board reduction in employee benefits generally applicable to all similarly situated employees;

•
The Company’s requiring the executive officer to be based or to perform services at any office or location more than 30 miles from the office or location at which the executive officer was based as of immediately prior to the effective date of the agreement, except for travel reasonably required in the performance of the executive officer’s responsibilities;

•	Any failure by the Company to obtain the assumption and agreement to perform the agreement by a successor; or

•	Any failure by the Company to deposit amounts in the trust in accordance with the agreement.

Under the previous Board of Directors, the Company entered into trust agreements to provide for payments under the MCAs and our non-qualified deferred compensation plans, including our Compensation Plan for Non-Employee Directors (the “Director Compensation Plan”) described under “Proposal 9 — Approval of Darden Restaurants, Inc. 2015 Omnibus Incentive Plan — Equity Compensation Plan Information,” the MIP and the FlexComp Plan. Full funding is required upon a change in control of Darden. In addition, stock options, restricted stock, restricted stock units and PSUs issued under our stock plans are subject to accelerated vesting in the event of a termination not for cause or for good reason following a change in control, as defined in those plans or related award agreements.

Agreement with Mr. Lee.  The Company entered into an agreement with Mr. Lee dated August 13, 2007 in connection with the acquisition of RARE on October 1, 2007. The agreement extinguished most of Mr. Lee’s rights under his previous employment agreement with RARE, including the change in control provisions, but continued other provisions and confirmed the terms of his employment with Darden.

In consideration of benefits described in this paragraph, Mr. Lee relinquished his rights under his employment agreement with RARE; however, the non-competition, non-solicitation, and non-hire of employees and confidentiality covenants of his RARE agreement continue to apply during his employment with Darden and for specified periods thereafter. Specifically, he is subject to a non-solicitation of employees covenant and confidentiality covenant during his employment with Darden and for 24 months thereafter; and a non-competition covenant during his employment with Darden and for 18 months thereafter, and a non-hire of employees covenant during his employment with Darden and for 24 months thereafter. The agreement with Mr. Lee provides for benefits of an annual base salary of $500,000, an annual bonus opportunity under Darden’s MIP equal to 60 percent of base salary and an equity grant which had a grant date total value of $2,861,400 and is now vested.

The table below reflects the amount of compensation payable to each of the NEOs, excluding Messrs. Otis and McAdams, and Ms. Sebastian, (i) under the current MCAs in the event of such executive officer’s involuntary not-for-cause termination of employment or resignation with good reason following a change in control and (ii) under the agreement with Mr. Lee and pursuant to the Company’s general practices, in the event of termination of such executive officer’s employment upon voluntary termination, involuntary not-for-cause termination, involuntary for-cause termination and termination by death of the NEO. The amounts shown assume that such termination or change in control was effective as of May 31, 2015 and are estimates of the amounts that would be paid out to the executive officer upon their termination. However, as the company experienced a change in control as defined under the currently in-force MCAs during fiscal 2015, an involuntary termination without cause will trigger the second-trigger of the MCA and payments under the agreement will be due to the NEO, unless otherwise waived, as in the case of Mr. Richmond. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company. Except for the fiscal 2015 MIP and FlexComp Plan award, the tables do not reflect earned amounts identified under the heading “Payments Made Upon Any Termination of Employment.” Items such as pension benefits payable under the qualified retirement plans and Darden Savings Plan or FlexComp Plan account balances are identified under the Pension Benefits Table and the Non-Qualified Deferred Compensation Table, respectively.

	Voluntary Termination		Involuntary Not For Cause Termination (1) (2)		Involuntary For Cause Termination	Involuntary Not For Cause Termination or Resignation For Good Reason (Change in Control) (1)		Death		Disability
Benefits and Payments Upon Termination	($)		($)		($)	($)		($)		($)
Eugene I. Lee, Jr.
FY15 MIP Bonus (3)	1,251,785		1,251,785		1,251,785	1,251,785		1,251,785		1,251,785
FY15 FlexComp (Retirement Contribution)(4)	177,889		177,889		177,889	177,889		177,889		177,889
Cash Severance Benefit (5)	—		4,031,646		—	4,031,646		—		1,803,922	(6)
Accelerated Vesting of Stock-based Awards	—		7,255,412	(7)	—	7,404,097	(7)	7,404,097	(7)	6,458,696	(8)
Miscellaneous Benefits (9)	3,715		564,023		3,715	564,023		1,500,000	(10)	38,770
C. Bradford Richmond (11)
FY15 MIP Bonus (3)	684,606		684,606		684,606	684,606		684,606		684,606
FY15 FlexComp (Retirement Contribution)(4)	269,495		269,495		269,495	269,495		269,495		269,495
Cash Severance Benefit (5)	841,799		841,799		843,850	843,850		843,850		1,387,269	(6)
Accelerated Vesting of Stock-based Awards	6,017,999	(7)	6,017,999	(7)	—	6,017,999	(7)	6,017,999	(7)	5,239,388	(8)
Miscellaneous Benefits (9)	157,384		157,384		157,384	157,384		1,500,000	(10)	177,729
David C. George
FY15 MIP Bonus (3)	683,690		683,690		683,690	683,690		683,690		683,690
FY15 FlexComp (Retirement Contribution)(4)	103,085		103,085		103,085	103,085		103,085		103,085
Cash Severance Benefit (5)	—		2,261,274		—	2,261,274		—		1,001,302	(6)
Accelerated Vesting of Stock-based Awards	2,925,890	(12)	5,140,963	(7)	—	5,140,963	(7)	5,140,963	(7)	4,515,189	(8)
Miscellaneous Benefits (9)	23,432		433,597		23,432	433,597		1,500,000	(10)	53,744
Valerie L. Insignares
FY15 MIP Bonus (3)	578,789		578,789		578,789	578,789		578,789		578,789
FY15 FlexComp (Retirement Contribution)(4)	120,778		120,778		120,778	120,778		120,778		120,778
Cash Severance Benefit (5)	—		2,139,973		—	2,139,973		—		2,411,794	(6)
Accelerated Vesting of Stock-based Awards	—		3,333,302	(7)	—	3,333,302	(7)	3,333,302	(7)	2,849,395	(8)
Miscellaneous Benefits (9)	2,885		413,612		2,885	413,612		1,500,000	(10)	31,924
Harald E. Herrmann
FY15 MIP Bonus (3)	506,283		506,283		506,283	506,283		506,283		506,283
FY15 FlexComp (Retirement Contribution)(4)	79,578		79,578		79,578	79,578		79,578		79,578
Cash Severance Benefit (5)	—		1,745,037		—	1,745,037		—		2,166,138	(6)
Accelerated Vesting of Stock-based Awards	—		2,241,438	(7)	—	2,241,438	(7)	2,241,438	(7)	1,901,260	(8)
Miscellaneous Benefits (9)	—		301,702		—	301,702		1,500,000	(10)	25,140

(1)	Amounts shown are subject to reduction if payments of benefits would result in an excise tax liabilities under IRC Section 4999, and would result in the NEO being better off on an after-tax basis.

(2)
Involuntary not for cause termination includes termination of the NEO’s employment for any reason other than his or her violation of Company policy.  However, as the Company experienced a change in control as defined under the currently in-force MCA during fiscal 2015, an involuntary termination without cause will trigger the second-trigger of the MCA, and payments under the agreement as described above under “Payments Made Upon a Change in Control” will be due to the NEO, unless otherwise waived, as in the case of Mr. Richmond. See “Compensation Discussion and Analysis — Former and Departing Named Executive Officer Compensation” for details regarding Mr. Richmond's separation benefits.

(3)	Reflects the annual cash incentive, which is also included in the Summary Compensation Table.

(4)	Reflects the annual FlexComp Plan award for fiscal 2014 paid in August 2015, which is also included in the Summary Compensation Table.

(5)
For all executives except Mr. Richmond, in the Change-in-Control and Involuntary Not For Cause Termination scenario, the amounts reflect three times the sum of the NEOs base salary plus average cash bonus earned during the preceding three fiscal years. See “Compensation Discussion and Analysis — Former and Departing Named Executive Officer Compensation” for details regarding Mr. Richmond's separation benefits.

(6)
Severance benefits under the disability termination scenario reflect the estimated present value of expected benefits payable by the Company through our short-term disability policy and by our third-party long-term insurance providers.  Assumes continued payment by the Company of an NEO’s base salary for 90 days. After that initial period until reaching age 65, an NEO would be entitled to receive $180,000 of annual disability benefits through the Company’s insured long-term disability program.  Estimated benefits through both programs were present valued as of May 31, 2015 using the discount rate of 3.78% as provided under the Citi Pension Liability Index - Short Duration.

(7)
This value is calculated based on the closing market price of $65.54 of our common stock on the NYSE on May 29, 2015, the last trading day before the end of the fiscal year on May 31, 2015. For stock options, this value equals the difference between the closing market price of $65.54 of our common stock on the NYSE on May 29, 2015, and the exercise price, multiplied by the number of option shares subject to accelerated vesting upon termination. Where illustrated, the vesting percentage for Performance Stock Units is presumed to be 100%. The amounts include accumulated cash dividends on the outstanding Restricted Stock Units and Performance Stock Units.

(8)
In the disability scenario, Performance Stock Unit payouts are estimated assuming 100% performance results are achieved and pro rated for the period of service through the presumed termination date of May 31, 2015.

(9)	[ ]

(10)
The maximum life insurance benefit for normal death is $1,500,000; for accidental death, the maximum is $3,000,000; and an additional $500,000 may be paid if death is attributable to death while traveling on business. These benefits would be paid from term life insurance policies.

(11)	[ ]

(12)
This amount represents the value of awards that would receive continued and accelerated prorated vesting when a NEO qualifies for early retirement (age 55 plus ten years of service) as of May 31, 2015.

The company separated Mr. Otis, Ms. Sebastian and Mr. McAdam from service during fiscal 2015. The table below reflects the amount of compensation payable to separated NEOs in connection with their departures during fiscal 2015. See “Compensation Discussion and Analysis — Key Leadership Changes During Fiscal 2015” and “Compensation Discussion and Analysis — Former and Departing Named Executive Officer Compensation” for details regarding NEO separations during fiscal 2015. FlexComp Plan account balances are identified under the Non-Qualified Deferred Compensation Table.

Benefits and Payments Upon Termination	Clarence Otis, Jr.		Teresa M. Sebastian		Robert S. McAdam
FY15 MIP Bonus ($)	—		—		—
FY15 FlexComp (Retirement Contribution) ($) (1)	29,748		28,764		13,697
Cash Severance Benefit ($) (2)	2,422,600		1,979,492		1,671,172
Accelerated Vesting of Stock-based Awards ($)	3,822,438	(3)	3,328,974	(4)	2,169,243	(5)
Miscellaneous Benefits ($) (6)	122,723		377,445		400,372

(1)
Reflects the annual FlexComp Plan award for fiscal 2014 paid in August 2015, which is also included in the Summary Compensation Table. This award was prorated for all three terminated NEOs based on the date of their separation from the Company.

(2)
For Ms. Sebastian and Mr. McAdam, the amounts reflect three times the sum of the NEOs base salary plus average cash bonus earned during the preceding three fiscal years. For Mr. Otis, the amount reflects 104 weeks of base salary continuation paid weekly.

(3)
This amount represents the value of awards that received accelerated vesting due to the termination of Mr. Otis' employment following a change-in-control of the company as defined in the agreements governing the awards. The value is calculated based on the closing market price of $47.08 of our common stock on the NYSE on October 13, 2014, the date of separation for Mr. Otis. For stock options, this value equals the difference between the closing market price of $47.08 of our common stock on the NYSE on October 13, 2014, and the exercise price, multiplied by the number of option shares subject to accelerated vesting. The amount includes accumulated cash dividend equivalents on the outstanding Performance Share Units. In addition, Mr. Otis had 14,060 shares of restricted stock with a value of $661,945 which was subject to accelerated vesting on October 13, 2014 due to the change-in-control of the company. This value is not included in the table as it was not a result of his separation.

(4)
This amount represents the value of awards that received accelerated vesting due to the termination of Ms. Sebastian's employment following a change-in-control of the company as defined in the agreements governing the awards. The value is calculated based on the closing market price of $63.10 of our common stock on the NYSE on March 13, 2015, the date of separation for Ms. Sebastian. For stock options, this value equals the difference between the closing market price of $63.10 of our common stock on the NYSE on March 13, 2015, and the exercise price, multiplied by the number of option shares subject to accelerated vesting upon termination. The amount includes accumulated cash dividend equivalents on the outstanding Performance Share Units.

(5)
This amount represents the value of awards that received accelerated vesting due to the termination of Mr. McAdam's employment following a change-in-control of the company as defined in the agreements governing the awards. The value is calculated based on the closing market price of $55.85 of our common stock on the NYSE on November 21, 2014, the most recent trading day prior to the separation date for Mr. McAdam. For stock options, this value equals the difference between the closing market price of $55.85 of our common stock on the NYSE on November 21, 2014, and the exercise price, multiplied by the number of option shares subject to accelerated vesting upon termination. The amount includes accumulated cash dividend equivalents on the outstanding Performance Share Units.

(6)
Miscellaneous benefits include health and life insurance continuation benefits, post-retiree medical benefits (if applicable), FlexComp Plan benefits, and discount on the purchase of a company car. Also includes: a dining benefit given to retired Board members to be used at Company restaurants for Mr. Otis, $20,000 in reimbursed legal fees for Ms. Sebastian, and $38,500 for services rendered under a post-termination consulting agreement for Mr. McAdam.

AUDIT COMMITTEE REPORT

The Audit Committee.  Our Audit Committee consists of four directors, each of whom is an independent director under our Corporate Governance Guidelines and as required by the NYSE listing standards and SEC regulations for audit committee membership. The Audit Committee acts under a written charter adopted by the Board, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee appoints our independent registered public accounting firm and is primarily responsible for:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The qualifications and independence of the independent registered public accounting firm and internal audit function; and

•	The performance of our internal audit function and independent registered public accounting firm.

Management is responsible for our internal controls, for the financial reporting process, and for providing a report assessing the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and an independent audit of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

Audit Committee Report.  The Audit Committee has reviewed and discussed the audited consolidated financial statements with our management and discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from KPMG LLP, required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KMPG LLP its independence.

Based upon the reviews and discussions with management and KPMG LLP described above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2015 for filing with the SEC.

This report has been furnished by the members of the Audit Committee:

Cynthia T. Jamison, Chair
Margaret Shân Atkins
William S. Simon
Charles M. Sonsteby

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why did I receive a one-page Notice in the mail regarding the Availability of Proxy Materials instead of printed proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish such materials to our shareholders by providing access to these documents over the Internet. Accordingly, on [ ], 2015, we sent a Notice of Availability of Proxy Materials to our shareholders of record and beneficial owners. You have the ability to access the proxy materials on a website referred to in such Notice or request to receive a printed set of the proxy materials free of charge.

Who is entitled to vote?

Record holders of our common shares at the close of business on Friday, July 24, 2015 are entitled to one vote for each common share they own. On July 24, 2015, approximately [ ] shares of common stock were outstanding and eligible to vote. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting. There is no cumulative voting.

How do I vote?

Before the meeting, if you are a shareholder of record, you may vote your shares in one of the following four ways:

•	By Internet, by going to the website shown on your proxy card or Notice of Availability of Proxy Materials and following the instructions for Internet voting set forth on such proxy card or Notice;

•	If you reside in the United States or Canada, by telephone at the number shown on your proxy card and following the instructions on such proxy card; or

•	If you received or requested printed copies of the proxy materials by mail, by completing, signing, dating and returning the proxy card.

•
Shareholders are invited to attend the Annual Meeting and vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from the broker, bank or other holder of record of your shares to be entitled to vote those shares in person at the meeting.

Telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. EDT on [ ], 2015.

Please use only one of the three ways to vote. Please follow the directions on your proxy card or Notice of Availability of Proxy Materials carefully. The Florida Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the Internet or telephone voting procedures available to shareholders are valid and consistent with the requirements of applicable law.

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, we will vote your shares as you direct. You have two choices for each director nominee — FOR or WITHHOLD — and three choices for each other matter to be voted upon — FOR, AGAINST or ABSTAIN.

If you are a shareholder of record and do not specify on your returned proxy card or through the Internet or telephone prompts how you want to vote your shares, we will vote them FOR the election of each of the 12 director nominees set forth in this Proxy Statement, FOR advisory approval of our executive compensation, FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2016, FOR approval of the Charter amendment to allow shareholders to call a special meeting at 10% threshold, FOR approval of the Charter amendment to eliminate the supermajority voting requirement to amend provisions of the Charter, FOR approval of the Charter amendment to eliminate the supermajority voting requirement to remove directors for cause, FOR approval of the Charter amendment to eliminate the supermajority voting requirement for certain business combinations with interested shareholders, FOR the ratification of the amendment to the Bylaws designating Orange County, Florida as the exclusive forum for certain shareholder litigation, FOR approval of the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan, and AGAINST the shareholder proposal regarding lobbying disclosure.

What is a “broker non-vote,” and will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in a brokerage account in your bank or broker’s name (“street name”), the proxy materials or Notice of Availability of Proxy Materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Annual Meeting. If you received a proxy card, those shares held in street name were not included in the total number of shares listed as owned by you on the proxy card. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. You should follow the voting instructions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, if your bank or broker allows, submit voting instructions by telephone or the Internet.

A “broker non-vote” generally occurs when you fail to provide your broker with voting instructions and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the NYSE rules applicable to its member brokers. Broker non-votes are not counted as votes cast on a proposal, but the shares represented at the meeting by an executed proxy to which such non-votes relate are counted as present for the limited purpose of determining a quorum at the Annual Meeting. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm is considered a routine matter under current applicable rules, assuming that no shareholder contest arises as to this matter. As such, your brokerage firm will have the discretionary authority to vote shares on this matter for which you do not provide voting instructions. The election of directors and all other proposals to be voted on at the Annual Meeting, including the shareholder proposal, are not considered to be routine matters.

Ballots will be distributed during the meeting to anyone who wants to vote in person. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the meeting.

How do you recommend that I vote on these items?

The Board recommends that you vote FOR the election of each of the 12 director nominees set forth in this Proxy Statement, FOR advisory approval of our executive compensation, FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2016, FOR approval of the Charter amendment to allow shareholders to call a special meeting at 10% threshold, FOR approval of the Charter amendment to eliminate the supermajority voting requirement to amend provisions of the Charter, FOR approval of the Charter amendment to eliminate the supermajority voting requirement to remove directors for cause, FOR approval of the Charter amendment to eliminate the supermajority voting requirement for certain business combinations with interested shareholders, FOR the ratification of the amendment to the Bylaws designating Orange County, Florida as the exclusive forum for certain shareholder litigation, FOR approval of the Darden Restaurants, Inc. 2015 Ominbus Incentive Plan, and AGAINST the shareholder proposal regarding lobbying disclosure.

What if I change my mind after I vote?

You may change your vote or revoke your proxy at any time before the polls close at the meeting by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Voting again by Internet or telephone prior to the meeting as described on the proxy card; or

•	Voting again in person at the meeting.

You also may revoke your proxy prior to the meeting without submitting a new vote by sending a written notice to our Corporate Secretary that you are withdrawing your vote.

What shares are included on my proxy card?

If you received a proxy card by mail, your proxy card includes shares held in your own name and shares held in any Darden plan, including the Employee Stock Purchase Plan. You may vote these shares by Internet, telephone or mail, all as described on the proxy card and Notice of Availability of Proxy Materials.

How do I vote if I participate in the Darden Savings Plan?

If you hold shares in the Darden Savings Plan, which includes shares held in the Darden Stock Fund in the 401(k) plan, the Employee Stock Ownership Plan and after-tax accounts, these shares have been added to your other holdings on your proxy card if you received a proxy card by mail. You may direct the trustee how to vote your Darden Savings Plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, as described on the proxy card or Notice of Availability of Proxy Materials. If you do not submit timely voting instructions to the trustee on how to vote your shares, your Darden Savings Plan shares will be voted by the trustee in the same proportion that it votes shares in other Darden Savings Plan accounts for which it did receive timely voting instructions.

What does it mean if I received more than one proxy card or Notice of Availability of Proxy Materials?

If you received more than one proxy card or Notice of Availability of Proxy Materials, it means you have multiple accounts with your brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, Wells Fargo, National Association, toll free at (877) 602-7596.

Who may attend the Annual Meeting?

The Annual Meeting is open to all holders of our common shares. To attend the meeting, you will need to register upon arrival. We will verify your name on our shareholders’ list and ask you to produce valid photo identification. If your shares are held in street name by your broker or bank, you must bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Darden shares, it is possible that you may not be admitted to the meeting.

May shareholders ask questions at the Annual Meeting?

We currently anticipate taking questions from shareholders, although we may impose certain procedural requirements such as limiting repetitive or follow-up questions or requiring questions to be submitted in writing.

How many shares must be present to hold the Annual Meeting?

A majority of our outstanding common shares as of the record date must be present in person or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly returned a proxy by Internet, telephone or mail. Abstentions and “broker non-votes” also will be counted for purposes of establishing a quorum, as explained above under the question “How do I vote?”.

How many votes are required to approve each proposal?

Proposal 1: In an uncontested election, the 12 director nominees shall be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election as described under the caption “PROPOSAL 1 — ELECTION OF TWELVE DIRECTORS FROM THE NAMED DIRECTOR NOMINEES.” Failing to vote for all or some of the director nominees will have no effect on the election of directors. Broker non-votes will also have no effect on this proposal. However, under our Bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast for the election of directors at any meeting at which a quorum is present, the director must promptly tender his or her resignation to the Board and remain a director until the Board appoints an individual to fill the office held by such director, as more particularly described under the heading “Corporate Governance and Board Administration — Director Election Governance Practices.”

Proposal 2: This advisory vote as described under the caption “PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION” is non-binding but the Board and the Compensation Committee will give careful consideration to the results of voting on this proposal. The approval of the advisory resolution on executive compensation requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 3: The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 29, 2016 described under the caption “PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 4: The approval of the proposal described under the caption “PROPOSAL 4 — APPROVAL OF AMENDMENT TO THE COMPANY’S CHARTER TO REDUCE THE PERCENTAGE OF SHARES REQUIRED TO CALL A SPECIAL MEETING OF SHAREHOLDERS” requires the affirmative vote of not less than 66 2/3% of the voting securities, meaning the common shares outstanding. The failure to vote as well as abstentions and broker non-votes will be counted as votes “AGAINST” this proposal.

Proposal 5: The approval of the proposal described under the caption “PROPOSAL 5 — ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR SHAREHOLDER AMENDMENTS TO PROVISIONS OF THE CHARTER” requires the affirmative vote of not less than 66 2/3% of the voting securities, meaning the common shares outstanding. The failure to vote as well as abstentions and broker non-votes will be counted as votes “AGAINST” this proposal.

Proposal 6: The approval of the proposal described under the caption “PROPOSAL 6 — ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR SHAREHOLDERS TO REMOVE DIRECTORS FOR CAUSE” requires the affirmative vote of not less than 66 2/3% of the voting securities, meaning the common shares outstanding. The failure to vote as well as abstentions and broker non-votes will be counted as votes “AGAINST” this proposal.

Proposal 7: The approval of the proposal described under the caption “PROPOSAL 7 — ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR CERTAIN BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS” requires the affirmative vote of not less than 66 2/3% of the voting securities, meaning the common shares outstanding. The failure to vote as well as abstentions and broker non-votes will be counted as votes “AGAINST” this proposal.

Proposal 8: The ratification of the proposal described under the caption “PROPOSAL 8 — RATIFICATION OF THE PROVISION OF THE COMPANY’S BYLAWS DESIGNATING ORANGE COUNTY, FLORIDA AS THE EXCLUSIVE FORUM FOR SHAREHOLDER LITIGATION” under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 9: The approval of the proposal described under the caption “PROPOSAL 9 — APPROVAL OF THE DARDEN RESTAURANTS, INC. 2015 OMNIBUS INCENTIVE PLAN” under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 10: The ratification of the shareholder proposal described under the caption “PROPOSAL 10 — SHAREHOLDER PROPOSAL REGARDING LOBBYING DISCLOSURE” under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

How will voting on “any other business” be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

Where do I find the voting results of the meeting?

We will include the voting results in a Current Report on Form 8-K, which we will file within four business days after the date our 2015 Annual Meeting of Shareholders ends.

How do I submit a shareholder proposal, nominate directors or recommend director nominees, or submit other business for next year’s annual meeting?

If you wish to submit a proposal to for inclusion in our Proxy Statement for our 2016 annual meeting, the proposal must comply with applicable requirements or conditions established by the SEC, including Rule 14a-8 under the Exchange Act, and must be received by our Corporate Secretary at our principal office no later than the close of business on [ ], 2016. Please address your proposal to: Anthony G. Morrow, Corporate Secretary, Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, Florida 32837.

Under our Bylaws (which are subject to amendment at any time), if you wish to nominate a director before the shareholders at our 2016 Annual Meeting and such nomination will not be included in the proxy statement for that annual meeting, you must:

•	Notify our Corporate Secretary in writing on or before [ ], 2016; and

•	Include in your notice the specific information required by our Bylaws and otherwise comply with the requirements of our Bylaws and applicable law.

We recently adopted a proxy access right to permit a shareholder, or a group of not more than 10 shareholders, owning continuously for at least 3 years shares of our company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 25% of the number of the directors in office, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our bylaws. If you wish to exercise your proxy access right to nominate a director(s), you must:

•	Notify our Corporate Secretary in writing on or before [ ], 2016; and

•	Include in your notice the specific information required by our Bylaws and otherwise comply with the requirements of our Bylaws and applicable law.

If you would like a copy of our Bylaws, we will send you one without charge on request. A copy of our Bylaws also is available at www.darden.com.

If you wish to recommend a nominee for director, you should comply with the procedures provided in our Director Nomination Protocol available at www.darden.com as Appendix A to our Nominating and Governance Committee charter and discussed under the heading “Meetings of the Board of Directors and Its Committees — Board of Directors — Director Candidates Recommended by Shareholders” above.

OTHER BUSINESS

As of the date of this Proxy Statement, your Board knows of no other matters to be brought before the Annual Meeting other than those discussed in this Proxy Statement. If any other matters requiring a vote of the shareholders are properly brought before the Annual Meeting, the persons appointed as proxyholders under the proxies solicited by the Board will vote such proxies in accordance with their best judgment, to the extent permitted under applicable law.

SOLICITATION OF PROXIES

We pay the costs of proxy solicitation, including the costs for mailing the Notice of Availability of Proxy Materials and preparing this Proxy Statement. We have engaged Okapi Partners (“Okapi”) to assist us in soliciting proxies from our shareholders for a fee of approximately $10,600, plus reimbursement of out-of-pocket expenses. In addition to Okapi, our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by telephone or other electronic communications. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

HOUSEHOLDING OF ANNUAL SHAREHOLDERS’ MEETING MATERIAL

SEC rules allow us to deliver a single copy of proxy statements, annual reports, prospectuses and information statements or Notice of Availability of Proxy Materials to any address shared by two or more of our shareholders. This method of delivery is called “householding” and can significantly reduce our printing and mailing costs and reduce the volume of mail you receive. Accordingly, we are delivering only one Notice of Availability of Proxy Materials or (if paper copies are requested) one Proxy Statement and 2015 Annual Report to multiple shareholders sharing an address, unless we received instructions to the contrary from one of more of the shareholders. If you would like to receive more than one copy of the Notice of Availability of Proxy Materials or Proxy Statement and our 2015 Annual Report, we will promptly send you additional copies upon written or oral request directed to Broadridge Financial Services at toll free (800) 579-1639, or at www.proxyvote.com. The same phone number and website address may be used to notify us that you prefer to receive your own copy of proxy and other materials in the future or to request future delivery of a single copy of proxy or other materials. If your shares are held in street name, you may request information about householding from your bank or broker.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of our common shares to file with the SEC and NYSE reports of ownership and changes in ownership of our common shares. Directors, executive officers and greater than 10 percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports furnished to us since the beginning of fiscal 2015 and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors and executive officers were timely satisfied during fiscal 2015.

AVAILABILITY OF ANNUAL REPORT TO SHAREHOLDERS

SEC rules require us to provide an Annual Report to shareholders who receive this Proxy Statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. You may obtain without charge the Company’s 2015 Annual Report to Shareholders or any other corporate governance documents referred to in this Proxy Statement by writing to the Corporate Secretary of the Company at 1000 Darden Center Drive, Orlando, Florida 32837. These also are available on the SEC’s website at www.sec.gov or on the Company’s website at www.darden.com.

The Annual Report is not to be regarded as soliciting material, and our management does not intend to ask, suggest or solicit any action from the shareholders with respect to the Annual Report.

The information provided on the Company’s website is referenced in this Proxy Statement for information purposes only. The information on the Company’s website shall not be deemed to be a part of or incorporated by reference into this Proxy Statement or any other filings we make with the SEC.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on September 17, 2015:  The Proxy Statement and our 2015 Annual Report to Shareholders are available without charge to shareholders upon written or oral request directed to Okapi Partners by calling (212) 297-0720, toll- free by calling (877) 869-0171 or by email at info@okapipartners.com.

YOUR VOTE IS IMPORTANT!

Please vote by telephone or the Internet or promptly mark, sign, date and return your proxy card if you received a proxy card by mail.

BY ORDER OF THE
BOARD OF DIRECTORS

Anthony G. Morrow
Corporate Secretary
[ ], 2015

Appendix A — Amendment to the Articles of Incorporation of Darden Restaurants, Inc.

PROPOSED
ARTICLES OF INCORPORATION
of
DARDEN RESTAURANTS, INC.
With amendments to be effective after the Annual Meeting to be held on September 17, 2015
ARTICLE I
The name of this Corporation is Darden Restaurants, Inc.
ARTICLE II
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act, as the same exists or may hereafter be amended (“Florida Law”).
ARTICLE III
The total number of shares, without par value, that the Corporation shall have authority to issue is five hundred twenty-five million (525,000,000), of which five hundred million (500,000,000) shares shall be Common Shares and twenty-five million (25,000,000) shares shall be Preferred Shares.
(1) Provisions Relating to Common Shares
(a) Each Common Share shall have one vote, and, except as provided by resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Shares, the exclusive voting power for all purposes shall be vested in the holders of the Common Shares.
(b) No holder of Common Shares as such shall have any preemptive right to subscribe to or acquire (i) unissued or treasury shares of the Corporation of any class, (ii) securities of the Corporation convertible into or carrying a right to acquire or subscribe to shares of any class or (iii) any other obligations, warrants, rights to subscribe to shares or other securities of the Corporation of any class, in each case whether now or hereafter authorized.
(c) Subject to the provisions of law and to the provisions of any Preferred Shares that may be outstanding from time to time, dividends may be paid on the Common Shares at such times and in such amounts as the Board of Directors may deem advisable.
(d) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Shares shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which holders of Preferred Shares shall be entitled, to the remaining net assets of the Corporation.
(2) Provisions Relating to Preferred Shares
(a) The Preferred Shares may be issued from time to time in one or more series, each of such series to have such designations, preferences, limitations and special rights as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.
(b) Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article III, to divide the Preferred Shares into one or more series and with respect to each series to fix and determine by resolution or resolutions providing for the issue of such series:

(i) The number of shares to constitute such series and the distinctive designation thereof;
(ii) The dividend rate or rates to which shares of such series shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, the date or dates from which dividends shall accumulate and the quarterly dates on which dividends, if declared, shall be payable;
(iii) Whether or not the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the amount, if any, in addition to any accrued dividends thereon which the holder of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any retirement or sinking fund and with respect to shares otherwise redeemed;
(iv) The amount in addition to any accrued dividends thereon which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates (the amount so payable upon such involuntary liquidation, dissolution or winding up, exclusive of accrued dividends, being hereinafter sometimes called the “involuntary liquidation value”);
(v) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether such purchase, retirement or sinking fund shall be cumulative or non-cumulative, the extent to and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;
(vi) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes, or of any other series of the same class and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;
(vii) The voting powers, if any, of such series; and
(viii) Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall not be inconsistent with this Section (2).
(c) All shares of any one series of Preferred Shares shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all series of Preferred Shares shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of Section (2)(b) of this Article III.
(d) No holder of Preferred Shares as such shall have any preemptive right to subscribe to or acquire (i) unissued or treasury shares of the Corporation of any class, (ii) securities of the Corporation convertible into or carrying a right to acquire or subscribe to shares of any class or (iii) any other obligations, warrants, rights to subscribe to shares or other securities of the Corporation of any class, in each case whether now or hereafter authorized.
(3) Provisions Relating to All Classes of Shares
The Preferred Shares and Common Shares may be issued by the Corporation from time to time for such consideration as may be determined from time to time by the Board of Directors subject to, and in accordance with the full discretion conferred upon the Board of Directors by, Florida Law. Any and all shares for which the consideration so determined shall have been paid or delivered shall be deemed fully paid shares and shall not be liable for any further call or assessment thereon; and the holders of such shares shall not be liable for any further payments in respect of such shares.

(4) Series A Junior Participating Preferred Stock
SECTION 1.    Designation and Amount. The shares of such series shall be designated as Series A Junior Participating Preferred Stock (the “Series A Junior Participating Preferred Stock”), and the number of shares constituting the Series A Junior Participating Preferred Stock shall be 150,000 shares out of the Corporation’s authorized shares of preferred stock without par value (the “Preferred Stock”) to be designated and issued as the Series A Junior Participating Preferred Stock. Such number of shares may be increased or decreased by resolution of the Board of Directors in accordance with the Corporation’s Articles of Incorporation, as amended.
SECTION 2.    Dividends and Distributions.
(a)    Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock or any other shares of stock of the Corporation ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, each holder of one one-thousandth (1/1000) of a share (a “Unit”) of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, (i) quarterly dividends payable in cash on the last day of February, May, August and November in each year (each such date being a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Unit of Series A Junior Participating Preferred Stock, in an amount per Unit (rounded to the nearest cent) equal to the greater of (A) $.001 or (B) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series A Junior Participating Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series A Junior Participating Preferred Stock. In the event that the Corporation shall at any time after June 23, 2015 (the “Rights Declaration Date”) (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series A Junior Participating Preferred Stock was entitled immediately prior to such event under clause (i) (B) or clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.
(b)    The Corporation shall declare a dividend or distribution on Units of Series A Junior Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.001 per Unit on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
(c)    Dividends shall begin to accrue and shall be cumulative on each outstanding Unit of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of a Unit of Series A Junior Participating Preferred Stock, unless the date of issuance of such Unit is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such Unit shall begin to accrue from the date of issuance of such Unit, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Units of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on Units of Series A Junior Participating Preferred Stock in an amount less than the aggregate amount of all such dividends at the time accrued and payable on such Units shall be allocated pro rata on a Unit-by-Unit basis among all Units of Series A Junior Participating Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Units of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
SECTION 3.    Voting Rights. The holders of Units of Series A Junior Participating Preferred Stock shall have the following voting rights:
(a)    Subject to the provision for adjustment hereinafter set forth, each Unit of Series A Junior Participating Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall, at any time after the Rights Declaration Date, (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction (y) the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.
(b)    Except as otherwise provided herein, in the Articles of Incorporation, as amended, or the Bylaws of the Corporation or as required by law, the holders of Units of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
SECTION 4.    Certain Restrictions.
(a)    Whenever quarterly dividends or other dividends or distributions payable on Units of Series A Junior Participating Preferred Stock as provided herein are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Units of Series A Junior Participating Preferred Stock shall have been paid in full, the Corporation shall not:
(i)    declare or pay dividends on, or make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of junior stock;
(ii)    declare or pay dividends on, or make any other distributions on, any shares of parity stock, except dividends paid ratably on Units of Series A Junior Participating Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled;
(iii)    redeem or purchase or otherwise acquire for consideration shares of any parity stock, provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any junior stock; or
(iv)    redeem or purchase or otherwise acquire for consideration any Units of Series A Junior Participating Preferred Stock, or any shares of parity stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units and shares of parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series and classes.

(b)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation, unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
SECTION 5.     Reacquired Shares. Any Units of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Units shall, upon their cancellation, become authorized but unissued shares (or fractions of shares) of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
SECTION 6.    Liquidation, Dissolution or Winding Up.
(a)    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of junior stock, unless the holders of Units of Series A Junior Participating Preferred Stock shall have received, subject to adjustment as hereinafter provided in paragraph (b), the greater of either (A) $1.00 per Unit plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, or (B) the amount equal to the aggregate per share amount to be distributed to holders of shares of Common Stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series A Junior Participating Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series A Junior Participating Preferred Stock are entitled under clause (i)(A) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.
(b)    In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series A Junior Participating Preferred Stock were entitled immediately prior to such event pursuant to clause (i)(B) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.
SECTION 7.    Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.
SECTION 8.    No Redemption. The Units of Series A Junior Participating Preferred Stock and shares of Series A Junior Participating Preferred Stock shall not be redeemable.
SECTION 9.    Ranking. The Units of Series A Junior Participating Preferred Stock and shares of Series A Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of Preferred Stock that hereafter may be issued by the Corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

SECTION 10.    Fractional Shares. The Series A Junior Participating Preferred Stock may be issued in Units or other fractions of a share, which Units or other fractions shall entitle the holder, in proportion to such holder’s Units or other fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.
SECTION 11.    Amendment. At any time when any Units of Series A Junior Participating Preferred Stock are outstanding, neither the Articles of Incorporation of the Corporation, nor these Articles of Amendment shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Units of Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series A Junior Participating Preferred Stock, voting separately as a class.
SECTION 12.    Certain Definitions. As used in this Article III, Section (4) with respect to the Series A Junior Participating Preferred Stock, the following terms shall have the following meanings:
(a)    The term “Common Stock” shall mean the class of stock designated as the common stock, without par value, of the Corporation at the date hereof or any other class of stock resulting from successive changes or reclassification of the common stock.
(b)    The term “junior stock” (i) as used in Section 4, shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the Series A Junior Participating Preferred Stock has preference or priority as to dividends and (ii) as used in Section 6, shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the Series A Junior Participating Preferred Stock has preference or priority in any liquidation, dissolution or winding up of the Corporation.
(c)    The term “parity stock” (i) as used in Section 4, shall mean any class or series of capital stock of the Corporation hereafter authorized or issued ranking pari passu with the Series A Junior Participating Preferred Stock as to dividends and (ii) as used in Section 6, shall mean any class or series of capital stock of the Corporation ranking pari passu with the Series A Junior Participating Preferred Stock in any liquidation, dissolution or winding up.
ARTICLE IV
[Reserved]

ARTICLE V
The street address of the Corporation's initial principal office is 5900 Lake Ellenor Drive Orlando, Florida 32809. The registered agent for said Corporation is CT Corporation System, 1200 South Pine Island Road, Plantation, FL 33324.
ARTICLE VI
The name and address of the sole incorporator are:
Name
Joe R. Lee

Mailing Address
5900 Lake Ellenor Drive
Orlando, Florida 32809
The power of the sole incorporator as such shall terminate upon the filing of the Articles of Incorporation.

ARTICLE VII
The names and mailing addresses of the persons who are to serve as initial directors until the first annual meeting of shareholders or until their successors are elected and qualified are:
Name
Joe R. Lee

Mailing Address
5900 Lake Ellenor Drive
Orlando, Florida 32809

Ronald N. Magruder
5900 Lake Ellenor Drive
Orlando, Florida 32809

Jeffrey J. O'Hara
5900 Lake Ellenor Drive
Orlando, Florida 32809

Blaine Sweatt
5900 Lake Ellenor Drive
Orlando, Florida 32809
ARTICLE VIII
The following provisions are inserted for the regulation and conduct of the affairs of the Corporation, but it is expressly provided that the same are intended to be and shall be construed to be in furtherance and not in limitation or exclusion of the powers conferred by law:
(1) Subject always to such bylaws as may be adopted from time to time by the shareholders, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the bylaws of the Corporation, but any bylaw adopted by the Board of Directors may be altered, amended or repealed by the shareholders. The bylaws or any particular bylaw may fix a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by the Florida Law.
(2) All corporate powers of the Corporation shall be managed by or under the authority of, and its business and affairs shall be managed under the direction of, its Board of Directors. Directors need not be shareholders. The bylaws may prescribe the number of directors, not less than three; may provide for the increase or reduction thereof but not less than three; and may prescribe the number necessary to constitute a quorum, which number may be less than a majority of the whole Board of Directors, but not less than the number required by law. Whenever a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, it may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors.
(3) The Corporation hereby elects not to be governed by Section 607.0902 (relating to control share acquisitions) of the Florida Law, and the provisions of such statutes shall not apply to the Corporation.
ARTICLE IX
(1) A director of the Corporation shall not be personally liable for monetary damages to the Corporation, its shareholders or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, to the fullest extent permitted by Florida Law.

(2) (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal and whether or not such action, suit or proceeding is brought by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Florida Law. The right to indemnification conferred in this Article IX shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by Florida Law. The right to indemnification conferred in this Article IX shall be a contract right.
(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and permitted by Florida Law.
(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify him against such liability under Florida Law.
(4) The rights and authority conferred in this Article IX shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.
(5) Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of the Articles of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Florida Law, any modification of law, shall eliminate or reduce the effect of this Article IX in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.
ARTICLE X
No director of the Corporation may be removed from office by the shareholders except (i) for cause and (ii) by the affirmative vote, at a special meeting of shareholders held for that purpose, of not less than a majority of the shareholders entitled to vote for the election of directors (or, if a director is elected by a voting group of shareholders, a majority of the shareholders entitled to vote for the election of such director). Upon any such removal, the term of the director who shall have been so removed shall forthwith terminate and there shall be a vacancy in the Board of Directors to be filled in such manner as shall be provided herein and by the bylaws of the Corporation.
ARTICLE XI
A special meeting of shareholders of the Corporation shall be held (a) on call of its Board of Directors or the person or persons authorized to do so by the bylaws, or (b) if the holders of not less than 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Notwithstanding the foregoing, whenever holders of one or more series of Preferred Shares shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article III, special meetings of holders of such Preferred Shares.
ARTICLE XII
Subject to the provisions of Articles III and XIII hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation in the manner now or hereafter prescribed by statute, and, with the sole exception of those rights and powers conferred under Article IX hereof, all rights and powers conferred herein upon the shareholders, directors and officers, if any are granted subject to this reservation.
ARTICLE XIII
Any action required or permitted to be taken by shareholders of the Corporation may be taken only upon the vote of shareholders at an annual or special meeting of shareholders duly noticed and called in accordance with Florida Law, and no such action may be taken without a meeting by written consent of shareholders.

Appendix B — Article VI, Section 7 of Bylaws

ARTICLE VI
MISCELLANEOUS PROVISIONS

SECTION 7. Exclusive Forum: Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of Florida Law or the corporation’s Articles of Incorporation or bylaws (as either may be amended from time to time), or (d) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine shall be the Complex Litigation (Business Court) Subdivision (the “Business Court Subdivision”) of the Civil Division of the Ninth Judicial Circuit Court in and for Orange County, Florida (to the extent that the rules of the Business Court Subdivision allow for such case to be brought in such subdivision), or, to the extent that the Business Court Subdivision cannot or otherwise will not take such case, then the general civil division of the Ninth Judicial Circuit in and for Orange County, Florida (or, if no state court located within the State of Florida has jurisdiction, the federal district court for the Middle District of Florida).

B-1

Appendix C — Glossary of Terms

•
2002 Plan. The Darden Restaurants, Inc. 2002 Stock Incentive Plan, as amended, which provides for the grant of stock options, SARs, restricted stock, restricted stock units, performance awards and other stock and stock-based awards to employees, officers, consultants, advisors and non-employee directors.

•	2015 Plan. The Darden Restaurants, Inc. 2015 Omnibus Incentive Plan adopted by the Board in July 2015 and proposed to the shareholders for approval at the Annual Meeting.

•	Annual Meeting. The 2015 Annual Meeting of Shareholders to be held on September 17, 2015.

•	CEO. Our Chief Executive Officer.

•	CFO. Our Chief Financial Officer.

•	COO. Our Chief Operating Officer, a position which has now been eliminated.

•	Compensation Committee or Committee (when used in the Compensation Discussion and Analysis). The Compensation Committee of your Board of Directors.

•	Company. Darden Restaurants, Inc.

•	Director Compensation Plan. Compensation Plan for Non-Employee Directors.

•	Exchange Act. The Securities Exchange Act of 1934, as amended.

•	Executive officers. The most senior executives of the Company designated as our “executive officers” in our most recent Form 10-K and other securities filings.

•	MCAs. Management continuity agreements, which are limited to a change in control of the Company.

•	MIP. The Management and Professional Incentive Plan, which is our annual cash incentive plan; certain of our equity awards may be made subject to the MIP.

•	NEO. Named Executive Officer. Our officers who are named in the Summary Compensation Table, as required by SEC rules.

•	NYSE. The New York Stock Exchange.

•	PSUs. Performance Stock Units granted under our 2002 Plan.

•	S&P 500. A value weighted index of the prices of the common stock of 500 large companies, whose stock trades on either the NYSE or the NASDAQ.

•	SARs. Stock appreciation rights.

C-1

Appendix D — Darden Restaurants, Inc. 2015 Omnibus Incentive Plan

DARDEN RESTAURANTS, INC.
2015 OMNIBUS INCENTIVE PLAN

Page
1.PURPOSE    1
2.DEFINITIONS    1
3.ADMINISTRATION OF THE PLAN    8
3.1Committee    8
3.1.1Powers and Authorities    8
3.1.2Composition of the Committee    9
3.1.3Other Committees    9
3.1.4Delegation by Committee    9
3.2Board    10
3.3Terms of Awards    10
3.3.1Committee Authority    10
3.3.2Forfeiture; Recoupment    10
3.4No Repricing Without Stockholder Approval    11
3.5Deferral Arrangement    11
3.6Registration; Share Certificates    11
4.STOCK SUBJECT TO THE PLAN    11
4.1Number of Shares of Stock Available for Awards    11
4.2Adjustments in Authorized Shares of Stock    12
4.3Share Usage    12
5.TERM; AMENDMENT AND TERMINATION    12
5.1Term    12
5.2Amendment, Suspension, and Termination    13
6.AWARD ELIGIBILITY AND LIMITATIONS    13
6.1Eligible Grantees    13
6.2Limitation on Shares of Stock Subject to Awards and Cash Awards    13
6.3Stand-Alone, Additional, Tandem, and Substitute Awards    13
6.4Minimum Vesting Period    14
7.AWARD AGREEMENT    14
8.TERMS AND CONDITIONS OF OPTIONS    14
8.1Option Price    14
8.2Vesting and Exercisability    14
8.3Term    14
8.4Termination of Service    15
8.5Limitations on Exercise of Option    15
8.6Method of Exercise    15
8.7Rights of Holders of Options    15
8.8Delivery of Stock    15

8.9Transferability of Options    15
8.10Family Transfers    15
8.11Limitations on Incentive Stock Options    16
8.12Notice of Disqualifying Disposition    16
9.TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS    16
9.1Right to Payment and SAR Price    16
9.2Other Terms    16
9.3Term    16
9.4Rights of Holders of SARs    17
9.5Transferability of SARs    17
9.6Family Transfers    17
10.TERMS AND CONDITIONS OF RESTRICTED STOCK, RESTRICTED STOCK UNITS, AND DEFERRED STOCK UNITS    17
10.1Grant of Restricted Stock, Restricted Stock Units, and Deferred Stock Units    17
10.2Restrictions    17
10.3Registration; Restricted Stock Certificates    17
10.4Rights of Holders of Restricted Stock    18
10.5Rights of Holders of Restricted Stock Units and Deferred Stock Units    18
10.5.1Voting and Dividend Rights    18
10.5.2Creditor’s Rights    18
10.6Termination of Service    18
10.7Purchase of Restricted Stock and Shares of Stock Subject to Restricted Stock Units and Deferred Stock Units    19
10.8Delivery of Shares of Stock    19
11.TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY-BASED AWARDS    19
11.1Unrestricted Stock Awards    19
11.2Other Equity-Based Awards    19
12.TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS    20
12.1Dividend Equivalent Rights    20
12.2Termination of Service    20
13.TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS    20
13.1Grant of Performance-Based Awards    20
13.2Value of Performance-Based Awards    20
13.3Earning of Performance-Based Awards    21
13.4Form and Timing of Payment of Performance-Based Awards    21
13.5Performance Conditions    21
13.6Performance-Based Awards Granted to Designated Covered Employees    21
13.6.1Performance Goals Generally    21
13.6.2Timing For Establishing Performance Goals    21
13.6.3Payment of Awards; Other Terms    22
13.6.4Performance Measures    22
13.6.5Evaluation of Performance    24
13.6.6Adjustment of Performance-Based Compensation    24

13.6.7Committee Discretion    24
13.6.8Status of Awards Under Code Section 162(m)    25
14.FORMS OF PAYMENT    25
14.1General Rule    25
14.2Surrender of Shares of Stock    25
14.3Cashless Exercise    25
14.4Other Forms of Payment    25
15.REQUIREMENTS OF LAW    25
15.1General    25
15.2Rule 16b-3    26
16.EFFECT OF CHANGES IN CAPITALIZATION    26
16.1Changes in Stock    26
16.2Reorganization in Which the Company Is the Surviving Entity Which Does not Constitute a Change in Control    27
16.3Change in Control in which Awards are not Assumed    27
16.4Change in Control in which Awards are Assumed    28
16.5Adjustments    29
16.6No Limitations on Company    29
17.PARACHUTE LIMITATIONS    29
18.GENERAL PROVISIONS    30
18.1Disclaimer of Rights    30
18.2Nonexclusivity of the Plan    30
18.3Withholding Taxes    30
18.4Captions    31
18.5Construction    31
18.6Other Provisions    31
18.7Number and Gender    31
18.8Severability    31
18.9Governing Law    31
18.10Section 409A of the Code    31
18.11Limitation on Liability    32

DARDEN RESTAURANTS, INC.
2015 OMNIBUS INCENTIVE PLAN

1.	PURPOSE
The Plan is intended to (a) provide eligible individuals with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability and that will benefit its stockholders and other important stakeholders, including its employees and customers, and (b) provide a means of recruiting, rewarding, and retaining key personnel. To this end, the Plan provides for the grant of Awards of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Unrestricted Stock, Dividend Equivalent Rights, Performance Shares and other Performance-Based Awards, Other Equity-Based Awards, and cash bonus awards. Any of these Awards may, but need not, be made as performance incentives to reward the holders of such Awards for the achievement of performance goals in accordance with the terms of the Plan. Options granted under the Plan may be Nonqualified Stock Options or Incentive Stock Options, as provided herein.

2.	DEFINITIONS
For purposes of interpreting the Plan documents, including the Plan and Award Agreements, the following capitalized terms shall have the meanings specified below, unless the context clearly indicates otherwise:
2.1“Accounting Firm” shall mean a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm (with experience in performing the calculations regarding the applicability of Code Section 280G and of the tax imposed by Code Section 4999) selected by the Company immediately prior to a Change in Control.
2.2“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary. For purposes of grants of Options or Stock Appreciation Rights, an entity may not be considered an Affiliate unless the Company holds a Controlling Interest in such entity.
2.3“Applicable Laws” shall mean the legal requirements relating to the Plan and the Awards under (a) applicable provisions of the Code, the Securities Act, the Exchange Act, any rules or regulations thereunder, and any other laws, rules, regulations, and government orders of any jurisdiction applicable to the Company or its Affiliates, (b) applicable provisions of the corporate, securities, tax, and other laws, rules, regulations, and government orders of any jurisdiction applicable to Awards granted to residents thereof, and (c) the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.
2.4“Award” shall mean a grant under the Plan of an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Deferred Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, a Performance Share or other Performance-Based Award, an Other Equity-Based Award, or cash.
2.5“Award Agreement” shall mean the written agreement, in such written, electronic, or other form as determined by the Committee, between the Company and a Grantee that evidences and sets forth the terms and conditions of an Award.
2.6“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
2.7“Board” shall mean the Board of Directors of the Company.
2.8“Cause” shall have the meaning set forth in an applicable agreement between a Grantee and the Company or an Affiliate, and in the absence of any such agreement, shall mean, with respect to any Grantee and as determined by the Committee, (a) an act or acts of fraud or misappropriation on the Grantee’s part which result in or are intended to result in the Grantee’s personal enrichment at the expense of the Company and which constitute a criminal offense under state or federal laws, (ii) the Grantee’s continued failure to substantially perform the Grantee’s duties with the Company (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Grantee by the Committee, which demand specifically identifies the manner in which the Committee believes that the Grantee has not substantially performed the Grantee’s duties; (iii) the Grantee’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iv) the Grantee’s conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, theft or similar act that occurred during or in the course of the Grantee’s employment with the Company. For purposes of the Plan, an act, or failure to act, shall not be deemed to be “willful” unless it is done, or omitted to be done, by the Grantee in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company.
2.9“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Effective Date or issued thereafter, including, without limitation, all shares of Stock.
2.10“Change in Control” shall mean, subject to Section 18.10, the occurrence of any of the following:
(a)    Any individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent 30% or more of either (i) the then-outstanding shares of Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding Voting Stock of the Company (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2.10(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company or (D) any acquisition pursuant to a transaction that complies with Sections 2.10(b)(i), (ii) and (iii);
(b)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act) (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(c)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
The Board shall have full and final authority, in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.
2.11“Code” shall mean the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section shall be deemed to include, as applicable, regulations and guidance promulgated under such Code Section.
2.12“Committee” shall mean a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1.2 and Section 3.1.3 (or, if no Committee has been so designated, the Board).
2.13“Company” shall mean Darden Restaurants, Inc. and any successor thereto.
2.14“Controlling Interest” shall have the meaning set forth in Treasury Regulation Section 1.414(c)-2(b)(2)(i); provided that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) and (b) where a grant of Options or Stock Appreciation Rights is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).
2.15“Covered Employee” shall mean a Grantee who is, or could become, a “covered employee” within the meaning of Code Section 162(m)(3).
2.16“Deferred Stock Unit” shall mean a Restricted Stock Unit, the terms of which provide for delivery of the underlying shares of Stock, cash, or a combination thereof subsequent to the date of vesting, at a time or times consistent with the requirements of Code Section 409A.
2.17“Dividend Equivalent Right” shall mean a right, granted to a Grantee pursuant to Section 12, entitling the Grantee thereof to receive, or to receive credits for the future payment of, cash, Stock, other Awards, or other property equal in value to dividend payments or distributions, or other periodic payments, declared or paid with respect to a number of shares of Stock specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) as if such shares of Stock had been issued to and held by the Grantee of such Dividend Equivalent Right as of the record date.
2.18“Effective Date” shall mean September 17, 2015.
2.19“Employee” shall mean, as of any date of determination, an employee (including an officer) of the Company or an Affiliate.
2.20“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended, and any successor thereto.
2.21“Excise Tax” shall mean, collectively, (i) the tax imposed by Section 4999 of the Code, (ii) any similar tax imposed by state or local law, and (iii) any interest or penalties with respect to any tax described in clause (i) or (ii).
2.22“Fair Market Value” shall mean the fair market value of a share of Stock for purposes of the Plan, which shall be, as of any date of determination:

(a)    If on such date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another Securities Market, the Fair Market Value of a share of Stock shall be the closing price of the Stock as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the next preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.
(b)    If on such date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.
Notwithstanding this Section 2.22 or Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 18.3, the Fair Market Value will be determined by the Committee in good faith using any reasonable method as it deems appropriate, to be applied consistently with respect to Grantees; provided, further, that the Committee shall determine the Fair Market Value of shares of Stock for tax withholding obligations due in connection with sales, by or on behalf of a Grantee, of such shares of Stock subject to an Award to pay the Option Price, SAR Price, and/or any tax withholding obligation on the same date on which such shares may first be sold pursuant to the terms of the applicable Award Agreement (including broker-assisted cashless exercises of Options and Stock Appreciation Rights, as described in Section 14.3, and sell-to-cover transactions) in any manner consistent with applicable provisions of the Code, including but not limited to using the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date) as the Fair Market Value of such shares, so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.
2.23“Family Member” shall mean, with respect to any Grantee as of any date of determination, (a) a Person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such Grantee, (b) any Person sharing such Grantee’s household (other than a tenant or employee), (c) a trust in which any one or more of the Persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the beneficial interest, (d) a foundation in which any one or more of the Persons specified in clauses (a) and (b) above (and such Grantee) control the management of assets, and (e) any other entity in which one or more of the Persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the voting interests.
2.24“Grant Date” shall mean, as determined by the Committee, the latest to occur of (a) the date as of which the Committee approves the Award, (b) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof (e.g., in the case of a new hire, the first date on which such new hire performs any Service), or (c) such subsequent date specified by the Committee in the corporate action approving the Award.
2.25“Grantee” shall mean a Person who receives or holds an Award under the Plan.
2.26“Group” shall have the meaning set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.
2.27“Incentive Stock Option” shall mean an “incentive stock option” within the meaning of Code Section 422.
2.28“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Grantee’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Grantee certifies, in the Grantee’s sole discretion, as likely to apply to the Grantee in the relevant tax year(s).
2.29“Nonqualified Stock Option” shall mean an Option that is not an Incentive Stock Option.
2.30“Non-Employee Director” shall have the meaning set forth in Rule 16b-3 under the Exchange Act.
2.31“Officer” shall have the meaning set forth in Rule 16a-1(f) under the Exchange Act.
2.32“Option” shall mean an option to purchase one or more shares of Stock at a specified Option Price awarded to a Grantee pursuant to Section 8.
2.33“Option Price” shall mean the per share exercise price for shares of Stock subject to an Option.
2.34“Other Equity-Based Award” shall mean an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Stock, other than an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Deferred Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, or a Performance Share or other Performance-Based Award.
2.35“Outside Director” shall have the meaning set forth in Code Section 162(m)(4)(C)(i).
2.36“Reduced Amount” shall mean $1,000.00 less than the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to Section 17.
2.37“Performance-Based Award” shall mean an Award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Other Equity-Based Awards, or cash made subject to the achievement of performance goals (as provided in Section 13) over a Performance Period specified by the Committee.
2.38“Performance-Based Compensation” shall mean compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for Qualified Performance-Based Compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for Qualified Performance-Based Compensation does not constitute performance-based compensation for other purposes, including the purposes of Code Section 409A.
2.39“Performance Measures” shall mean measures as specified in Section 13.6.4 on which the performance goal or goals under Performance-Based Awards are based and which are approved by the Company’s stockholders pursuant to, and to the extent required by, the Plan in order to qualify such Performance-Based Awards as Performance-Based Compensation.
2.40“Performance Period” shall mean the period of time, up to ten (10) years, during or over which the performance goals under Performance-Based Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance-Based Awards.
2.41“Performance Shares” shall mean a Performance-Based Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Stock, made subject to the achievement of performance goals (as provided in Section 13) over a Performance Period of up to ten (10) years.
2.42“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

2.43“Plan” shall mean this Darden Restaurants, Inc. 2015 Omnibus Incentive Plan, as amended from time to time.
2.44“Prior Plan” shall mean the Darden Restaurants, Inc. 2002 Stock Incentive Plan, as amended from time to time.
2.45“Qualified Performance-Based Compensation” shall have the meaning set forth in Code Section 162(m).
2.46“Restricted Period” shall mean a period of time established by the Committee during which an Award of Restricted Stock, Restricted Stock Units, or Deferred Stock Units is subject to restrictions.
2.47“Restricted Stock” shall mean shares of Stock awarded to a Grantee pursuant to Section 10.
2.48“Restricted Stock Unit” shall mean a bookkeeping entry representing the equivalent of one (1) share of Stock awarded to a Grantee pursuant to Section 10 that may be settled, subject to the terms and conditions of the applicable Award Agreement, in shares of Stock, cash, or a combination thereof.
2.49“SAR Price” shall mean the per share exercise price of a SAR.
2.50“Securities Act” shall mean the Securities Act of 1933, as amended, as now in effect or as hereafter amended, and any successor thereto.
2.51“Securities Market” shall mean an established securities market.
2.52“Separation from Service” shall have the meaning set forth in Code Section 409A.
2.53“Service” shall mean service qualifying a Grantee as a Service Provider to the Company or an Affiliate. Unless otherwise provided in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, any determination by the Committee whether a termination of Service shall have occurred for purposes of the Plan shall be final, binding, and conclusive. If a Service Provider’s employment or other Service relationship is with an Affiliate and the applicable entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when such entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other Service relationship to the Company or any other Affiliate.
2.54“Service Provider” shall mean (a) an Employee or director of the Company or an Affiliate, or (b) a consultant or adviser to the Company or an Affiliate (i) who is a natural person, (ii) who is currently providing bona fide services to the Company or an Affiliate, and (iii) whose services are not in connection with the Company’s sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s Capital Stock.
2.55“Service Recipient Stock” shall have the meaning set forth in Code Section 409A.
2.56“Share Limit” shall have the meaning set forth in Section 4.1.
2.57“Short-Term Deferral Period” shall have the meaning set forth in Code Section 409A.
2.58“Stock” shall mean the common stock, without par value, of the Company, or any security into which shares of Stock may be changed or for which shares of Stock may be exchanged as provided in Section 16.1.
2.59“Stock Appreciation Right” or “SAR” shall mean a right granted to a Grantee pursuant to Section 9.

2.60“Stock Exchange” shall mean the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, or another established national or regional stock exchange.
2.61“Subsidiary” shall mean any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of Voting Stock. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America and (b) in the case of an Award of Options or Stock Appreciation Rights, such Award would be considered to be granted in respect of Service Recipient Stock under Code Section 409A.
2.62“Substitute Award” shall mean an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan of the Company, an Affiliate, or a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.
2.63“Ten Percent Stockholder” shall mean a natural Person who owns more than ten percent (10%) of the total combined voting power of all classes of Voting Stock of the Company, the Company’s parent (if any), or any of the Company’s Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.
2.64“Unrestricted Stock” shall mean Stock that is free of any restrictions.
2.65“Voting Stock” shall mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers, or other voting members of the governing body of such Person.

3.	ADMINISTRATION OF THE PLAN
3.1Committee.
3.1.1Powers and Authorities. The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s articles of incorporation and bylaws and Applicable Laws. Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award, or any Award Agreement and shall have full power and authority to take all such other actions and to make all such other determinations not inconsistent with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award, or any Award Agreement. All such actions and determinations shall be made by (a) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (b) the unanimous consent of the members of the Committee executed in writing or evidenced by electronic transmission in accordance with the Company’s articles of incorporation and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the Committee shall have the authority to interpret and construe all provisions of the Plan, any Award, and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee shall be final, binding, and conclusive on all Persons, whether or not expressly provided for in any provision of the Plan, such Award, or such Award Agreement.
In the event that the Plan, any Award, or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to such Committee.

3.1.2Composition of the Committee. The Committee shall be a committee composed of not fewer than two (2) directors of the Company designated by the Board to administer the Plan. Each member of the Committee shall be (a) a Non-Employee Director, (b) an Outside Director, and (c) an independent director in accordance with the rules of any Stock Exchange on which the Stock is listed; provided that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.
3.1.3Other Committees. The Board also may appoint one or more committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, which (a) may administer the Plan with respect to Grantees who are not Officers or directors of the Company, (b) may grant Awards under the Plan to such Grantees, and (c) may determine all terms of such Awards, in each case, excluding (for the avoidance of doubt) Performance-Based Awards intending to constitute Qualified Performance-Based Compensation and subject, if applicable, to the requirements of Rule 16b-3 under the Exchange Act and the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.
3.1.4Delegation by Committee. To the extent permitted by Applicable Laws, the Committee may, by resolution, delegate some or all of its authority with respect to the Plan and Awards to the Chief Executive Officer of the Company and/or any other officer of the Company designated by the Committee, provided that the Committee may not delegate its authority hereunder (a) to make Awards to directors of the Company, (b) to make Awards to Employees who are (i) Officers, (ii) Covered Employees, or (iii) officers of the Company who are delegated authority by the Committee pursuant to this Section 3.1.4, or (c) to interpret the Plan, any Award, or any Award Agreement. Any delegation hereunder will be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan will be construed as obligating the Committee to delegate authority to any officer of the Company, and the Committee may at any time rescind the authority delegated to an officer of the Company appointed hereunder and delegate authority to one or more other officers of the Company. At all times, an officer of the Company delegated authority pursuant to this Section 3.1.4 will serve in such capacity at the pleasure of the Committee. Any action undertaken by any such officer of the Company in accordance with the Committee’s delegation of authority will have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the “Committee” will, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to each such officer.
3.2Board. The Board, from time to time, may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s articles of incorporation and bylaws and Applicable Laws.
3.3Terms of Awards.
3.1.1Committee Authority. Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:
(a)designate Grantees;
(b)determine the type or types of Awards to be made to a Grantee;
(c)determine the number of shares of Stock to be subject to an Award or to which an Award relates;
(d)establish the terms and conditions of each Award (including the Option Price, the SAR Price, and the purchase price for applicable Awards; the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto; the treatment of an Award in the event of a Change in Control (subject to applicable agreements); and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);
(e)prescribe the form of each Award Agreement evidencing an Award;
(f)subject to the limitation on repricing in Section 3.4, amend, modify, or supplement the terms of any outstanding Award, which authority shall include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural Persons who are foreign nationals or are natural Persons who are employed outside the United States to reflect differences in local law, tax policy, or custom; provided that, notwithstanding the foregoing, no amendment, modification, or supplement of the terms of any outstanding Award shall, without the consent of the Grantee thereof, impair such Grantee’s rights under such Award; and
(g)make Substitute Awards.
3.3.2    Forfeiture; Recoupment. The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of, or in conflict with, any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of Employees or clients of the Company or an Affiliate, (d) confidentiality obligation with respect to the Company or an Affiliate, (e) Company or Affiliate policy or procedure, (f) other agreement, or (g) other obligation of such Grantee to the Company or an Affiliate, as and to the extent specified in such Award Agreement. If the Grantee of an outstanding Award is an Employee of the Company or an Affiliate and such Grantee’s Service is terminated for Cause, the Committee may annul such Grantee’s outstanding Award as of the date of the Grantee’s termination of Service for Cause.
Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company (x) to the extent set forth in this Plan or an Award Agreement or (y) to the extent the Grantee is, or in the future becomes, subject to (1) any Company or Affiliate “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Laws, or (2) any Applicable Laws which impose mandatory recoupment, under circumstances set forth in such Applicable Laws.
3.4No Repricing Without Stockholder Approval. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities, or other property), stock split, extraordinary dividend, recapitalization, Change in Control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock, or other securities or similar transaction), the Company may not: (a) amend the terms of outstanding Options or SARs to reduce the Option Price or SAR Price, as applicable, of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for or substitution of Options or SARs with an Option Price or SAR Price, as applicable, that is less than the Option Price or SAR Price, as applicable, of the original Options or SARs; or (c) cancel outstanding Options or SARs with an Option Price or SAR Price, as applicable, above the current Fair Market Value in exchange for cash or other securities, in each case, unless such action is subject to and approved by the Company's stockholders.
3.5Deferral Arrangement. The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Deferred Stock Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV); provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Any such deferrals shall be made in a manner that complies with Code Section 409A, including, if applicable, with respect to when a Separation from Service occurs.
3.6Registration; Share Certificates. Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates.

4.	STOCK SUBJECT TO THE PLAN
4.1    Number of Shares of Stock Available for Awards. Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 16, the maximum number of shares of Stock reserved for issuance under the Plan shall be equal to the sum of (i) nine hundred thousand (900,000) shares of Stock, plus (ii) the number of shares of Stock available for future awards under the Prior Plan as of the Effective Date, plus (iii) the number of shares of Stock related to awards outstanding under the Prior Plan as of the Effective Date that thereafter terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares of Stock (the “Share Limit”). Such shares of Stock may be authorized and unissued shares of Stock, treasury shares of Stock, or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the shares of Stock reserved and available for issuance under the Plan may be used for any type of Award under the Plan, and any or all of the shares of Stock reserved for issuance under the Plan shall be available for issuance pursuant to the Incentive Stock Options.
4.2    Adjustments in Authorized Shares of Stock. In connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan of another business entity that is a party to such transaction and to grant Substitute Awards under the Plan for such awards. The Share Limit pursuant to Section 4.1 shall be increased by the number of shares of Stock subject to any such assumed awards and Substitute Awards. Shares available for issuance under a stockholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.
4.3    Share Usage.
(a)    Shares of Stock covered by an Award shall be counted as used as of the Grant Date for purposes of calculating the number of shares of Stock available for issuance under Section 4.1.
(b)    Any shares of Stock that are subject to Awards, including shares of Stock acquired through dividend reinvestment pursuant to Section 10, will be counted against the Share Limit set forth in Section 4.1 as one (1) share of Stock for every one (1) share of Stock subject to an Award. The number of shares of Stock subject to an Award of SARs will be counted against the Share Limit set forth in Section 4.1 as one (1) share of Stock for every one (1) share of Stock subject to such Award regardless of the number of shares of Stock actually issued to settle such SARs upon the exercise of the SARs. The target number of shares issuable under a Performance Share grant shall be counted against the Share Limit set forth in Section 4.1 as of the Grant Date, but such number shall be adjusted to equal the actual number of shares issued upon settlement of the Performance Shares to the extent different from such target number of shares. Awards that do not entitle the Grantee thereof to receive or purchase shares of Stock and Awards that are settled in cash shall not be counted against the Share Limit set forth in Section 4.1.
(c)    If any shares of Stock covered by an Award are not purchased or are forfeited or expire or if an Award otherwise terminates without delivery of any Stock subject thereto or is settled in cash in lieu of shares, then the number of shares of Stock counted against the Share Limit with respect to such Award shall, to the extent of any such forfeiture, termination, expiration, or settlement, again be available for making Awards under the Plan.
(d)    The number of shares of Stock available for issuance under the Plan will not be increased by the number of shares of Stock (i) tendered, withheld, or subject to an Award granted under the Plan surrendered in connection with the purchase of shares of Stock upon exercise of an Option, (ii) that were not issued upon the net settlement or net exercise of a Stock-settled SAR granted under the Plan, (iii) deducted or delivered from payment of an Award granted under the Plan in connection with the Company’s tax withholding obligations as provided in Section 18.3, or (iv) purchased by the Company with proceeds from Option exercises.

5.	TERM; AMENDMENT AND TERMINATION
5.1    Term. The Plan shall become effective as of the Effective Date. The Plan shall terminate on the first to occur of (a) the tenth (10th) anniversary of the Effective Date, (b) the date determined in accordance with Section 5.2, and (c) the date determined in accordance with Section 16.3. Upon such termination of the Plan, all outstanding Awards shall continue to have full force and effect in accordance with the provisions of the terminated Plan and the applicable Award Agreement (or other documents evidencing such Awards).
5.2    Amendment, Suspension, and Termination. The Board may, at any time and from time to time, amend, suspend, or terminate the Plan; provided that, with respect to Awards theretofore granted under the Plan, no amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair the rights or obligations under any such Award. The effectiveness of any amendment to the Plan shall be contingent on approval of such amendment by the Company’s stockholders to the extent provided by the Board or required by Applicable Laws.

6.	AWARD ELIGIBILITY AND LIMITATIONS
6.1    Eligible Grantees. Subject to this Section 6, Awards may be made under the Plan to (a) any Service Provider, as the Committee shall determine and designate from time to time, and (b) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.
6.2    Limitation on Shares of Stock Subject to Awards and Cash Awards. During any time when the Company has any class of common equity securities registered under Section 12 of the Exchange Act, but subject to adjustment as provided in Section 16:
(a)The maximum number of shares of Stock that may be granted under the Plan, pursuant to Options or SARs, in a fiscal year to any Person eligible for an Award under Section 6.1, other than a Non-Employee Director of the Company, is one million (1,000,000) shares;
(b)The maximum number of shares of Stock that may be granted under the Plan, pursuant to Awards other than Options or SARs that are Stock-denominated and are either Stock- or cash-settled, in a fiscal year to any Person eligible for an Award under Section 6.1, other than a Non-Employee Director of the Company, is two hundred thousand (200,0000) shares;
(c)The maximum Fair Market Value of shares of Stock that may be granted under the Plan, pursuant to Awards, in a fiscal year to any Non-Employee Director of the Company is five hundred thousand dollars ($500,000); and
(d)The maximum amount that may be paid as a cash-denominated Performance-Based Award (whether or not cash-settled) for a Performance Period to any Person eligible for an Award under Section 6.1 shall be ten million dollars ($10,000,000).
6.3    Stand-Alone, Additional, Tandem, and Substitute Awards. Subject to Section 3.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, or (c) any other right of a Grantee to receive payment from the Company or an Affiliate. Such additional, tandem, exchange, or Substitute Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such exchange or Substitute Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or an Affiliate. Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.4, the Option Price of an Option or the SAR Price of a SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided that such Option Price or SAR Price is determined in accordance with the principles of Code Section 424 for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.
6.4    Minimum Vesting Period. Except with respect to a maximum of five percent (5%) of the Share Limit, as may be adjusted pursuant to Section 4.2, and except as otherwise provided in Section 16, no Award shall provide for vesting which is any more rapid than vesting on the one (1) year anniversary of the Grant Date or, with respect to Awards that vest upon the attainment of performance goals, a Performance Period that is less than twelve (12) months.

7.	AWARD AGREEMENT
Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, which shall be in such form or forms as the Committee shall from time to time determine. Award Agreements utilized under the Plan from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Nonqualified Stock Options or Incentive Stock Options, and, in the absence of such specification, such Options shall be deemed to constitute Nonqualified Stock Options. In the event of any inconsistency between the Plan and an Award Agreement, the provisions of the Plan shall control.

8.	TERMS AND CONDITIONS OF OPTIONS
8.1    Option Price. The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of one (1) share of Stock on the Grant Date; provided that, in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of one (1) share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of one (1) share of Stock.
8.2    Vesting and Exercisability. Subject to Sections 8.3 and 16.3, each Option granted under the Plan shall become vested and/or exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee, or otherwise in writing.
8.3    Term. Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, on the tenth (10th) anniversary of the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided that, in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the fifth (5th) anniversary of the Grant Date of such Option; and provided, further, that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy, or custom with respect to any Option granted to a Grantee who is a foreign national or is a natural Person who is employed outside the United States, such Option may terminate, and all rights to purchase shares of Stock thereunder may cease, upon the expiration of a period longer than ten (10) years from the Grant Date of such Option as the Committee shall determine.
8.4    Termination of Service. Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise such Option following termination of such Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.
8.5    Limitations on Exercise of Option. Notwithstanding any provision of the Plan to the contrary, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 16 which results in the termination of such Option.

8.6    Method of Exercise. Subject to the terms of Section 14 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which such Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised, plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.
8.7    Rights of Holders of Options. Unless otherwise stated in the applicable Award Agreement, a Grantee or other Person holding or exercising an Option shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option, to direct the voting of the shares of Stock subject to such Option, or to receive notice of any meeting of the Company’s stockholders) until the shares of Stock subject thereto are fully paid and issued to such Grantee or other Person. Except as provided in Section 16, no adjustment shall be made for dividends, distributions, or other rights with respect to any shares of Stock subject to an Option for which the record date is prior to the date of issuance of such shares of Stock.
8.8    Delivery of Stock. Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section 3.6.
8.9    Transferability of Options. Except as provided in Section 8.10, during the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.
8.10    Family Transfers. If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights, or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer. Subsequent transfers of transferred Options shall be prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The provisions of Section 8.4 relating to termination of Service shall continue to be applied with respect to the original Grantee of the Option, following which such Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.
8.11    Limitations on Incentive Stock Options. An Option shall constitute an Incentive Stock Option only (a) if the Grantee of such Option is an Employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement, and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed one hundred thousand dollars ($100,000). Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.
8.12    Notice of Disqualifying Disposition. If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition immediately but in no event later than ten (10) days thereafter.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS
9.1    Right to Payment and SAR Price. A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one (1) share of Stock on the date of exercise, over (b) the SAR Price as determined by the Committee. The Award Agreement for a SAR shall specify the SAR Price, which shall be no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award, or without regard to any Option or other Award; provided that a SAR that is granted in tandem with all or part of an Option will have the same term, and expire at the same time, as the related Option; provided, further, that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.
9.2    Other Terms. The Committee shall determine, on the Grant Date or thereafter, the time or times at which, and the circumstances under which, a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements); the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions; the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be granted in tandem or in combination with any other Award; and any and all other terms and conditions of any SAR.
9.3    Term. Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, on the tenth (10th) anniversary of the Grant Date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR.
9.4    Rights of Holders of SARs.Unless otherwise stated in the applicable Award Agreement, a Grantee or other Person holding or exercising a SAR shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock underlying such SAR, to direct the voting of the shares of Stock underlying such SAR, or to receive notice of any meeting of the Company’s stockholders) until the shares of Stock underlying such SAR, if any, are issued to such Grantee or other Person. Except as provided in Section 16, no adjustment shall be made for dividends, distributions, or other rights with respect to any shares of Stock underlying a SAR for which the record date is prior to the date of issuance of such shares of Stock, if any.
9.5    Transferability of SARs. Except as provided in Section 9.6, during the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR. Except as provided in Section 9.6, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.
9.6    Family Transfers. If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.6, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights, or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 9.6, any such SAR shall continue to be subject to the same terms and conditions as were in effect immediately prior to such transfer. Subsequent transfers of transferred SARs shall be prohibited except to Family Members of the original Grantee in accordance with this Section 9.6 or by will or the laws of descent and distribution.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK, RESTRICTED STOCK UNITS, AND DEFERRED STOCK UNITS
10.1    Grant of Restricted Stock, Restricted Stock Units, and Deferred Stock Units. Awards of Restricted Stock, Restricted Stock Units, and Deferred Stock Units may be made for consideration or for no consideration, other than the par value of the shares of Stock, which shall be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate.
10.2    Restrictions. At the time a grant of Restricted Stock, Restricted Stock Units, or Deferred Stock Units is made, the Committee may, in its sole discretion, (a) establish a Restricted Period applicable to such Restricted Stock, Restricted Stock Units, or Deferred Stock Units and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the achievement of corporate or individual performance goals, which may be applicable to all or any portion of such Restricted Stock, Restricted Stock Units, or Deferred Stock Units as provided in Section 13. Awards of Restricted Stock, Restricted Stock Units, and Deferred Stock Units may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.
10.3    Registration; Restricted Stock Certificates. Pursuant to Section 3.6, to the extent that ownership of Restricted Stock is evidenced by a book-entry registration or direct registration (including transaction advices), such registration shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement. Subject to Section 3.6 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock. The Committee may provide in an Award Agreement with respect to an Award of Restricted Stock that either (a) the Secretary of the Company shall hold such certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each certificate, or (b) such certificates shall be delivered to such Grantee, provided that such certificates shall bear legends that comply with Applicable Laws and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement.
10.4    Rights of Holders of Restricted Stock. Unless the Committee provides otherwise in an Award Agreement and subject to the restrictions set forth in the Plan, any applicable Company program, and the applicable Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividend payments or distributions declared or paid with respect to such shares of Restricted Stock. The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock that (a) any cash dividend payments or distributions paid on Restricted Stock shall be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions as applicable to such underlying shares of Restricted Stock or (b) any dividend payments or distributions declared or paid on shares of Restricted Stock shall only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to such shares of Restricted Stock. Dividend payments or distributions declared or paid on shares of Restricted Stock which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such shares of Restricted Stock are achieved, and if such performance goals are not achieved, the Grantee of such shares of Restricted Stock shall promptly forfeit and, to the extent already paid or distributed, repay to the Company such dividend payments or distributions. All stock dividend payments or distributions, if any, received by a Grantee with respect to shares of Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the same vesting conditions and restrictions as applicable to such underlying shares of Restricted Stock.
10.5    Rights of Holders of Restricted Stock Units and Deferred Stock Units.
10.5.1    Voting and Dividend Rights. Holders of Restricted Stock Units and Deferred Stock Units shall have no rights as stockholders of the Company (for example, the right to receive dividend payments or distributions attributable to the shares of Stock underlying such Restricted Stock Units and Deferred Stock Units, to direct the voting of the shares of Stock underlying such Restricted Stock Units and Deferred Stock Units, or to receive notice of any meeting of the Company’s stockholders).
10.5.2    Creditor’s Rights. A holder of Restricted Stock Units or Deferred Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Stock Units and Deferred Stock

Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award Agreement.
10.6    Termination of Service. Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, but prior to termination of the Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Stock, Restricted Stock Units, or Deferred Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of such Restricted Stock, Restricted Stock Units, or Deferred Stock Units, the Grantee thereof shall have no further rights with respect thereto, including any right to vote such Restricted Stock or any right to receive dividends or Dividend Equivalent Rights, as applicable, with respect to such Restricted Stock, Restricted Stock Units, or Deferred Stock Units.
10.7    Purchase of Restricted Stock and Shares of Stock Subject to Restricted Stock Units and Deferred Stock Units. The Grantee of an Award of Restricted Stock, vested Restricted Stock Units, or vested Deferred Stock Units shall be required, to the extent required by Applicable Laws, to purchase such Restricted Stock or the shares of Stock subject to such vested Restricted Stock Units or Deferred Stock Units from the Company at a purchase price equal to the greater of (x) the aggregate par value of the shares of Stock represented by such Restricted Stock or such vested Restricted Stock Units or Deferred Stock Units or (y) the purchase price, if any, specified in the Award Agreement relating to such Restricted Stock or such vested Restricted Stock Units or Deferred Stock Units. Such purchase price shall be payable in a form provided in Section 14 or, in the sole discretion of the Committee, in consideration for Service rendered or to be rendered by the Grantee to the Company or an Affiliate.
10.8    Delivery of Shares of Stock. Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, including, without limitation, any performance goals or delayed delivery period, the restrictions applicable to Restricted Stock, Restricted Stock Units, or Deferred Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.6, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Restricted Stock Unit or Deferred Stock Unit once the shares of Stock represented by such Restricted Stock Unit or Deferred Stock Unit have been delivered in accordance with this Section 10.8.

11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY-BASED AWARDS
11.1    Unrestricted Stock Awards. Subject to Section 6.4, the Committee may, in its sole discretion, grant (or sell at the par value of a share of Stock or at such other higher purchase price as shall be determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive shares of Unrestricted Stock under the Plan. Awards of Unrestricted Stock may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of Service rendered or, if so provided in the related Award Agreement or a separate agreement, to be rendered by the Grantee to the Company or an Affiliate or other valid consideration, in lieu of or in addition to any cash compensation due to such Grantee.
11.2    Other Equity-Based Awards. The Committee may, in its sole discretion, grant Awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this Section 11.2 may be granted with vesting, value, and/or payment contingent upon the achievement of one or more performance goals. The Committee shall determine the terms and conditions of Other Equity-Based Awards on the Grant Date or thereafter. Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, but prior to termination of the Grantee’s Service, upon the termination of the Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of any Other Equity-Based Award, the Grantee thereof shall have no further rights with respect to such Other Equity-Based Award.

12.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS
12.1    Dividend Equivalent Rights. A Dividend Equivalent Right may be granted hereunder, provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock or Awards, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment shall be at the Fair Market Value thereof on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash, shares of Stock, or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may (a) provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award or (b) contain terms and conditions which are different from the terms and conditions of such other Award, provided that Dividend Equivalent Rights credited pursuant to a Dividend Equivalent Right granted as a component of another Award which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such underlying Award are achieved, and if such performance goals are not achieved, the Grantee of such Dividend Equivalent Rights shall promptly forfeit and, to the extent already paid or distributed, repay to the Company payments or distributions made in connection with such Dividend Equivalent Rights.
12.2    Termination of Service. Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon such Grantee’s termination of Service for any reason.

13.	TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS
13.1    Grant of Performance-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance-Based Awards in such amounts and upon such terms as the Committee shall determine.
13.2    Value of Performance-Based Awards. Each grant of a Performance-Based Award shall have an initial cash value or an actual or target number of shares of Stock that is established by the Committee as of the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or number of shares of Stock subject to a Performance-Based Award that will be paid out to the Grantee thereof.
13.3    Earning of Performance-Based Awards. Subject to the terms of the Plan, in particular Section 13.6.3, after the applicable Performance Period has ended, the Grantee of a Performance-Based Award shall be entitled to receive a payout of the value earned under such Performance-Based Award by such Grantee over such Performance Period.
13.4    Form and Timing of Payment of Performance-Based Awards. Payment of the value earned under Performance-Based Awards shall be made, as determined by the Committee, in the form, at the time, and in the manner described in the applicable Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, (i) may pay the value earned under Performance-Based Awards in the form of cash, shares of Stock, other Awards, or a combination thereof, including shares of Stock and/or Awards that are subject to any restrictions deemed appropriate by the Committee, and (ii) shall pay the value earned under Performance-Based Awards at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals relating thereto have been achieved; provided that, unless specifically provided in the Award Agreement for such Performance-Based Awards, such payment shall occur no later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which such Performance Period ends.

13.5    Performance Conditions. The right of a Grantee to exercise or to receive a grant or settlement of any Performance-Based Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m) shall be exercised by the Committee and not by the Board.
13.6    Performance-Based Awards Granted to Designated Covered Employees. If and to the extent that the Committee determines that a Performance-Based Award to be granted to a Grantee should constitute Qualified Performance-Based Compensation for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Performance-Based Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 13.6.
13.6.1    Performance Goals Generally. The performance goals for Performance-Based Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 13.6. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards shall be granted, exercised, and/or settled upon achievement of any single performance goal or of two (2) or more performance goals. Performance goals may differ for Performance-Based Awards granted to any one Grantee or to different Grantees.
13.6.2    Timing For Establishing Performance Goals. Performance goals for any Performance-Based Award shall be established not later than the earlier of (a) ninety (90) days after the beginning of any Performance Period applicable to such Performance-Based Award, and (b) the date on which twenty-five percent (25%) of any Performance Period applicable to such Performance-Based Award has expired, or at such other date as may be required or permitted for compensation payable to a Covered Employee to constitute Performance-Based Compensation.
13.6.3    Payment of Awards; Other Terms. Payment of Performance-Based Awards shall be in cash, shares of Stock, other Awards, or a combination thereof, including shares of Stock and/or Awards that are subject to any restrictions deemed appropriate by the Committee, in each case as determined in the sole discretion of the Committee. The Committee may, in its sole discretion, reduce the amount of a payment otherwise to be made in connection with such Performance-Based Awards. The Committee shall specify the circumstances in which such Performance-Based Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a Performance Period or settlement of such Performance-Based Awards. In the event payment of the Performance-Based Award is made in the form of another Award subject to Service-based vesting, the Committee shall specify the circumstances in which the payment Award will be paid or forfeited in the event of a termination of Service.
13.6.4    Performance Measures. The performance goals upon which the vesting or payment of a Performance-Based Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be conditioned shall be limited to the following Performance Measures, with or without adjustment (including pro forma adjustments):
(a)net earnings or net income;
(b)operating earnings;
(c)pretax earnings;
(d)earnings per share;
(e)share price, including growth measures and total stockholder return;
(f)new unit growth;

(g)new unit return on investment;
(h)earnings before interest and taxes;
(i)earnings before interest, taxes, depreciation, and/or amortization;
(j)earnings before interest, taxes, depreciation, and/or amortization as adjusted to exclude any one or more of the following:
rent costs;
    stock-based compensation expense;
    income from discontinued operations;
gain on cancellation of debt;
    debt extinguishment and related costs;
restructuring, separation, and/or integration charges and costs;
    reorganization and/or recapitalization charges and costs;
impairment charges;
merger-related events;
    gain or loss related to investments;
sales and use tax settlements; and
    gain on non-monetary transactions;
(k)sales or revenue growth or targets, whether in general or by type of product, service, or customer;
(l)gross or operating margins;
(m)return measures, including return on assets, capital, investment, equity, sales, or revenue;
(n)cash flow, including:
operating cash flow;

free cash flow, defined as earnings before interest, taxes, depreciation, and/or amortization (as adjusted to exclude any one or more of the items that may be excluded pursuant to the Performance Measure specified in clause (h) above) less capital expenditures;

levered free cash flow, defined as free cash flow less interest expense;
    cash flow return on equity; and
cash flow return on investment;

(o)productivity ratios;
(p)costs, reductions in cost, and cost control measures;
(q)expense targets;
(r)market or market segment share or penetration;
(s)financial ratios as provided in credit agreements of the Company and its subsidiaries;
(t)working capital targets;
(u)completion of acquisitions of businesses or companies;
(v)completion of divestitures and asset sales;
(w)regulatory achievements or compliance;
(x)customer satisfaction measurements;
(y)execution of contractual arrangements or satisfaction of contractual requirements or milestones;
(z)product development achievements; and
(aa)any combination of the foregoing business criteria.
Performance under any of the foregoing Performance Measures (a) may be used to measure the performance of (i) the Company, its Subsidiaries, and other Affiliates as a whole, (ii) the Company, any Subsidiary, any other Affiliate, or any combination thereof, or (iii) any one or more business units or operating segments of the Company, any Subsidiary, and/or any other Affiliate, in each case as the Committee, in its sole discretion, deems appropriate, (b) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate, and (c) may be stated as a combination of one or more Performance Measures, and on an absolute or relative basis. In addition, the Committee, in its sole discretion, may select performance under the Performance Measure specified in clause (e) above for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee shall also have the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 13.
13.6.5    Evaluation of Performance. The Committee may provide in any Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claims, judgments, or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization or restructuring events or programs; (e) extraordinary, non-core, non-operating, or non-recurring items; (f) acquisitions or divestitures; (g) foreign exchange gains and losses; (h) impact of shares of Stock purchased through share repurchase programs; (i) tax valuation allowance reversals; (j) impairment expense; and (k) environmental expense. To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to qualify as Performance-Based Compensation, such inclusions or exclusions shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.
13.6.6    Adjustment of Performance-Based Compensation. The Committee shall have the sole discretion to adjust Awards that are intended to qualify as Performance-Based Compensation, either on a formula or discretionary basis, or on any combination thereof, as the Committee determines consistent with the requirements of Code Section 162(m) for deductibility.

13.6.7    Committee Discretion. In the event that Applicable Laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval, provided that the exercise of such discretion shall not be inconsistent with the requirements of Code Section 162(m). In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 13.6.4.
13.6.8    Status of Awards Under Code Section 162(m). It is the intent of the Company that Performance-Based Awards under Section 13.6 granted to Grantees who are designated by the Committee as likely to be Covered Employees shall, if so designated by the Committee, constitute Qualified Performance-Based Compensation. Accordingly, the terms of Section 13.6, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m). If any provision of the Plan, the applicable Award Agreement, or any other agreement relating to any such Performance-Based Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

14.	FORMS OF PAYMENT
14.1    General Rule. Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units shall be made in cash or in cash equivalents acceptable to the Company.
14.2    Surrender of Shares of Stock. To the extent that the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price or purchase price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.
14.3    Cashless Exercise. To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and/or any withholding taxes described in Section 18.3.
14.4    Other Forms of Payment. To the extent that the applicable Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the purchase price, if any, for Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units may be made in any other form that is consistent with Applicable Laws, including (a) with respect to Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units only, Service rendered or to be rendered by the Grantee thereof to the Company or an Affiliate and (b) with the consent of the Company, by withholding the number of shares of Stock that would otherwise vest or be issuable in an amount equal in value to the Option Price or purchase price and/or the required tax withholding amount.

15.	REQUIREMENTS OF LAW
15.1    General. The Company shall not be required to offer, sell, or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option, a SAR, or otherwise, if the offer, sale, or issuance of such shares of Stock would constitute a violation by the Grantee, the Company, an Affiliate, or any other Person of any provision of the Company’s articles of incorporation or bylaws or of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration, or qualification of any shares of Stock subject to an Award upon any Stock Exchange or Securities Market or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, sale, issuance, or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, sold, or issued to the Grantee or any other Person under such Award, whether pursuant to the exercise of an Option, a SAR, or otherwise, unless such listing, registration, or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell, or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other Person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination by the Committee in connection with the foregoing shall be final, binding, and conclusive. The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.
15.2    Rule 16b-3. During any time when the Company has any class of common equity securities registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee and shall not affect the validity of the Plan. In the event that such Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

16.	EFFECT OF CHANGES IN CAPITALIZATION
16.1    Changes in Stock. If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of Capital Stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares of Capital Stock for which grants of Options and other Awards may be made under the Plan, including the Share Limit set forth in Section 4.1 and the individual share limitations set forth in Section 6.2, shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares of Capital Stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee constituted pursuant to Section 3.1.2 shall, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of shares of Capital Stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding SARs as required to reflect such distribution.

16.2    Reorganization in Which the Company Is the Surviving Entity Which Does not Constitute a Change in Control. Subject to Section 16.3, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Award theretofore granted pursuant to the Plan shall pertain to and apply to the Capital Stock to which a holder of the number of shares of Stock subject to such Award would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Price of any outstanding Option or SAR so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Stock remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, any restrictions applicable to such Award shall apply as well to any replacement shares of Capital Stock subject to such Award, or received by the Grantee, as a result of such reorganization, merger, or consolidation. In the event of any reorganization, merger, or consolidation of the Company referred to in this Section 16.2, Performance-Based Awards shall be adjusted (including any adjustment to the Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the Capital Stock that a holder of the number of shares of Stock subject to the Performance-Based Awards would have been entitled to receive immediately following such reorganization, merger, or consolidation.
16.3    Change in Control in which Awards are not Assumed. Except as otherwise provided in the applicable Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are not being assumed or continued, the following provisions shall apply to such Award, to the extent not assumed or continued:
(a)Immediately prior to the occurrence of such Change in Control, in each case with the exception of Performance-Based Awards, all outstanding shares of Restricted Stock, and all Restricted Stock Units, Deferred Stock Units, and Dividend Equivalent Rights shall be deemed to have vested, and all shares of Stock and/or cash subject to such Awards shall be delivered; and one or both of the two (2) actions described below in Sections 16.3(a)(i) and (ii) shall be taken:
(i)At least fifteen (15) days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days. Any exercise of an Option or SAR during this fifteen (15)-day period shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and upon consummation of such Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate, with or without consideration (including, without limitation, consideration in accordance with clause (ii) below) as determined by the Committee in its sole discretion. The Committee shall send notice of an event that shall result in such a termination to all Persons who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders.
(ii)The Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, and/or Dividend Equivalent Rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or Capital Stock having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock, Restricted Stock Units, Deferred Stock Units, and Dividend Equivalent Rights (for shares of Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to such Options or SARs multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (y) the Option Price or SAR Price applicable to such Options or SARs. For the avoidance of doubt, if the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction is equal to or less than the Option Price or SAR Price applicable to a given Option or SAR, then such Option or SAR may be cancelled without payment therefore.

(b)Performance-Based Awards shall be treated as though target performance has been achieved. After application of this Section 16.3(b), if any Awards arise from application of this Section 16, such Awards shall be settled under the applicable provision of Section 16.3(a).
(c)Other Equity-Based Awards shall be governed by the terms of the applicable Award Agreement.
16.4    Change in Control in which Awards are Assumed. Except as otherwise provided in the applicable Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are being assumed or continued, the following provisions shall apply to such Award, to the extent assumed or continued:
The Plan and the Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Dividend Equivalent Rights, and Other Equity-Based Awards granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Dividend Equivalent Rights, and Other Equity-Based Awards, or for the substitution for such Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Dividend Equivalent Rights, and Other Equity-Based Awards of new stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, dividend equivalent rights, and other equity-based awards relating to the Capital Stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices of options and stock appreciation rights.
16.5    Adjustments. Adjustments under this Section 16 related to shares of Stock or other Capital Stock of the Company shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the applicable Award Agreement as of the Grant Date, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in Sections 16.1, 16.2, 16.3, and 16.4. This Section 16 shall not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of a change in control event involving the Company that is not a Change in Control.
16.6    No Limitations on Company. The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or to engage in any other transaction or activity.

17.	PARACHUTE LIMITATIONS
The provisions of this Section 17 shall apply to all Grantees, unless, with respect to a Grantee, there is a conflict between the provisions of this Section 17 and the provisions set forth in an agreement between the Grantee and the Company or an Affiliate, in which case the provisions of such agreement shall apply to such Grantee. Each Grantee shall bear all expense of, and be solely responsible for, any Excise Tax imposed on the Grantee; provided, however, in the event that the Accounting Firm shall determine that receipt of all payments or distributions in the nature of compensation to or for the benefit of the Grantee, whether paid or payable pursuant to the Plan or otherwise (the “Payments”) would subject the Grantee to tax under Section 4999 of the Code, the Accounting Firm shall determine whether the Payments shall be reduced (but not below zero) to meet the definition of Reduced Amount. The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Net After-Tax Receipt of unreduced aggregate Payments would be equal to or less than one-hundred ten percent (110%) of the Net After-Tax Receipt of the aggregate Payments if the Payments were reduced to the Reduced Amount.
If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Grantee notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 17 shall be binding upon the Company and the Grantee and shall be made as soon as reasonably practicable and in no event later than five (5) business days following the effective date of the applicable Change in Control, or such later date on which there has been a Payment. The reduction of the Payments, if applicable, shall be made in the order that would provide the Grantee with the largest amount of after-tax proceeds (with such order, to the extent permitted by Code Sections 280G and 409A designated by the Grantee, or otherwise determined by the Accounting Firm). All fees and expenses of the Accounting Firm in implementing the provisions of this Section 17 shall be borne by the Company.
As a result of the uncertainty in the application of Section 4999 of the Code, at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts shall have been paid or distributed by the Company to or for the benefit of the Grantee pursuant to the Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which shall have not been paid or distributed by the Company to or for the benefit of the Grantee pursuant to the Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Grantee which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Grantee shall pay any such Overpayment to the Company, without interest; provided, however, that no amount shall be payable by the Grantee to the Company if and to the extent such payment would not either reduce the amount on which the Grantee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Grantee, without interest.
The Company and the Grantee shall provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 17. For purposes of making the calculations required by this Section 17, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.

18.	GENERAL PROVISIONS
18.1    Disclaimer of Rights. No provision in the Plan, any Award, or any Award Agreement shall be construed (a) to confer upon any individual the right to remain in the Service of the Company or an Affiliate, (b) to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any Person at any time, or (c) to terminate any Service or other relationship between any Person and the Company or an Affiliate. In addition, notwithstanding any provision of the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein. The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.
18.2    Nonexclusivity of the Plan. Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board or the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board or the Committee in their discretion determine desirable.
18.3    Withholding Taxes. The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by Applicable Laws to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to any other Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (b) by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee. The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy such Grantee’s withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state, or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state, or local taxing authority with respect to such exercise, vesting, lapse of restrictions, or payment of shares of Stock, or such greater amount as may be permitted under applicable accounting standards.
18.4    Captions. The use of captions in the Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.
18.5    Construction. Unless the context otherwise requires, all references in the Plan to “including” shall mean “including without limitation.”
18.6    Other Provisions. Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.
18.7    Number and Gender. With respect to words used in the Plan, the singular form shall include the plural form, and the masculine gender shall include the feminine gender, as the context requires.
18.8    Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
18.9    Governing Law. The validity and construction of the Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.
18.10    Section 409A of the Code. The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan will be interpreted and administered to be in compliance with Code Section 409A. Any payments described in the Plan that are due within the Short-Term Deferral Period will not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding any provision of the Plan to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the Grantee’s Separation from Service will instead be paid on the first payroll date after the six (6)-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier).
Furthermore, notwithstanding anything in the Plan to the contrary, in the case of an Award that is characterized as deferred compensation under Code Section 409A, and pursuant to which settlement and delivery of the cash or shares of Stock subject to the Award is triggered based on a Change in Control, in no event will a Change in Control be deemed to have occurred for purposes of such settlement and delivery of cash or shares of Stock if the transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). If an Award characterized as deferred compensation under Code Section 409A is not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery shall occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Code Section 409A. No provision of this paragraph shall in any way affect the determination of a Change in Control for purposes of vesting in an Award that is characterized as deferred compensation under Code Section 409A.
Notwithstanding the foregoing, neither the Company nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Code Section 409A, and neither the Company or an Affiliate nor the Board or the Committee will have any liability to any Grantee for such tax or penalty.
18.11    Limitation on Liability. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Award Agreement. Notwithstanding any provision of the Plan to the contrary, neither the Company, an Affiliate, the Board, the Committee, nor any person acting on behalf of the Company, an Affiliate, the Board, or the Committee will be liable to any Grantee or to the estate or beneficiary of any Grantee or to any other holder of an Award under the Plan by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Code Section 422 or Code Section 409A or by reason of Code Section 4999, or otherwise asserted with respect to the Award; provided, that this Section 18.11 shall not affect any of the rights or obligations set forth in an applicable agreement between the Grantee and the Company or an Affiliate.

To record adoption of the Plan by the Board as of [_____________] and approval of the Plan by the Company’s stockholder as of [_____________], the Company has caused its authorized officer to execute the Plan.

DARDEN RESTAURANTS, INC.

By:
Name:
Title:

DARDEN

1000 DARDEN CENTER DRIVE
ORLANDO, FL 32837

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until **11:59** p.m. EDT on [ ], 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Darden Restaurants, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-**690-6903**
Use any touch-tone telephone to transmit your voting instructions until **11:59** p.m. EDT on [ ], 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Darden Restaurants, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M95171-P68467 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DARDEN RESTAURANTS, INC.

The Board of Directors recommends you vote "FOR ALL" on proposal 1.

	For All	Withhold All	For All Except
1. To elect a full Board of 12 directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The 12 director nominees are as follows:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Margaret Shân Atkins
02) Jean M. Birch
03) Bradley D. Blum
04) James P. Fogarty
05) Cynthia T. Jamison
06) Eugene (Gene) I. Lee, Jr.
07) William H. Lenehan
08) Lionel L. Nowell, III
09) William S. Simon
10) Jeffrey C. Smith
11) Charles (Chuck) M. Sonsteby
12) Alan N. Stillman

The Board of Directors recommends you vote "FOR" proposals 2, 3, 4, 5, 6, 7, 8 and 9.

The Board of Directors recommends you vote "AGAINST" proposal 10.

	For	Against	Abstain
10. To vote on a shareholder proposal regarding lobbying disclosure described in the accompanying proxy statement, if properly presented at the meeting.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

This proxy is solicited on behalf of the Board of Directors of Darden Restaurants, Inc. If this signed card contains no specific voting instructions, the shares will be voted with the Board's recommendations.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

M95172-P68467

DARDEN RESTAURANTS, INC. Annual Meeting of Shareholders
[ ], 2015, 10:00 AM (EDT)
This proxy is solicited by the Board of Directors

This proxy is solicited by the Board of Directors for use at the Annual Meeting on [ ], 2015.

The undersigned hereby appoints Ricardo Cardenas, Anthony G. Morrow, and Bruce A. Brown, and each of them, as proxies, with full power of substitution, to vote all common shares which the undersigned has power to vote at the 2015 Annual Meeting of Shareholders of Darden Restaurants, Inc. at Rosen Shingle Creek, 9939 Universal Blvd., Orlando, FL 32819, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized, in their discretion, to vote upon such other business as may properly come before the meeting.

If no choice is specified, the proxy will be voted "FOR" proposals 1, 2, 3, 4, 5, 6, 7, 8 and 9. If no choice is specified, the proxy will be voted "AGAINST" proposal 10.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE